UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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permitted	by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

ORBCOMM Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 18, 2016

Dear Shareholder:

You are cordially invited to attend our 2016 Annual Meeting of Shareholders.

We will hold the Annual Meeting at our corporate headquarters located at 395 W. Passaic Street, Third Floor, Rochelle Park, NJ 07662, on Wednesday, April 20, 2016, at 8:00 a.m., local time. At the meeting we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of two directors, ratify the selection of Grant Thornton LLP as our independent registered public accounting firm, approve the adoption of the 2016 Long-Term Incentives Plan, approve the adoption of the 2016 Employee Stock Purchase Plan and cast an advisory vote to approve the Company’s executive compensation, as well as to transact such other business as may properly come before the meeting. Shareholders will then have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

Your vote is important no matter how many or how few shares you own. Whether or not you plan to attend the meeting, please vote via the Internet, by telephone or by returning your proxy card as soon as possible.

Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring a copy of a brokerage statement showing your ownership as of the March 4, 2016 record date.

We are providing you the Proxy Statement for our 2016 Annual Meeting of Shareholders and our 2015 Annual Report on Form 10-K. You may also access these materials via the Internet at www.edocumentview.com/orbc. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Jerome B. Eisenberg
Chairman of the Board

ORBCOMM Inc.

395 West Passaic Street, Third Floor

Rochelle Park, New Jersey 07662

Notice of 2016 Annual Meeting of Shareholders

To the Shareholders of ORBCOMM Inc.:

The 2016 Annual Meeting of Shareholders of ORBCOMM Inc. will be held at our corporate headquarters located at 395 W. Passaic Street, Third Floor, Rochelle Park, NJ 07662, on Wednesday, April 20, 2016, at 8:00 a.m., local time, for the following purposes:

(a) to elect two members to our board of directors with terms expiring at the Annual Meeting in 2019;

(b) to ratify the appointment by the Audit Committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016;

(c) to consider and vote upon a proposal to adopt our 2016 Long-Term Incentives Plan;

(d) to consider and vote upon a proposal to adopt our 2016 Employee Stock Purchase Plan; and

(e) to cast an advisory vote to approve the Company’s executive compensation.

Only shareholders of record at the close of business on March 4, 2016 will be entitled to notice of, and to vote at, the 2016 Annual Meeting and any postponements, adjournments or delays thereof. A list of such shareholders will be available for inspection by any shareholder at the 2016 Annual Meeting and at the offices of the Company at 395 West Passaic Street, Third Floor, Rochelle Park, New Jersey 07662, for at least ten (10) days prior to the 2016 Annual Meeting.

Shareholders are requested to submit a proxy for voting at the 2016 Annual Meeting over the Internet, by telephone or by completing, signing, dating and returning a proxy card in the enclosed postage-paid envelope as promptly as possible. Submitting your vote via the Internet, by telephone or by returning a proxy card will not affect your right to vote in person should you decide to attend the 2016 Annual Meeting.

By order of the Board of Directors,

Christian G. Le Brun
Secretary

March 18, 2016

ORBCOMM Inc.

Proxy Statement for the 2016 Annual Meeting

ORBCOMM Inc.

Proxy Statement

2016 ANNUAL MEETING

The enclosed proxy is solicited by the board of directors of ORBCOMM Inc. for use in voting at the 2016 Annual Meeting of Shareholders of ORBCOMM Inc. to be held on April 20, 2016, and any postponements, adjournments or delays thereof (the “Annual Meeting” or the “2016 Annual Meeting”), for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Shareholders. This proxy statement and the proxy are first being sent to shareholders and being made available on the Internet (www.edocumentview.com/orbc) on or about March 18, 2016. We will refer to our company in this proxy statement as “we”, “us”, the “Company” or “ORBCOMM”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What am I Voting On at the Annual Meeting?

You will be voting on the following:

•	The election of two members of our board of directors;

•	The ratification of the appointment of Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

•	A proposal to adopt our 2016 Long-Term Incentives Plan;

•	A proposal to adopt our 2016 Employee Stock Purchase Plan; and

•	An advisory vote to approve the Company’s executive compensation.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the Company’s common stock and Series A convertible preferred stock at the close of business on March 4, 2016, the record date for the meeting, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of our common stock and 1.66611 votes for each share of Series A convertible preferred stock, in each case held on the record date. There is no cumulative voting. On March 4, 2016, the record date for the Annual Meeting, there were 70,794,308 shares of our common stock and 35,759 shares of our Series A convertible preferred stock outstanding and entitled to vote.

Who may Attend the Annual Meeting?

All shareholders as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker, bank or other nominee in “street name”, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting. If you want directions to the Annual Meeting, they can be obtained by contacting Chris Moore at (703) 433-6403.

How Do I Vote My Shares?

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares right away. Voting now will not affect your right to attend or your ability to vote at the Annual Meeting.

If you are a registered shareholder (that is, your shares are registered directly in your name through our stock transfer agent, Computershare, or you have stock certificates), you may vote:

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By mail.    Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

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By Internet or telephone.    Registered shareholders may vote on the Internet at www.envisionreports.com/orbc by following the instructions on your screen, or by telephone by dialing 1-800-652-VOTE (8683). Please have your proxy card ready when voting by Internet or telephone.

•	In person at the meeting. If you attend the meeting you may deliver your proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (that is, held through a brokerage firm, bank, broker-dealer or other similar organization or nominee), you must provide the brokerage firm, bank, broker-dealer or other similar organization or nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

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By Internet or telephone.     Street name holders may vote on the Internet at www.envisionreports.com/orbc and following the instructions on your screen, or by telephone by dialing 1-800-652-VOTE (8683). Please have your proxy card ready when voting by Internet or telephone.

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In person at the meeting.     Contact the broker or other nominee who holds your shares to obtain a “legal” proxy from the broker or other nominee and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a legal proxy from your broker. You will also need to sign a ballot in order to have your vote counted.

If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please sign, date and return the proxy card for each account. You should vote all of your shares of common stock.

How Will My Proxy Be Voted?

If you use the telephone or Internet voting procedures or duly complete, sign and return a proxy card to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our board of directors: “FOR” the election of the nominees for directors set forth herein, “FOR” ratification of the appointment of the independent registered public accounting firm, “FOR” approval of the adoption of the 2016 Long-Term Incentives Plan, “FOR” the approval of the adoption of the 2016 Employee Stock Purchase Plan and “FOR” approval of the executive compensation. In addition, if other matters come before the Annual Meeting, the persons named as proxies in the proxy card will vote in accordance with their best judgment with respect to such matters.

Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the Annual Meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.

If My Shares Are Held in “Street Name,” How Will My Broker Vote?

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (that is, your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors (Proposal 1), adoption of the 2016 Long-Term Incentives Plan (Proposal 3), adoption of the 2016 Employee Stock Purchase Plan (Proposal 4) or the advisory vote to approve executive compensation (Proposal 5), but may vote your shares in its discretion with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal 2). We urge you to instruct your broker or other nominee how to vote your shares by following those instructions.

May I Revoke My Proxy?

For shareholders of record, whether you vote via the Internet, by telephone or by mail, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Company so long as it is received prior to the Annual Meeting;

•	casting a later vote using the telephone or Internet voting procedures;

•	submitting a properly signed proxy card with a later date so long as it is received prior to the Annual Meeting; or

•	voting in person at the Annual Meeting.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareholders, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy instructions and cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

How Many Votes are Needed to Approve a Proposal?

Election of Directors (Proposal 1).     Directors are elected by a plurality of votes cast. This means that the two nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock and Series A convertible preferred stock entitled to vote at the meeting, a quorum being present, will become directors.

Selection of our Independent Registered Public Accounting Firm (Proposal 2); Adoption of the 2016 Long-Term Incentives Plan (Proposal 3); Adoption of the 2016 Employee Stock Purchase Plan (Proposal 4); Advisory Vote to Approve Executive Compensation (Proposal 5).    An affirmative vote of the holders of a majority of the voting power of our common stock and Series A convertible preferred stock present in person or represented by proxy and entitled to vote on the matter, a quorum being present, is necessary to (1) ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, (2) adopt our 2016 Long-Term Incentives Plan, (3) adopt our 2016 Employee Stock Purchase Plan and (4) approve our executive compensation.

What Constitutes a Quorum for the Meeting?

The presence in person or by proxy of a majority of the votes represented by shares of our common stock and Series A convertible preferred stock, considered together as a single class, outstanding on the record date is required for a quorum. As of March 4, 2016, there were 70,830,067 votes represented by outstanding shares of our common stock and Series A convertible preferred stock.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareholders vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approving Proposals 2, 3, 4 and 5. The shares of a shareholder who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a matter will be counted for purposes of determining whether a quorum is present at the meeting. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting has no effect in the election of directors, but has the same legal effect as a vote “against” Proposals 2, 3, 4 and 5. A broker non-vote on a matter is not deemed to be present or represented by proxy for purposes of determining whether shareholder approval of the matter is obtained and has no effect in the election of directors or on Proposal 2, 3, 4 or 5.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 20, 2016.

The proxy statement and annual report to stockholders are available at: www.edocumentview.com/orbc

ELECTION OF DIRECTORS (PROPOSAL 1)

Our Restated Certificate of Incorporation provides that the board of directors will consist of three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. One class of directors is elected each year with terms extending to the third annual meeting after such election.

The terms of the two directors in Class I expire at the 2016 Annual Meeting. The board has designated Didier Delepine and Gary H. Ritondaro, upon the recommendation of the Nominating and Corporate Governance Committee, as nominees for election as directors at the 2016 Annual Meeting with terms expiring at the 2019 Annual Meeting of Shareholders. There are seven directors, consisting of two Class I directors, three Class II directors and two Class III directors.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the two nominees specified in “Class I — Nominees for Election as Directors with Terms Expiring in 2019” below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee as selected by the board of directors, and the Company will provide shareholders with the required biographical information of such substitute nominee in advance of the meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting and entitled to vote is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” do not have the authority to vote on the election of directors when they do not receive instructions from beneficial owners. Accordingly, a broker non-vote will not be counted as a vote to elect directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

For each director nominee and each continuing director, we have stated the nominee’s or continuing director’s name, age and principal occupation; his position, if any, with the Company; his period of service as a director of the Company; his business experience for at least the past five years; other directorships held; and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to conclude that the person should serve as a director of the Company. Each nominee for director has consented to being named in this proxy statement and to serve as a director if elected.

Class I — Nominees for Election as Directors With Terms Expiring at the 2019 Annual Meeting

Didier Delepine	Director Since May 2007	Age 68

Mr. Delepine is currently Chairman of the Board of OneAccess S.A. Mr. Delepine served as President and Chief Executive Officer of Equant (now Orange Business Services) (global data networking and managed communications) from 1998 to 2003. From 1995 to 1998, Mr. Delepine served as President and Chief Executive Officer of Equant’s network services division and as Chairman and President of Equant’s Integration Services division, Americas. From 1983 to 1995, Mr. Delepine held a range of senior management positions at SITA, the global telecommunications and technology organization supporting the world’s airlines. Mr. Delepine was a director of Intelsat, Ltd., a global provider of communications services, from 2003 to 2005 and Eircom Group plc, an Irish communications company, from 2003 to 2006. Mr. Delepine was Chairman of the Board of Viatel Ltd., a European network infrastructure company from 2005 to 2013 and a director of Global Telecom & Technology, Inc., a multinational telecommunications and internet provider from 2006 to 2013. Mr. Delepine’s high level managerial experience, service on various boards of directors, strong operational expertise and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Gary H. Ritondaro	Director Since November 2006	Age 69

Mr. Ritondaro retired in 2010 as Senior Vice President and Chief Financial Officer of LodgeNet Interactive Corporation (a NASDAQ company and the largest provider of media and connectivity solutions to the hospitality industry), and served in that position from 2001 to April 2010. He also served as Senior Vice President, Finance, Information and Administration of LodgeNet Interactive Corporation from July 2002 to April 2010. Prior to joining LodgeNet Interactive Corporation, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Mail-Well, Inc., an NYSE-listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, an NYSE-listed international manufacturer of chemicals, specialty plastics, colors, industrial coatings and ceramics. Mr. Ritondaro’s significant financial expertise, broad understanding of financial issues, significant experience dealing with capital markets, mergers and acquisitions, and his experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Class II — Continuing Directors With Terms Expiring at the 2017 Annual Meeting

Marc J. Eisenberg	Director Since March 2008	Age 49

Mr. Eisenberg is our Chief Executive Officer, a position he has held since March 2008. He served as our Chief Operating Officer from February 2007 to March 2008. From June 2006 to February 2007, he was our Chief Marketing Officer and from March 2002 to June 2006, he was our Executive Vice President, Sales and Marketing. He was a member of the board of directors of ORBCOMM Holdings LLC from May 2002 until February 2004. Prior to joining ORBCOMM, from 1999 to 2001, Mr. Eisenberg was a Senior Vice President of Cablevision Electronics Investments, where among his duties he was responsible for selling Cablevision services such as video and internet subscriptions through its retail channel. From 1984 to 1999, he held various positions, most recently as the Senior Vice President of Sales and Operations with the consumer electronics company The Wiz, where he oversaw sales and operations and was responsible for over 2,000 employees and $1 billion a year in sales. Mr. Eisenberg is the son of Jerome B. Eisenberg. Mr. Eisenberg’s significant and meaningful knowledge of our Company, in-depth knowledge of our global operations and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Timothy Kelleher	Director Since March 2008	Age 53

Mr. Kelleher has been a member of our board of directors since March 2008 and previously served as a member of our board of directors from December 2005 to June 2007. He is a Managing Partner of KMCP Advisors II LLC (formerly PCG Capital Partners Advisors II LLC) (investment management), focusing on providing growth capital to established companies, and was previously a Managing Director of Pacific Corporate Group, which he joined in 2002. He is also a Managing Partner of Silver Canyon Group, LLC. Prior to joining Pacific Corporate Group, Mr. Kelleher was a Partner and Senior Vice President at Desai Capital Management Incorporated from 1992 to 2002 and held positions at Entrecanales, Inc., L.F. Rothschild & Co. Incorporated and Arthur Young & Co. Mr. Kelleher’s significant financial expertise, extensive board level experience helping growth companies achieve their full potential and success dealing with complex business and financial issues and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

John Major	Director Since April 2007	Age 70

Mr. Major is President of MTSG (strategic consulting and investment company), which he founded in January 2003. From April 2004 to October 2006, Mr. Major also served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998, he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major is a director of Lennox International, Inc., Littelfuse Inc. and Resonant Inc. Mr. Major was a director of Broadcom Corporation until its acquisition by Avago. Mr. Major’s senior leadership positions at a number of companies, strong operational expertise, strong background in the technology sector and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Class III — Continuing Directors With Terms Expiring at the 2018 Annual Meeting

Jerome B. Eisenberg	Director Since February 2004	Age 76

Mr. Eisenberg has been our non-executive Chairman of the Board since March 2008. He served as our Chairman and Chief Executive Officer from January 2006 to March 2008 and our Chief Executive Officer and President from December 2004 to January 2006. Prior to that, Mr. Eisenberg held a number of positions with ORBCOMM Inc. and with ORBCOMM LLC, including Co-Chief Executive Officer of ORBCOMM Inc. Mr. Eisenberg has worked in the satellite industry since 1993 when he helped found Satcom International Group plc. From 1987 to 1992, he was President and CEO of British American Properties, an investment company funded by European and American investors that acquired and managed various real estate and industrial facilities in various parts of the U.S. Prior thereto, Mr. Eisenberg was a partner in the law firm of Eisenberg, Honig & Folger; CEO and President of Helenwood Manufacturing Corporation (presently known as Tennier Industries), a manufacturer of equipment for the U.S. Department of Defense; and Assistant Corporate Counsel for the City of New York. Mr. Eisenberg is the father of Marc Eisenberg, a member of the board of directors and our Chief Executive Officer. Mr. Eisenberg was a director of GelTech Solutions, Inc. from 2010 to 2013. Mr. Eisenberg’s significant and meaningful knowledge of our company (as former senior management of the Company), significant experience with the satellite industry and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Marco Fuchs	Director Since February 2004	Age 53

Mr. Fuchs has been a member of the board of directors of ORBCOMM LLC since 2001 and of ORBCOMM Holdings LLC from 2001 to February 2004. Mr. Fuchs is currently the Chief Executive Officer and Chairman of the Managing Board of OHB AG (technology and space), positions he has held since 2000. From 1995 to 2000, Mr. Fuchs worked at OHB System AG, first as a Prokurist (authorized signatory) and then as Managing Director. Prior to that, he worked as a lawyer from 1992 to 1994 for Jones, Day, Reavis & Pogue in New York, and from 1994 to 1995 in Frankfurt am Main. Mr. Fuchs’ significant business and operating experience with satellite companies, significant experience with the satellite industry and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

The board of directors recommends that you vote “FOR” the election as directors of the two Class I director nominees described above, which is presented as Proposal 1.

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the board of directors. Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, composed of at least three members each.

The functions of each of our board committees are described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The committee charters are also available in print to any shareholder upon request. The board of directors held six meetings during fiscal year 2015. All directors attended at least 75% of the aggregate meetings of the board and committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. All of the directors attended the 2015 Annual Meeting.

The board has reviewed the independence of its members considering the independence criteria of The NASDAQ Stock Market, or NASDAQ, and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Company. Based on this review, the board has determined that none of the current directors, other than Jerome B. Eisenberg (a former executive officer of the Company), Marc J. Eisenberg (an executive officer of the Company) and Marco Fuchs (a senior executive of OHB AG), has a material relationship with the Company and each of Didier Delepine, Timothy Kelleher, John Major and Gary Ritondaro meets the independence requirements of NASDAQ.

The independent directors meet in executive session without the presence of any executive officer or member of management at least twice a year in conjunction with regular meetings of the board. A director designated by the independent directors will chair the session. The independent directors generally designate the chairman of one of the board committees as chair, depending upon whether the principal items to be considered at the session are within the scope of the applicable committee.

Board Leadership Structure.    The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board or whether the Chairman should be a member of management or a non-management director, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. In 2008, in connection with the transition of the Chief Executive Officer position from Jerome Eisenberg to Marc Eisenberg, the board determined that having Jerome Eisenberg continue in his role as Chairman of the Board in a non-executive capacity would provide continuity in the board’s leadership and allow the Chief Executive Officer to focus on the management of the Company’s day-to-day operations. In addition, as the former Chief Executive Officer, Jerome Eisenberg has extensive knowledge of the Company and its business and industry that are an invaluable resource for the board. Although Jerome Eisenberg is not an independent director due to his prior service as an executive officer and continued employment in a non-executive capacity, the board believes that this leadership structure is in the best interests of the Company’s shareholders at this time.

Audit Committee.     The Audit Committee, among other things:

•	reviews and oversees the integrity of our financial statements and internal controls;

•	reviews the qualifications of and recommends to the board of directors the selection of, our independent auditor, subject to ratification by our shareholders, and reviews and approves their fees;

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reviews and oversees the adequacy of our accounting and financial reporting processes, including our system of internal controls and disclosure controls, and recommendations of the independent auditor with respect to our systems; and

•	reviews and oversees our compliance with legal and regulatory requirements.

Didier Delepine, Timothy Kelleher and Gary Ritondaro currently serve as members of our Audit Committee. Each current member of our Audit Committee meets the independence and financial literacy requirements of NASDAQ, the SEC and applicable law. All members of our Audit Committee are able to read and understand fundamental financial statements. The board of directors has determined that Gary Ritondaro is an “audit committee financial expert” as defined by the SEC rules. Mr. Delepine serves as chair of our Audit Committee. The Audit Committee met eight times during the 2015 fiscal year.

Compensation Committee.     The Compensation Committee, among other things:

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reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and determines and approves the level of the Chief Executive Officer’s compensation based on this evaluation;

•	determines the base and incentive compensation of other senior executives and the terms of employment of senior executives, including the Chief Executive Officer;

•	reviews, administers, monitors and recommends to the board of directors all executive compensation plans and programs, including incentive compensation and equity-based plans; and

•	evaluates and makes recommendations regarding the compensation of non-employee directors and administration of non-employee director compensation plans or programs.

Timothy Kelleher, John Major and Gary Ritondaro currently serve as members of our Compensation Committee. Each current member of our Compensation Committee meets the independence requirement of NASDAQ and applicable law. John Major serves as chair as of our Compensation Committee. The Compensation Committee met three times during the 2015 fiscal year.

For description of the role of our executive officers on determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis — Role of Executives and Others in Establishing Compensation”.

Nominating and Corporate Governance Committee.     The Nominating and Corporate Governance Committee, among other things:

•	oversees our corporate governance policies, practices and programs;

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reviews the Company’s policies, practices and programs with respect to its relationships and communications with institutional investors, including proxy advisory services, and other interested parties;

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reviews and recommends to the board of directors the size and composition of the board, the qualification and independence of the directors and the recruitment, selection and evaluation of individuals to serve as directors;

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reviews and recommends to the board of directors the organization and operation of the board of directors, including the nature, size and composition of committees of the board, the designation of committee chairs, the designation of a Chairman of the Board or similar position and the distribution of information to the board and its committees;

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coordinates an annual self-assessment by the board of its operations and performance and the operations and performance of the committees and prepares an assessment of the board’s performance for discussion with the board;

•	in coordination with the Compensation Committee, evaluates the performance of the Chief Executive Officer in light of corporate goals and objectives; and

•	develops a Chief Executive Officer succession plan.

Didier Delepine, John Major and Gary Ritondaro currently serve as members of our Nominating and Corporate Governance Committee. Each member of our Nominating and Corporate Governance Committee meets the independence requirement of NASDAQ and applicable law. Gary Ritondaro serves as chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met three times during the 2015 fiscal year.

The Nominating and Corporate Governance Committee, the Chairman of the Board and the Chief Executive Officer or other members of the board of directors may identify a need to add new members to the board or to fill a vacancy on the board. In that case, the committee will initiate a search for qualified director candidates, seeking input from other directors, and senior executives, shareholders and, to the extent it deems appropriate, third party search firms to identify potential candidates. The committee will evaluate qualified candidates and then make its recommendation to the board, for its consideration and approval. In making its recommendations to the board, the committee will consider the selection criteria for director candidates set forth in our Board Membership Criteria, including the following:

•	each director should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.

•

each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

•	each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

While the board does not have a formal policy with respect to diversity, it believes that it is essential that the directors represent the balanced, best interests of the shareholders as a whole, rather than special interest groups or constituencies, and takes into consideration in assessing the overall composition and needs of the board such factors as diversity of professional experience, skills and background, age, international background and specialized expertise. The committee from time to time reviews with the board our Board Membership Criteria in the context of current board composition and the Company’s circumstances.

Our Guidelines on Corporate Governance includes a director age policy, pursuant to which any director who has achieved age 75 would be subject to an annual review by the committee with respect to such director’s continued service on the board, considering any factors or other information that is considered appropriate and relevant, including the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the board, the overall composition of the board and whether the director’s resignation from the board would be in the best interests of the Company and its shareholders. The board, upon the recommendation of the committee, will then decide whether or not to accept the director’s tendered resignation. Each nominee for director who has achieved age 75 or would achieve age 75 during his or her term if elected is required, upon his or her election, to submit a resignation conditional upon the board’s acceptance in connection with the annual review.

In February 2015, Jerome Eisenberg, after achieving age 75 and upon re-election to the board, tendered his resignation as a member of the board, conditional upon the board’s acceptance in connection with his annual review. The board declined to accept his resignation and Mr. Eisenberg remains as a member of the board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our shareholders for election to the board of directors. Shareholders wishing to recommend director candidates can do so by writing to the Secretary of ORBCOMM Inc. at 395 West Passaic Street, Third Floor, Rochelle Park, New Jersey 07662. Shareholders recommending candidates for consideration by the committee must provide each candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The recommending shareholder must also provide evidence of being a shareholder of record of our common stock at the time. The committee will evaluate properly submitted shareholder recommendations under substantially the same criteria and substantially the same manner as other potential candidates.

In addition, our By-Laws establish a procedure with regard to shareholder proposals for the 2017 Annual Meeting, including nominations of persons for election to the board of directors, as described below under “Shareholder Proposals for Annual Meeting in 2017”.

Compensation Committee Interlocks and Insider Participation.     None of our executive officers currently serves or served during 2015 as a director or member of the compensation committee of another entity with an executive officer who serves on our board of directors or our Compensation Committee. For a description of the members of our Compensation Committee, see “Board of Directors and Committees — Compensation Committee”.

Standards of Business Conduct.     The board of directors has adopted a Standards of Business Conduct that is applicable to all of our directors, officers and employees. Any material changes made to the Standards of Business Conduct or any waivers granted to any of our directors and executive officers will be publicly disclosed in accordance with applicable NASDAQ and SEC rules. A copy of our Standards of Business Conduct is available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance” or upon request, without charge, by contacting our Investor Relations Department by calling 703-433-6505.

Risk Oversight.     The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board has designated the Audit Committee to take the lead in overseeing risk management and pursuant to its charter, the Audit Committee reviews and discusses with management the steps management has taken to assess, monitor and control the Company’s strategic, operational, financial and compliance risks, including guidelines and policies to govern the process by which such risk assessment and risk management are undertaken. The entire board is regularly informed by the Audit Committee on these matters. Notwithstanding the Audit Committee’s primary risk oversight role, the entire board is actively involved in the oversight of the operational risks with respect to the Company’s current satellite constellation and proposed next-generation satellites and receives regular presentations from management regarding these matters.

Communications to the Board.     Shareholders and other interested parties may send communications to the board of directors, an individual director, the non-management directors as a group, or a specified committee at the following address:

ORBCOMM Inc.

c/o Corporate Secretary

395 West Passaic Street, Third Floor

Rochelle Park, New Jersey 07662

Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

DIRECTOR COMPENSATION

The following independent directors: Didier Delepine, Timothy Kelleher, John Major and Gary Ritondaro, each receive an annual retainer of $40,000. In addition to the annual retainer, the chair of the Audit Committee receives $15,000 annually, while the other Audit Committee members each receive $5,000 annually. The chair of the Nominating and Corporate Governance Committee receives $10,000 annually, while the other Nominating and Corporate Governance Committee members each receive $3,000 annually. The chair of the Compensation Committee receives $12,000 annually. Jerome Eisenberg receives an annual retainer of $50,000 but does not receive any committee fees. Neither Marco Fuchs nor Marc Eisenberg received any retainer or committee fees for their service on the board of directors in 2015. All directors are reimbursed for reasonable expenses incurred to attend meetings of the board of directors. Annually, on or about January 2, we grant an award of time-based RSUs with a value of $80,000 (based on the closing price of our common stock on the date of grant) to certain of our directors, which vest on January 1 of the following year. Accordingly, on January 4, 2016 we granted an award of 10,989 time-based RSUs with a value of $80,000 (based on the closing price of our common stock of $7.28 per share on January 4, 2016) to each of Messrs. Delepine, Jerome Eisenberg, Kelleher, Major and Ritondaro. These RSUs will vest on January 1, 2017.

Under the terms of our directors’ deferred compensation arrangements in effect for fiscal 2015, a non-employee director may elect to defer all or part of the cash payment of director retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the U.S. Treasury Department. Each member of the Audit Committee also had the alternative to determine whether to defer all or any portion of his or her cash retainer fees for Audit Committee service by electing to receive shares or restricted shares of our common stock valued at the closing price of our common stock on NASDAQ on the date each retainer payment would otherwise be made in cash.

Effective fiscal year 2016, a non-employee director may elect to defer all or part of the cash payment of director retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the U.S. Treasury Department. Each non-employee director may also elect to defer the vesting of all or part of such director’s time-based RSU award to a fixed date that is at least one year after the grant date.

Director Compensation for Fiscal Year 2015

Name	Fees Earned or Paid in Cash		Stock Awards (1)	All Other Compensation		Total
	($)		($)	($)		($)
Jerome Eisenberg	103,750	(2)	80,000	1,832	(3)	185,582
Didier Delepine	48,493		80,000	—		128,493
John Major	57,852		80,000	—		137,852
Gary Ritondaro	60,852		80,000	—		140,852
Timothy Kelleher	51,803		80,000	—		131,803
Marco Fuchs	—		—	—		—

(1)	The amounts shown in the “Stock Awards” column represent the full grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For a discussion of assumptions used to calculate the grant date fair value of the RSU awards shown in the table, see Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	The amount includes an annual base salary of $53,750 as the non-executive Chairman of the Board.

(3)	The amount represents payment for life insurance premiums of $251 and $1,581 for 401(k) matching contributions.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements, compliance with legal and regulatory requirements and the qualifications, independence and performance of its independent registered public accounting firm.

Our roles and responsibilities are set forth in a written charter adopted by the Board of Directors, which is available on the Company’s website at www.orbcomm.com under the heading “Investors” and the subheading “Corporate Governance”. We review and reassess the charter annually, and more frequently as necessary, to address any changes in NASDAQ corporate governance and SEC rules regarding audit committees, and recommend any changes to the Board of Directors for approval.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, Grant Thornton LLP (Grant Thornton), is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Grant Thornton is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

We are responsible for overseeing the Company’s accounting and financial reporting processes. In fulfilling our responsibilities for the accounting and financial processes for fiscal year 2015, we:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and Grant Thornton;

•

reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2015 and Grant Thornton’s audit report on the effectiveness of internal control over financial reporting;

•	discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and correspondence from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence. We also discussed with Grant Thornton its independence.

For information on fees paid to Grant Thornton for 2015, see “Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm (Proposal 2)”.

We reviewed and approved all audit and audit-related fees and services. In 2015 Grant Thornton did not provide the Company any non-audit services. In fulfilling our responsibilities, we met with Grant Thornton, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting and internal control environment. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined appropriate.

Based on our review of the audited financial statements and discussions with, and the reports of, management and Grant Thornton, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016, subject to the ratification of shareholders.

Audit Committee

Didier Delepine, Chairman

Timothy Kelleher

Gary Ritondaro

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership, reported to us as of March 4, 2016, of our common stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of SARs) of each director, each nominee for director, each named executive officer, of such persons and other executive officers as a group and of beneficial owners of 5% or more of our common stock. The business address of the named executive officers and directors is c/o ORBCOMM Inc., 395 West Passaic Street, Third Floor, Rochelle Park, New Jersey 07662. As of March 4, 2016, there were 70,794,308 outstanding shares of our common stock.

Name of Beneficial Owner	Shares of Common Stock Owned(1)	Percentage of Total Common Stock Held
Greater than 5% Stockholders
Raging Capital Master Fund, Ltd.(2)	8,810,614	12.5%
Jennison Associates LLC(3)	4,885,986	6.9%
Ariel Investments, LLC(4)	4,833,159	6.8%
Dimensional Fund Advisors LP(5)	4,054,074	5.7%
The Vanguard Group Inc. (6)	3,732,353	5.3%
Named Executive Officers and Directors
Marc Eisenberg(7)	1,322,845	1.8%
Robert G. Costantini(8)	816,782	1.1%
John J. Stolte, Jr.(9)	472,356	*
Christian G. Le Brun(10)	467,008	*
Craig Malone (11)	83,925	*
Jerome B. Eisenberg(12)	1,244,737	1.7%
Didier Delepine	91,405	*
Marco Fuchs(13)	2,229,103	3.2%
Timothy Kelleher	69,937	*
John Major	91,405	*
Gary H. Ritondaro	91,405	*
All executive officers and directors as a group (11 persons)	6,980,908	9.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the amounts shown as being beneficially owned by each stockholder or group listed above represent shares over which that stockholder or group holds sole investment power.

(2)	Based on a Schedule 13G filed with the SEC on February 16, 2016, Raging Capital Master Fund, Ltd. (“Raging Master”), Raging Capital Management, LLC, in its capacity as the investment manager of Raging Master, and William C. Martin, in his capacity as the Chairman, Chief Investment Officer and Managing Member of Raging Master, by virtue of these relationships may each be deemed the beneficial owner of 8,810,614 shares directly owned by Raging Master. Raging Master, Raging Capital Management, LLC and Mr. Martin each reported having shared power to vote or direct, and shared power to dispose or to direct the disposition of the 8,810,614 shares. The principal business address of Raging Master is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands. The principal business address of each of Raging Capital Management, LLC and Mr. Martin is Ten Princeton Avenue, P.O. Box 228, Rocky Hill, New Jersey 08553.

(3)

Based on Schedule 13G filed with the SEC by Jennison Associates LLC (“Jennison”) on February 3, 2016, Jennison, in its capacity as investment adviser of several managed portfolios, may be deemed the beneficial owner of shares held by such managed portfolio. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the 4,885,986 shares. Jennison’s address is 466 Lexington Avenue New York, NY 10017.

(4)	Based on a Schedule 13G/A filed with the SEC by Ariel Investments, LLC on February 12, 2016, Ariel Investments, LLC, in its capacity as investment adviser of several managed portfolios, may be deemed the beneficial owner of shares held by such managed portfolios. Ariel Investments, LLC reported having sole voting power over 3,508,601 shares and sole dispositive power over 4,833,159 shares. Ariel Investment LLC’s address is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(5)	Based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2016, Dimensional Fund Advisors LP, in its capacity as investment adviser to four registered investment companies and investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively with the registered investment companies, the “Funds”) and through certain of its subsidiaries, in their capacities as investment adviser and/or sub-adviser to certain Funds, may be deemed the beneficial owner of shares held by the Funds. Dimensional Fund Advisors LP reported having sole voting power over 3,927,036 shares and sole dispositive power over 4,054,074 shares. However, all the shares are owned by the Funds and Dimensional Fund Advisors LP disclaims beneficial ownership of the shares. Dimensional Fund Advisors LP’s address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Based on the Schedule 13G filed with the SEC by the Vanguard Group Inc. on February 11, 2016, the Vanguard Group Inc. reported having sole voting power over 75,994 shares and sole dispositive power over 3,658,159 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 74,194 shares or 0.10% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 1,800 shares or 0.00% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Includes 246,184 shares of common stock held by Marc Eisenberg. Also includes 1,076,661 shares of common stock underlying SARs that are currently exercisable.

(8)	Includes 164,455 shares of common stock held by Robert G. Costantini. Also includes 652,327 shares of common stock underlying SARs that are currently exercisable.

(9)	Includes 64,436 shares of common stock held by John J. Stolte, Jr. Also includes 407,920 shares of common stock underlying SARs, in each case, that are currently exercisable.

(10)	Includes 53,852 shares of common stock held by Christian G. Le Brun. Also includes 413,156 shares of common stock underlying SARs that are currently exercisable.

(11)	Includes 11,025 shares of common stock held by Craig E. Malone. Also includes 72,900 shares of common stock underlying SARs, in each case, that are currently exercisable.

(12)	Includes 1,033,791 shares of common stock held by Jerome B. Eisenberg and 15,759 shares of common stock held by Cynthia Eisenberg, Mr. Eisenberg’s wife. Also includes 195,187 shares of common stock underlying SARs that are currently exercisable.

(13)	Includes 2,168,779 shares of common stock held by OHB AG, and 60,324 shares of common stock held by ORBCOMM Deutschland AG. Mr. Fuchs is Chief Executive Officer of OHB AG which owns ORBCOMM Deutschland AG. Manfred Fuchs, Marco Fuchs and Christa Fuchs hold voting and investment power with regard to the shares held by OHB AG and ORBCOMM Deutschland AG. OHB AG’s address is Universitaetsalle 27-29, Bremen, D-28539, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the following current executives whose compensation is reported in the Summary Compensation Table (our “Named Executive Officers”):

•	Marc Eisenberg, Chief Executive Officer and President;

•	Robert Costantini, Executive Vice President and Chief Financial Officer;

•	John Stolte, Executive Vice President, Technology and Operations;

•	Christian Le Brun, Executive Vice President and General Counsel; and

•	Craig Malone, Executive Vice President, Product Development.

Compensation Committee

Our Compensation Committee assists our board of directors in fulfilling its responsibilities with respect to oversight and determination of executive compensation and human resources matters, including the compensation of the Named Executive Officers. A description of the Compensation Committee’s composition, functions, duties and responsibilities is set forth in this proxy statement under “Board of Directors and Committees — Compensation Committee”.

The Compensation Committee’s roles and responsibilities are set forth in a written charter which is available on our website at www.orbcomm.com under the heading “Investors” and the subheading “Corporate Governance” and is available in print to any shareholder upon request.

Introduction

We use base salaries and time-based equity awards to provide current income and retention incentives and a combination of cash and stock-based compensation that reward performance measured against various corporate and individual performance goals based on key business drivers. Our performance targets are based on our annual business plan and we believe that they are established at levels that are achievable if we execute on our business plan. By providing for significant incentives for exceeding certain targets and our business plan, we motivate our Named Executive Officers to achieve strategic business objectives that result in the creation of additional value for our stockholders over the long-term. We believe the general design of our compensation programs, which we have refined over the past several years, provides the appropriate balance for motivating and retaining our Named Executive Officers while providing appropriate rewards for demonstrated performance.

Total Target Pay Mix.    The charts below show the allocation of target compensation among salary, annual cash bonus and equity-based long-term incentives for (a) our Chief Executive Officer and (b) our other Named Executive Officers (averaged).

For purposes of determining the percentages shown above, it is assumed that the annual cash bonus is earned at target and the discretionary portion is paid in full, the target number of restricted stock units awarded have a value equal to the market value of the common stock underlying the award on the date of grant and the market performance units (“MPUs”) are earned at the applicable target stock price level for each year in the three-year performance period 2015-2017. Only the MPUs granted in December 2014 relating to the 2015-2017 performance period are reflected in the charts above (MPUs granted in prior periods are not reflected in the charts above, although a portion of these awards may overlap with the 2015-2017 performance period MPUs and be earned in 2015 and later years). Since the various performance-based awards have both upside opportunity and downside risk, these percentages may not reflect the actual amounts realized.

Philosophy and Objectives of Compensation Programs

Our executive compensation philosophy is to create a system that rewards executives for performance and focuses our management team on the critical short-term and long-term objectives. The primary objectives of our executive compensation programs are to attract, motivate and retain talented and dedicated executives, to link annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has implemented compensation programs that make a substantial portion of the executives’ overall compensation contingent upon achieving key short-term business and long-term strategic goals established by our board of directors or the Compensation Committee based on key drivers of our business, such as growth in profitability and revenue and system expansion. The short-term business and long-term strategic goals consist of the financial and operational performance, as measured by metrics such as Adjusted EBITDA (as defined below), revenues and operational targets, as well as expansion of our communications system, all of which are important drivers of stockholder value. The Compensation Committee’s goal is to set executive compensation at levels the committee believes are competitive against compensation offered by other rapidly growing companies of similar size and stage of development against whom we compete for executive talent in the communications industry, while taking into account our performance and our own strategic goals. To align the interests of our executives with those of our stockholders, we design our compensation packages provided to our executives, including our Named Executive Officers, to include both cash and stock-based compensation that reward performance as measured against performance goals that are expected to generate returns for our stockholders, but not for poor performance.

Compensation Committee Consideration of the Company’s 2015 Shareholder Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, 99.6% of the shares voted on the matter approved our 2014 executive compensation. Based on this strong endorsement, there were no specific changes to any component of our 2015 executive compensation programs. The Compensation Committee will continue to consider the outcome of the say-on-pay votes when making future compensation decisions for our Named Executive Officers.

Use of Compensation Consultant

Our Compensation Committee engaged Meridian Compensation Partners, LLC, or Meridian, as its independent compensation consultant for compensation decisions in 2012, and engaged Meridian again in 2014 to refresh their 2012 analysis in connection with compensation decisions in 2014. Meridian provided the Compensation Committee with the following services in 2014:

•	reviewed and provided recommendations on the compensation program for our non-employee directors;

•	provided advice on the Company’s compensation peer group (listed below);

•	provided compensation data for similarly situated executive officers from our peer group; and

•	reviewed the compensation arrangements for all of our Named Executive Officers and recommended certain salary increases for our Named Executive Officers.

The Compensation Committee determined that Meridian is independent and that the provision of services to the Compensation Committee did not create any conflicts of interest. The Compensation Committee has the authority to hire and terminate its compensation consultant. The Company pays the cost for the consultant’s services. The Compensation Committee is responsible for assessing annually the consultant’s’ independence and whether there are any conflicts of interest. Other than providing services as directed by the Compensation Committee, Meridian did not provide any other services to the Company. Meridian communicated with members of the Compensation Committee, both with and without management present.

In 2015, the Compensation Committee did not engage Meridian to provide any new services, but continued to use the peer group information provided in 2014.

Market Assessment

Our Compensation Committee made compensation decisions based on external market data, the experiences and knowledge of each member, historical pay levels for each executive, historical and/or anticipated future corporate and individual performance, and internal pay equity. The Compensation Committee believed that this comprehensive approach was appropriate for 2015 in order to allow us to maintain a reasonable and responsible cost structure.

In November 2014, Meridian delivered a report to the Compensation Committee that provided the base salary, annual incentive cash bonus opportunities and equity compensation grants for executive officers employed by the peer companies selected for use in 2014.

Executive compensation was reviewed against a 15-company peer group that was established for 2015 to provide a sampling of the market, using the following broad criteria given our Company’s unique industry positioning:

Industry, scope of business operations, and organizational complexity: The peer group focuses on alternative carriers, communication equipment, electronic equipment and instruments, wireless telecommunication services, integrated telecommunication services, systems software, internet software and application software related industries.

Organizational size: The peer group focuses on companies with revenues of between approximately $30 million and $400 million, and market capitalization of between approximately $15 million and $2.8 billion.

Based on the foregoing criteria, the Compensation Committee approved the following 15-company peer group:

CalAmp Corp.	KVH Industries Inc.

The Descartes Systems Group	LoJack Corp.

Digi International Inc.	Lumos Networks Corp.

Enventis Corp.	Numerex Corp.

Fleetmatics plc	Otelco Inc.

Globalstar, Inc.	Spok Holdings, Inc.

GTT Communications	Towerstream Corp.

Iridium Communications

Although our Compensation Committee does not target any specific benchmark against the compensation levels of the peer companies, the Compensation Committee considers compensation near the 50th percentile generally to be competitive. However, actual compensation may be above or below median to reflect company performance, and each Named Executive Officer’s role relative to peers, as well as individual performance and potential. The Compensation Committee also considers the mix of elements and compensation strategies used by these peer companies as part of its comprehensive approach to establishing executive compensation.

Elements of Compensation

Base Salary.    Base salaries are determined on an individual basis, are based on job responsibilities and individual contribution and are intended to provide our executives with current income. Base salaries for our Named Executive Officers are reviewed annually and may be adjusted to reflect any changes in job responsibilities and individual contribution, as well as competitive conditions in the market for executive talent.

Our Chief Executive Officer proposes new base salary amounts for the other Named Executive Officers to the Compensation Committee for approval based on: an evaluation of individual performance and expected future contributions; a goal to ensure competitive compensation against the external market; and comparison of the base salaries of the executive officers who report directly to our Chief Executive Officer to ensure internal equity.

The base salaries of Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone were increased in November 2014 based on the recommendations of our Chief Executive Officer (other than for himself) and Meridian. Messrs. Eisenberg, Costantini, Stolte and Malone each received a 5% increase in base salary based primarily on competitive market considerations. Mr. Le Brun received an increase based primarily on competitive market considerations and internal pay-equity. The Named Executive Officers’ base salaries for the 2016 fiscal year are currently at the same level as for the 2015 fiscal year.

Annual Cash Bonus.     Annual cash bonuses are designed to align employees’ goals with the Company’s financial and operational objectives for the current year and to reward individual performance. These objectives include financial and operational performance targets such as Adjusted EBITDA, Consolidated Revenues, net subscriber additions and direct channel revenue. Our Compensation Committee defines Adjusted EBITDA as earnings attributable to ORBCOMM Inc., before interest income (expense), provision for income taxes and depreciation and amortization, adjusted for stock-based compensation expense, non-controlling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, acquisition-related and integration costs and other special items. These objectives also relate to strategic factors such as communications system expansion, including launch of the next-generation satellites, regulatory approvals and international licenses. These performance measures were selected to align employees’ goals with key drivers of our business, such as growth in profitability and revenue and system expansion, all of which are important drivers of stockholder value. These performance measures are primarily objective criteria that can be readily measured and generally do not require subjective determinations.

The annual cash bonus also includes discretionary amounts which may be paid based on completion of key projects. Pursuant to their employment arrangements, each Named Executive Officer is eligible to receive a target annual cash bonus, payable in cash based on a percentage of his base salary determined by the Compensation Committee each year, subject to achieving certain performance targets. For the 2015 fiscal year, the Compensation Committee set each Named Executive Officer’s target bonus opportunity (which is described in the table below) based on competitive market and internal pay equity considerations.

	2015 Annual Cash Bonus
	Approximate % of base salary at Target	Payment amounts at Target
Marc Eisenberg	100%	$449,546
Robert Costantini	95%	$294,495
John Stolte	70%	$180,678
Christian Le Brun	70%	$171,524
Craig Malone	61%	$137,755

On December 17, 2014, our Compensation Committee established 2015 operational and financial performance targets for which annual bonuses would be paid to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone based on achieving those targets.

The 2015 operational and financial performance targets for each of Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone, and the relative weighting of such performance targets as a percentage of the annual bonuses are set forth in the following table:

2015 Performance targets	Marc Eisenberg	Robert Costantini	John Stolte	Christian Le Brun	Craig Malone
Fiscal 2015 Adjusted EBITDA	50%	50%	50%	50%	50%
Consolidated revenues	25%	25%	25%	25%	25%
Direct channel revenues	3.75%	3.75%	—	—	5%
Net subscriber additions	3.75%	3.75%	—	—	5%
Other operational targets(1)	7.5%	7.5%	15%	15%	5%
Discretionary	10%	10%	10%	10%	10%

	100%	100%	100%	100%	100%

(1)	Consists of eight objectives which relate to the individual Named Executive Officer’s roles and responsibilities.

Not all objectives applied to each Named Executive Officer.

For 2015, bonuses were not earned unless at least a threshold level of performance was achieved (i.e., 88% of target for Fiscal 2015 Adjusted EBITDA and 96% of target for Consolidated Revenues). Achieving threshold performance for each of the Fiscal 2015 Adjusted EBITDA and Consolidated Revenues performance measures would result in payment of 50% of the award payable for target performance for each of the Named Executive Officers.

Achieving maximum performance of the Fiscal 2015 Adjusted EBITDA performance measure (i.e., 110% of target for Fiscal 2015 Adjusted EBITDA) would result in payment of approximately 244% of the award payable for target performance for Messrs. Eisenberg and Costantini and approximately 175% of the award payable for target performance for Messrs. Stolte, Le Brun and Malone. For performance between threshold and target performance levels, the award payable for all the Named Executive Officers would be calculated on a linear sliding scale basis. For performance between target and maximum performance levels, the award payable would be calculated on a sliding scale basis which increases more rapidly when actual performance exceeds the target performance level. For Messrs. Eisenberg and Costantini, the sliding scale increases at a higher percentage rate than the sliding scale applicable to Messrs. Stolte, Le Brun and Malone.

Achieving maximum performance of the Consolidated Revenues performance measure (i.e., 104% of target) would result in payment of 200% of the award payable for target performance for Messrs. Eisenberg and Costantini and approximately 175% of the award payable for target performance for Messrs. Stolte, Le Brun and Malone. For performance between threshold and target performance levels, the award payable for all the Named Executive Officers would be calculated on a linear sliding scale basis. For performance between target and maximum performance levels, the award payable would be calculated on a linear sliding scale basis for Messrs. Eisenberg and Costantini and on a sliding scale basis which increases more rapidly when actual performance exceeds the target performance level for Messrs. Stolte, Le Brun and Malone.

The following tables summarize the payouts at the threshold, target and maximum performance levels with respect to the Fiscal 2015 Adjusted EBITDA and Consolidated Revenues performance measures for each of the Named Executive Officers:

Fiscal 2015 Adjusted EBITDA

	Threshold (88% of Target)	Target	Maximum (110% of Target)
Marc Eisenberg	$112,273	$224,546	$548,207
Robert Costantini	$74,400	$148,800	$363,281
John Stolte	$44,886	$89,771	$157,010
Christian Le Brun	$42,660	$85,321	$149,227
Craig Malone	$34,439	$68,878	$120,467

Consolidated Revenues

	Threshold (96% of Target)	Target	Maximum (104% of Target)
Marc Eisenberg	$56,250	$112,500	$225,000
Robert Costantini	$36,428	$72,855	$145,710
John Stolte	$23,088	$46,176	$80,761
Christian Le Brun	$21,943	$43,885	$76,756
Craig Malone	$17,219	$34,439	$60,234

For all operational performance targets, the bonuses were not earned unless the threshold target level of performance was achieved.

Our Compensation Committee, at its sole discretion, awarded the discretionary bonus components in full based on completion of certain key projects, such as integration of acquisitions and new products and services development, for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone.

2015 Operational and Financial Performance Targets and Results

Performance targets	Threshold target	Target	Maximum target	Performance
Fiscal 2015 Adjusted EBITDA	$36,000,000	$41,000,000	$45,000,000	Achieved $43,000,000 on a constant currency basis
Consolidated revenues	$175,000,000	$183,000,000	$190,000,000	Achieved $179,000,000 on a constant currency basis
Net subscriber additions	150,000	N/A	N/A	Achieved approx. 593,000 including 2015 acquisitions
Direct channel revenues	$60,000,000	N/A	N/A	Achieved $70,300,000
Other operational targets (1)			(1)	(1)
Discretionary	Based on completion of certain key projects based on the Compensation Committee’s determination			Achieved

(1)	Consists of eight objectives which relate to the individual Named Executive Officer’s roles and responsibilities. Not all objectives applied to each Named Executive Officer. Six of the eight objectives were achieved, while two of the eight objectives were not achieved.

On February 16, 2016, our Compensation Committee determined that the following performance-based annual incentive bonus payout amounts relating to achievement against 2015 operational and financial performance targets were awarded to the Named Executive Officers:

	Marc	Robert	John	Christian	Craig
2015 Performance targets	Eisenberg	Costantini	Stolte	Le Brun	Malone
Fiscal 2015 Adjusted EBITDA	$350,852	$232,500	$118,722	$112,837	$91,091
Consolidated revenues	84,375	54,641	34,632	32,914	25,829
Direct channel revenues	16,875	10,850	—	—	6,888
Net subscriber additions	16,875	10,850	—	—	6,888
Other operational targets(1)	33,750	21,700	26,777	12,382	6,887
Discretionary	45,000	29,440	17,954	17,554	13,775

	$547,727	$359,981	$198,085	$175,687	$151,358

(1)	Consists of eight objectives which relate to the individual Named Executive Officer’s roles and responsibilities. Not all objectives applied to each Named Executive Officer. Six of the eight objectives were achieved, while two of the eight objectives were not achieved.

For purposes of illustrating the payout amount for Mr. Le Brun (whose base salary for fiscal year 2015 was $245,000) with respect to the Consolidated Revenues performance measure, the calculation (with 2015 Consolidated Revenues of $179,000,000 on a constant currency basis, which exceeded the threshold target level of $175,000,000, but fell short of the target level of $183,000,000) is as follows:

Mr. Lebrun’s target payout amount for the Consolidated Revenues performance measure is calculated as 18% of his base salary, or approximately $43,885. The $43,885 is then multiplied by a factor of approximately 75%, representing a discount to reflect the approximately $4,000,000 lower Consolidated Revenues attained than the target amount of $183,000,000, resulting in a payout amount of $32,914.

2016 Operational and Financial Performance Targets

On December 15, 2015, our Compensation Committee established 2016 operational and financial performance targets for which annual bonuses will be paid to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone based on achieving financial and operational performance targets. The 2016 operation and financial performance targets are substantially similar to those for 2015. The 2016 operational and financial performance targets and the relative weighting of such performance targets as a percentage of the annual bonuses are set forth in the following table:

2016 Performance targets	Marc Eisenberg	Robert Costantini	John Stolte	Christian Le Brun	Craig Malone
Fiscal 2016 Adjusted EBITDA	50%	50%	50%	50%	50%
Consolidated revenues	25%	25%	25%	25%	25%
Other operational targets(1)	15%	15%	15%	15%	15%
Discretionary	10%	10%	10%	10%	10%

	100%	100%	100%	100%	100%

(1)	Consists of seven objectives which relate to the individual Named Executive Officer’s roles and responsibilities.

Long-Term Equity-Based Incentives.     In addition to the short-term cash compensation payable to our Named Executive Officers, our Compensation Committee believes that the interests of our stockholders are best served when a substantial portion of our Named Executive Officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, it is our

Compensation Committee’s intention to make grants of equity-based awards to our Named Executive Officers and other key employees at such times and in such amounts as may be required to accomplish the objectives of our compensation programs. Please see the Grants of Plan Based awards table and the accompanying narrative disclosures set forth in this proxy statement for more information regarding the grants of equity plan-based awards to our Named Executive Officers in fiscal year 2015.

For the equity-based and other long-term incentives, the table below summarizes the allocation of equity-based awards granted for fiscal year 2016 to each of our Named Executive Officers among performance based restricted stock units (“RSUs”), time-based RSUs and market performance units (“MPUs”) and the grant date values for each type of award:

	Performance Restricted Stock Units		Time Based Restricted Stock Units		Market Performance Units
	% of Long-Term Equity Based Incentives at Target	Grant-date value at Target(1)	% of Long-Term Equity Based Incentives at Target	Grant-date value at Target(1)	% of Long-Term Equity Based Incentives at Target	Grant-date value at Target(2)
Marc Eisenberg	36%	$250,000	36%	$250,000	28%	$202,500
Robert Costantini	26%	$75,000	26%	$75,000	48%	$139,500
John Stolte	26%	$62,500	26%	$62,500	48%	$116,100
Christian Le Brun	27%	$62,500	27%	$62,500	46%	$110,250
Craig Malone	25%	$50,000	25%	$50,000	50%	$101,250

(1)	The amounts set forth in the “Grant-date value at Target” column for time-based and performance-based RSUs represent the market value of the common stock underlying the RSUs on the date of grant.
(2)	The amounts set forth in the “Grant-date value at Target” column for the MPUs represent the dollar value of the award assuming the stock price achieves the applicable target stock price level for each year in the three-year performance period 2016-2018.

We have not timed grants of equity-based awards in coordination with the release of non-public information nor have we timed the release of non-public information for the purpose of affecting the value of executive compensation.

Under the 2006 LTIP, the Compensation Committee has the ability to provide a number of equity-based awards, including RSUs, SARs, stock options, common stock, restricted stock, MPUs and performance shares to promote our long-term growth and profitability. Since 2012, our equity based incentives have been a mix of RSUs, SARs and MPUs. This combination of equity-based incentives is intended to benefit stockholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. We believe that SARs, RSUs and MPUs provide effective vehicles for promoting a long-term share ownership perspective for our senior management and employees and closely align the interests of senior management and employees with our achievement of longer-term financial objectives that enhance stockholder value, while at the same time limiting the dilutive effects of granting stock options. Our stock compensation plan is the principal method by which our executive officers acquire equity or equity-based interests in us. Beginning with grants of equity awards for fiscal 2016, the Compensation Committee determined to eliminate new grants of SAR awards and to award an equal number of time-based and performance-based RSU awards.

2015 SAR Grants.    A stock appreciation right, or SAR, is the right to receive a payment measured by the increase in the fair market value of a specified number of shares of our common stock from the date of grant of the SAR to the date on which the participant exercises the SAR. Upon the exercise of a SAR, we will deliver the amount of any such increase in cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares of our common stock, as the Compensation Committee may determine. Vested and unvested SARs granted to certain of our employees, including our Named Executive Officers, are subject to forfeiture in the event such employees breach the non-competition and/or non-solicitation covenants set forth in their award agreements and unvested SARs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

On December 17, 2014, the Compensation Committee granted the following amount of time-based SARs for fiscal year 2015 to our Named Executive Officers: Mr. Eisenberg — 75,000; Mr. Costantini — 27,000; Messrs. Stolte and Le Brun — 23,000 each; and Mr. Malone —18,000. These time-based SARs vested on January 1, 2016 and have a base price of $6.60 per share, the fair market value of our common stock on the date of grant.

2015 Performance-based RSU grants.    A restricted stock unit, or RSU, is a contractual right to receive at a specified future vesting date an amount in respect of each RSU based on the fair market value on such date of one share of our common stock, subject to such terms and conditions as the Compensation Committee may establish. RSUs that become payable in accordance with their terms and conditions will be settled in cash, shares of our common stock, or a combination of cash and our common stock, as determined by the Compensation Committee. The Compensation Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Compensation Committee may determine. No participant who holds RSUs will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of common stock. Vested and unvested RSUs awarded to certain of our employees, including our Named Executive Officers, will be subject to forfeiture in the event such employees breach their non-competition and/or non-solicitation covenants set forth in their award agreements and unvested RSUs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

On December 17, 2014, the Compensation Committee granted performance-based RSUs under the 2006 LTIP relating to 2015 operational and financial performance targets that we believe are important to our long-term success. Each of the fiscal 2015 performance target components and the percentages for each component with respect to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone are the same as those for their 2015 annual cash bonuses described above under “ — Annual Cash Bonus”. The Compensation Committee, in consultation with management, linked target performance levels to these measures, as we believe that each of them is an important factor in our revenue growth and for sustaining our business model. The Compensation Committee granted the following amounts of performance-based RSUs to our Named Executive Officers: (i) Mr. Eisenberg — 38,000; (ii) Mr. Costantini — 9,000; (iii) each of Messrs. Stolte and Le Brun — 7,000; and (iv) Mr. Malone — 6,000.

On February 16, 2016, our Compensation Committee determined that performance-based RSU awards granted to the Named Executive Officers on December 17, 2014 vested based on achievement of the applicable target levels described above under “2015 Operational and Financial Targets and Results”, as set forth below:

2015 Performance targets	Marc Eisenberg	Robert Costantini	John Stolte	Christian Le Brun	Craig Malone
Fiscal 2015 Adjusted EBITDA	19,000	4,500	3,500	3,500	3,000
Consolidated revenues	—	—	—	—	—
Direct channel revenues	1,425	338	—	—	300
Net subscriber additions	1,425	338	—	—	300
Other operational targets(1)	2,850	674	1,050	525	300
Discretionary	3,800	900	700	700	600

	28,500	6,750	5,250	4,725	4,500

On December 15, 2015, the Compensation Committee granted performance-based RSUs under the 2006 LTIP relating to 2016 operational and financial performance targets that we believe are important to our long-term success. Each of the fiscal 2016 performance target components and the percentages for each component with respect to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone are the same as those for their 2016 annual cash bonuses described above under “ — Annual Cash Bonus”. The Compensation Committee, in consultation with management, linked target performance levels to these measures, as we believe that each of them is an important factor in our revenue growth and for sustaining our business model. The Compensation Committee granted the following awards of performance-based RSUs to our Named Executive Officers:

(i) Mr. Eisenberg — 36,873; (ii) Mr. Costantini —11,061; (iii) each of Messrs. Stolte and Le Brun — 9,218; and (iv) Mr. Malone — 7,374. The 2016 performance-based RSUs vest in 2017 dependent upon achieving financial and operational performance targets for 2016.

We believe that the vesting periods in connection with these performance-based RSU awards are appropriate because they allow the Compensation Committee to formulate performance targets annually that are aligned with our dynamic business plans and external factors.

MPU Grants.    A market performance unit, or MPU is a long-term equity-based award denominated in dollars representing up to 45% of the grantee’s base salary, which vests based on achieving stock price targets over a specified three-year performance period. One-third of the MPUs will vest at the end of each one-year performance period if the Company meets the specified stock price target. The value of the MPUs that will be earned each year ranges from 7.5% to 15% of each of the Named Executive Officers’ base salary for the year in which the MPUs were granted depending on the Company’s stock price performance for that year above the specified minimum target price. Under the terms of the MPUs, the annual stock price is calculated by using the average daily closing price of the Company’s common stock for 20 trading days preceding December 31 of the relevant fiscal year. The payout amounts for the MPUs may be paid in cash, stock or a combination of both as determined by the Compensation Committee. If paid in common stock, the payout amount will be calculated based upon the fair market value of the Company’s common stock on the trading day immediately preceding the payout date. Payment whether paid in cash, common stock or a combination of both must be paid by March 15th of the calendar year immediately following the year in which each performance period ends. If the stock price at the end of each annual year is below the minimum stock price the payout amounts will be zero. If the stock price meets the minimum stock price for each year, the payout amount will be equal to 7.5% of the grantee’s base salary for the year in which the MPUs were granted. If the stock price falls between the minimum and target stock price for each year, the payout amounts will be interpolated on a straight-line basis between the minimum and target stock price.

MPUs 2013-2015 Performance Cycle. On December 13, 2012, the Compensation Committee granted MPUs to Messrs. Eisenberg, Costantini, Stolte and Le Brun for the three-year performance period which ended on December 31, 2015 (the “2013 – 2015 MPUs”). On January 1, 2014, the first third of the 2013-2015 MPUs vested based on the stock price performance for 2013 exceeding the specified target price of $5.00 per share. The payout amounts for Messrs. Eisenberg, Costantini, Stolte and Le Brun were 15% of their respective 2013 base salaries ($63,750, $44,226, $36,855 and $31,403, respectively) and were paid in 10,055 shares, 6,976 shares, 5,813 shares and 4,953 shares of common stock, respectively, based on the closing price of our common stock on December 31, 2013 of $6.34 per share. On January 1, 2015, the second third of the 2013-2015 MPUs vested based on the stock price performance for 2014 exceeding the specified target price of $6.00 per share. The payout amounts for Messrs. Eisenberg, Costantini, Stolte and Le Brun were 15% of their respective 2013 base salaries and were paid in 9,748 shares, 6,762 shares, 5,635 shares and 4,802 shares of common stock, respectively, based on the closing price of our common stock on December 31, 2014 of $6.54 per share. On January 1, 2016, the final third of the 2013-2015 MPUs vested based on the stock price performance for 2015 exceeding the specified target price of $7.00 per share. The payout amounts for Messrs. Eisenberg, Costantini, Stolte and Le Brun were 15% of their respective 2013 base salaries and were paid solely in cash: Mr. Eisenberg — $63,750; Mr. Costantini — $44,226; Mr. Stolte — $36,855; and Mr. Le Brun — $31,403.

MPUs 2014-2016 Performance Cycle. On December 12, 2013, the Compensation Committee granted MPUs to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone for the three-year performance period which ends on December 31, 2016 (the “2014-2016 MPUs”). On January 1, 2015, the first third of the 2014-2016 MPUs partially vested based on the stock price performance for 2014 exceeding the specified minimum target price of $5.00 per share but not exceeding the target stock price. The payout amounts for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone were 13% of their respective 2014 base salaries ($56,063, $38,821, $32,341, $28,374 and $29,250, respectively) and were paid in 8,456 shares, 5,866 shares, 4,889 shares, 4,165 shares and 4,477 shares of common stock, respectively, based on the closing price of our common stock on December 31, 2014 of $6.54 per share. On January 1, 2016, the second third of the 2014-2016 MPUs partially vested based on the stock price performance for 2015 exceeding the specified minimum target price of $5.50 per share. The payout amounts for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone were 11% of their respective 2014 base salaries and were paid solely in cash: Mr. Eisenberg — $48,131; Mr. Costantini — $33,391; Mr. Stolte — $27,826; Mr. Le Brun — $23,709; and Mr. Malone — $25,481.

MPUs 2015-2017 Performance Cycle. On December 17, 2014, the Compensation Committee granted MPUs to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone for the three-year performance period which ends on December 31, 2017 (the “2015-2017 MPUs”). On January 1, 2016, the first third of the 2015-2017 MPUs vested based on the stock price performance for 2015 exceeding the specified target price of $7.00 per share. The payout amounts for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone were 15% of their respective 2015 base salaries and were paid solely in cash: Mr. Eisenberg — $67,500; Mr. Costantini — $46,500; Mr. Stolte — $38,700; Mr. Le Brun — $36,750; and Mr. Malone — $33,750.

MPUs 2016-2018 Performance Cycle. On December 15, 2015, the Compensation Committee granted MPUs to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone for the three-year performance period which ends on December 31, 2018.

2015 Time-based RSU grants.    On December 15, 2015, the Compensation Committee granted the following amount of time-based RSUs to our Named Executive Officers: Mr. Eisenberg — 36,873; Mr. Costantini — 11,062; Messrs. Stolte and Le Brun — 9,218 each; and Mr. Malone —7,374. These time-based RSUs vest on January 1, 2017.

We believe that the vesting periods in connection with these time-based RSU awards are appropriate because they are intended to help retain employees, including executives, by rewarding them for continued service with us.

Health and Welfare Benefits

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Generally these programs are the same offered to all employees.

Perquisites

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to the Company’s business.

The principal perquisites offered to our Named Executive Officers are car allowances and life insurance premiums. Please see the Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

401(k) Plan

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The plan is a defined contribution plan that covers all our employees who have been employed for three months or longer, beginning on the date of employment. Employees may contribute up to 15% of their eligible compensation (subject to certain limits) as pretax, salary deferral contributions. In addition, the plan contains a discretionary contribution component pursuant to which we may make an additional annual contribution. Contributions made by us vest over a five-year period from the employee’s date of employment. We match the amount contributed by each employee up to 3% of the employee’s salary.

Severance and Change in Control Benefits

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

Severance Benefits.    Our employment agreements with the Named Executive Officers provide that upon an involuntary termination of employment will pay to the terminated Named Executive Officer cash severance and other benefits in an amount consistent with competitive practice. These benefits include continued base salary payments for a period of one year for all of the Named Executive Officers (except for Mr. Malone), and in certain instances health insurance coverage (typically for a one-year or shorter period). Severance benefits are intended to ease the financial consequences to a Named Executive Officer due to an unplanned termination of employment. We benefit by requiring a general release from a separated Named Executive Officer employees. In addition, we have included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

Change in Control Benefits.    Our employment agreements with the Named Executive Officers provide for change of control benefits of continued base salary payments for a period of eighteen months for all of the Named Executive Officers (except for Mr. Malone), and in certain instances health insurance coverage, health care coverage (typically for an 18 month or shorter period). Under the 2006 LTIP and the award agreements under those plans, our stock options, RSUs, SARs and MPUs generally vest upon a change of control with a specified minimum price threshold, whether or not time vesting requirements or performance targets have been achieved. Under the employment arrangements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment, a so-called “double” trigger mechanism. In adopting the so-called “single” trigger treatment for equity-based awards, we were guided by a number of principles: being consistent with current market practice among communications company peers; and keeping employees relatively whole for a reasonable period but avoid creating a “windfall”. Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity-based grants. Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the change of control transaction. Single trigger vesting on performance-based equity awards, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

Under the 2016 Long-Term Incentives Plan, which is being proposed for shareholder approval at the Annual Meeting, unless otherwise provided in the award agreement, (i) unvested awards that are assumed or otherwise replaced in the change of control transaction with an award that is substantially comparable will include a “double” trigger vesting, requiring a termination of employment without cause or for good reason within two years after a change of control and (ii) unvested awards that are not assumed or replaced with substantially comparable awards will have a “single” trigger vesting, which will fully vest the award upon the change of control. Any awards subject to performance goals will be vested as if the performance goal had been achieved at target (regardless of actual performance) and prorated to reflect the portion of the performance period elapsed as of the vesting date. A change of control is defined under the 2016 Long-Term Incentives Plan as an event that would be considered a “change in control” under Section 409A of the Code and no longer includes the minimum price threshold that applies under the 2006 LTIP. See “Proposal to Approve the Adoption of the 2016 Long-Term Incentives Plan (Proposal 3)”.

While we believe the “double” trigger vesting of equity-based awards may be more appropriate where the expected benefits of the unvested equity-based awards are preserved for employees following the change of control transaction, we continue to believe that “single” trigger vesting of equity-based awards is still appropriate under certain circumstances for the reasons described above.

Clawback Policy

The Company has adopted an Executive Incentive Compensation Recoupment Policy, or clawback policy, applicable to incentive compensation (i.e., cash bonus or equity based awards based on achievement of a performance metric) that are subsequently the subject of certain material restatements of financial statements, and incentive compensation based on materially inaccurate financial or performance measurements. The clawback policy is applicable to all executive officers subject to Section 16 of the Exchange Act, including the Named Executive Officers. The clawback policy extends to incentive compensation awarded within three completed fiscal years immediately preceding the date on which a material restatement is required or within three completed fiscal years immediately preceding the date on which the Compensation Committee determines that incentive compensation based on materially inaccurate financial or performance measurements has been awarded or paid. Employees covered under the clawback policy shall also be subject to any additional “clawback” or recoupment requirements required by applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 304 of the Sarbanes-Oxley Act.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits our tax deductions relating to the compensation paid to Named Executive Officers, unless the compensation is performance-based, the material terms of the applicable performance goals are disclosed to and approved by our stockholders and the other requirements of Section 162(m) are also satisfied. Our 2006 LTIP has received stockholder approval and, to the extent applicable, was prepared with the intention that our incentive compensation may qualify as performance-based compensation under Section 162(m). Similarly, the 2016 Long-Term Incentives Plan has been prepared with the intention that incentive compensation under the plan may qualify as performance-based compensation under Section 162(m) and the material terms of the applicable performance goals have been disclosed to shareholders and are proposed for shareholder approval at the Annual Meeting. See “Proposal to Approve the Adoption of the 2016 Long-Term Incentives Plan (Proposal 3)”. However, under both the 2016 LTIP and the 2016 Long-Term Incentives Plan, we reserve the right to forego deductibility at the discretion of the Compensation Committee and pay performance based compensation that is not deductible under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we recognize the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that we achieve our best interests and the best interests of our stockholders. To the extent consistent with this goal and to help us manage our compensation costs, we generally attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based, subject to our right to forego the deductibility at the discretion of the Compensation Committee.

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, imposes requirements applicable to “nonqualified deferred compensation plans”. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. We intend that awards granted under the 2006 LTIP will comply with the requirements of Section 409A and intend to administer and interpret the 2006 LTIP in such a manner. Similarly, we intend that awards granted under the 2016 Long-Term Incentives Plan, if approved by shareholders at the Annual Meeting, will comply with the requirements of Section 409A and intend to administer and interpret the 2016 Long-Term Incentives Plan in such a manner. See “Proposal to Approve the Adoption of the 2016 Long-Term Incentives Plan (Proposal 3)”.

Role of Executives and Others in Establishing Compensation

During 2015 our Chief Executive Officer, Mr. Eisenberg, reviewed the performance of the Named Executive Officers (other than his own, which was reviewed by the Compensation Committee), and met on a case-by-case basis with each of the other Named Executive Officers to discuss proposed salary adjustments and annual award amounts, which were then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. Mr. Eisenberg in his capacity as Chief Executive Officer, attended meetings of the Compensation Committee in 2015.

Hedging Policy

As part of its insider trading policy, the Company has a adopted a prohibition on directors, officers and employees of the Company (i) trading in derivative securities of the Company, unless specifically approved in advance in writing by the Company, and (ii) any short selling of the Company’s stock. Although the Company does not have a specific policy on directors and executive officers pledging shares of stock, under the Company’s insider trading policy, any transaction involving Company stock by a director or an executive officer, including pledges of shares, must be pre-cleared in advance by the Company. There are currently no outstanding pledges of our stock by any of our directors or executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee

John Major, Chairman

Timothy Kelleher

Gary Ritondaro

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Bonus $(1)	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All other Compensation $(5)	Total $
Marc Eisenberg	2015	$450,000	$45,000	$612,498	$—	$502,727	$25,740	$1,635,965
Chief Executive Officer	2014	431,250	43,124	345,300	294,750	447,486	24,252	1,586,162
	2013	425,000	42,500	203,400	219,600	357,000	23,970	1,271,470

Robert Costantini	2015	310,000	29,440	227,494	—	330,541	16,846	914,321
Executive Vice President	2014	298,630	28,359	124,500	106,110	297,780	19,452	874,831
and Chief Financial	2013	294,840	28,000	112,266	98,820	238,000	19,170	791,096
Officer

John J. Stolte, Jr.	2015	258,000	17,954	189,496	—	180,131	8,825	654,406
Executive Vice	2014	248,775	17,212	100,380	90,390	164,420	9,293	630,470
President-Technology	2013	245,700	—	90,580	84,180	133,875	9,570	563,905
and Operations

Christian G. Le Brun	2015	245,000	17,554	186,246	—	158,133	9,100	616,033
Executive Vice President	2014	218,264	15,638	97,650	90,390	149,384	8,370	579,696
and General Counsel	2013	209,352	15,000	83,310	84,180	123,750	8,182	523,774

Craig Malone	2015	225,000	13,776	156,248	—	137,582	8,521	541,127
Executive Vice President	2014	225,000	13,776	86,850	70,740	126,420	8,802	531,588
Product Development	2013	218,550	50,000	56,520	81,000	—	7,789	413,859

(1)	The amounts set forth in the “Bonus” column represent cash amounts of the discretionary portions of the 2015, 2014 and 2013 performance-based annual incentive awards which were paid following the Compensation Committee’s determination of the final amounts earned by the Named Executive Officers.

(2)	The amounts set forth in the “Stock Awards” column for 2015, 2014 and 2013 represent the aggregate grant date fair values of performance-based RSU awards and MPU awards to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For performance-based RSU awards such amounts are based on the probable outcome of the performance conditions as of the grant date. For MPU awards such amounts are based on the share price as of the year-end date. For the MPUs such amounts are based on the vesting of 100% of the MPUs awarded based on achieving the target stock price level. For a discussion of the assumptions used to calculate the grant date fair value of an RSU award and an MPU award shown in the “Stock Awards” column, see Note 4 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding RSU and MPU awards in 2015, 2014 and 2013 and the Outstanding Equity Awards at 2015 Fiscal Year-End Table for a further discussion regarding outstanding RSU and MPU awards.

(3)	The amounts set forth in the “Options Awards” column represent the aggregate grant date fair values of time-based SAR awards to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone computed in accordance with FASB ASC Topic 718, Compensation— Stock Compensation. For a discussion of the assumptions used to calculate the grant date fair value of the SAR awards shown in the “Options Awards” column, see Note 4 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding SAR awards in 2015, 2014 and 2013 and the Outstanding Equity Awards at 2015 Fiscal Year-End Table for a further discussion regarding outstanding SAR awards.

(4)	The amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the annual incentive bonus paid to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone under the terms of their respective employment arrangements. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” and the Grants of Plan-Based Awards Table for a further discussion regarding the 2015 annual incentive payments.

(5)	The amounts set forth in the “All Other Compensation” column are comprised of the following for each Named Executive Officer:

Marc Eisenberg:

Perquisites and Personal Benefits:

2015: $9,288 for 401(k) matching contributions, $14,400 for automobile allowance and $2,052 for payment of life insurance premiums.

2014: $7,800 for 401(k) matching contributions, $14,400 for automobile allowance and $2,052 for payment of life insurance premiums.

2013: $7,500 for 401(k) matching contributions, $14,400 for automobile allowance and $2,070 for payment of life insurance premiums.

Robert Costantini:

Perquisites and Personal Benefits:

2015: $5,194 for 401(k) matching contributions, $9,600 for automobile allowance and $2,052 for payment of life insurance premiums.

2014: $7,800 for 401(k) matching contributions, $9,600 for automobile allowance and $2,052 for payment of life insurance premiums.

2013: $7,500 for 401(k) matching contributions, $9,600 for automobile allowance and $2,070 for payment of life insurance premiums.

John Stolte:

Perquisites and Personal Benefits:

2015: $6,773 for 401(k) matching contributions and $2,052 for payment of life insurance premiums.

2014: $7,241 for 401(k) matching contributions and $2,052 for payment of life insurance premiums.

2013: $7,500 for 401(k) matching contributions and $2,070 for payment of life insurance premiums.

Christian Le Brun:

Perquisites and Personal Benefits:

2015: $7,044 for 401(k) matching contributions and $2,056 for payment of life insurance premiums.

2014: $6,459 for 401(k) matching contributions and $1,911 for payment of life insurance premiums.

2013: $6,281 for 401(k) matching contributions and $1,911 for payment of life insurance premiums.

Craig Malone:

Perquisites and Personal Benefits:

2015: $6,469 for 401(k) matching contributions and $2,052 for payment of life insurance premiums.

2014: $6,750 for 401(k) matching contributions and $2,052 for payment of life insurance premiums.

2013: $6,577 for 401(k) matching contributions and $1,232 for payment of life insurance premiums.

Grants of Plan-Based Awards in 2015

Name	Award Date(1)	Committee Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Target			Target
				Threshold	Upper	Maximum	Threshold	Upper	Maximum
				($)	($)	($)	(#)	(#)	(#)
Marc Eisenberg	2016 non-equity incentive plan awards
	12/15/2015	12/15/2015	2016 annual incentive (Adjusted EBITDA)	112,273	224,546	548,207	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Consolidated revenues)	56,250	112,500	225,000	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Direct channel revenues)	22,500	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Net subscriber additions)	22,500	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #1)	22,500	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Discretionary new projects)	—	—	45,000	—	—	—	—	—	—

	Total 2016 non-equity incentive plan awards			236,023	337,046	818,207

	2016 equity incentive plan awards
	12/15/2015	12/15/2015	2016 performance-based RSUs (Adjusted EBITDA)	—	—	—	—	18,437	—	—	—	125,003
	12/15/2015	12/15/2015	2016 performance-based RSUs (Consolidated revenues)	—	—	—	—	9,218	—	—	—	62,498
	12/15/2015	12/15/2015	2016 performance-based RSUs (Direct channel revenues)	—	—	—	—	1,844	—	—	—	12,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Net subscriber additions)	—	—	—	—	1,844	—	—	—	12,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Operational target #1)	—	—	—	—	1,844	—	—	—	12,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Discretionary new projects)	—	—	—	—	3,686	—	—	—	24,991
	12/15/2015	12/15/2015	Time-based RSUs	—	—	—		—		36,873		249,999
	12/15/2015	12/15/2015	MPUs	—	—	—	(7)	—	(7)	—	—	112,500

	Total 2016 equity incentive plan awards						(7)	36,873	(7)	36,873	—	612,498

Name	Award Date(1)	Committee Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Target			Target
				Threshold	Upper	Maximum	Threshold	Upper	Maximum
				($)	($)	($)	(#)	(#)	(#)
Robert G. Costantini	2016 non-equity incentive plan awards
	12/15/2015	12/15/2015	2016 annual incentive (Adjusted EBITDA)	74,400	148,800	363,281	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Consolidated revenues)	36,428	72,855	145,710	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Direct channel revenues)	14,467	70,000	140,000	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Net subscriber additions)	14,467	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #1)	14,466	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Discretionary new projects)	—	—	29,440	—	—	—	—	—	—

	Total 2016 non-equity incentive plan awards			154,228	291,655	678,431

	2016 equity incentive plan awards
	12/15/2015	12/15/2015	2016 performance-based RSUs (Adjusted EBITDA)	—	—	—	—	5,531	—	—	—	37,500
	12/15/2015	12/15/2015	2016 performance-based RSUs (Consolidated revenues)	—	—	—	—	2,765	—	—	—	18,747
	12/15/2015	12/15/2015	2016 performance-based RSUs (Direct channel revenues)	—	—	—	—	553	—	—	—	3,749
	12/15/2015	12/15/2015	2016 performance-based RSUs (Net subscriber additions)	—	—	—	—	553	—	—	—	3,749
	12/15/2015	12/15/2015	2016 performance-based RSUs (Operational target #2)	—	—	—	—	553	—	—	—	3,749
	12/15/2015	12/15/2015	2016 performance-based RSUs (Discretionary new projects)	—	—	—	—	1,106	—	—	—	7,499
	12/15/2015	12/15/2015	Time-based RSUs	—	—	—	—	—	—	11,062	—	75,000
	12/15/2015	12/15/2015	MPUs	—	—	—	(7)	—	(7)	—	—	77,500

	Total 2016 equity incentive plan awards						(7)	11,061	(7)	11,062	—	227,494

Name	Award Date(1)	Committee Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Target			Target
				Threshold	Upper	Maximum	Threshold	Upper	Maximum
				($)	($)	($)	(#)	(#)	(#)
John J. Stolte, Jr.	2016 non-equity incentive plan awards
	12/15/2015	12/15/2015	2016 annual incentive (Adjusted EBITDA)	44,886	89,771	157,010	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Consolidated revenues)	23,088	46,176	80,761	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 performance-based RSUs (Operational target #3)	8,926	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #4)	8,926	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #5)	8,925	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Discretionary new projects)	—	—	17,954	—	—	—	—	—	—

	Total 2016 non-equity incentive plan awards			94,751	135,947	255,725

	2016 equity incentive plan awards
	12/15/2015	12/15/2015	2016 performance-based RSUs (Adjusted EBITDA)	—	—	—	—	4,609	—	—	—	31,249
	12/15/2015	12/15/2015	2016 performance-based RSUs (Consolidated revenues)	—	—	—	—	2,305	—	—	—	15,628
	12/15/2015	12/15/2015	2016 performance-based RSUs (Operational target #3)	—	—	—	—	461	—	—	—	3,126
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #4)	—	—	—	—	461	—	—	—	3,126
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #5)	—	—	—	—	461	—	—	—	3,126
	12/15/2015	12/15/2015	2016 performance-based RSUs (Discretionary new projects)	—	—	—	—	921	—	—	—	6,244
	12/15/2015	12/15/2015	Time-based RSUs	—	—	—	—	—	—	9,218	—	62,498
	12/15/2015	12/15/2015	MPUs	—	—	—	(7)	—	(7)	—	—	49,140

	Total 2016 equity incentive plan awards						(7)	9,218	(7)	9,218	—	174,136

Name	Award Date(1)	Committee Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Target			Target
				Threshold	Upper	Maximum	Threshold	Upper	Maximum
				($)	($)	($)	(#)	(#)	(#)
Christian G. Le Brun	2016 non-equity incentive plan awards
	12/15/2015	12/15/2015	2016 annual incentive (Adjusted EBITDA)	42,660	85,321	149,227	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Consolidated revenues)	21,943	43,885	76,756	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 performance-based RSUs (Direct channel revenues)	6,191	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 performance-based RSUs (Net subscriber additions)	6,191	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #1)	6,191	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #6)	6,190	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Discretionary new projects)	—	—	17,554	—	—	—	—	—	—

	Total 2016 non-equity incentive plan awards			89,366	129,206	243,537

	2016 equity incentive plan awards
	12/15/2015	12/15/2015	2016 performance-based RSUs (Adjusted EBITDA)	—	—	—	—	4,609	—	—	—	31,249
	12/15/2015	12/15/2015	2016 performance-based RSUs (Consolidated revenues)	—	—	—	—	2,305	—	—	—	15,628
	12/15/2015	12/15/2015	2016 performance-based RSUs (Direct channel revenues)	—	—	—	—	346	—	—	—	2,346
	12/15/2015	12/15/2015	2016 performance-based RSUs (Net subscriber additions)	—	—	—	—	346	—	—	—	2,346
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #1)	—	—	—	—	346	—	—	—	2,346
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #6)	—	—	—	—	346	—	—	—	2,346
	12/15/2015	12/15/2015	2016 performance-based RSUs (Discretionary new projects)	—	—	—	—	920	—	—	—	6,238
	12/15/2015	12/15/2015	Time-based RSUs	—	—	—	—	—	—	9,218	—	62,498
	12/15/2015	12/15/2015	MPUs	—	—	—	(7)	—	(7)	—	—	41,870

	Total 2016 equity incentive plan awards						(7)	9,218	(7)	9,218	—	166,866

Name	Award Date(1)	Committee Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Target			Target
				Threshold	Upper	Maximum	Threshold	Upper	Maximum
				($)	($)	($)	(#)	(#)	(#)
Craig Malone	2016 non-equity incentive plan awards
	12/15/2015	12/15/2015	2016 annual incentive (Adjusted EBITDA)	34,439	68,878	120,467	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Consolidated revenues)	17,219	34,439	60,234	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Direct channel revenues)	6,888	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Net subscriber additions)	6,888
	12/15/2015	12/15/2015	2016 annual incentive (Operational target #7)	6,888	—	—	—	—	—	—	—	—
	12/15/2015	12/15/2015	2016 annual incentive (Discretionary new projects)	—	—	13,776	—	—	—	—	—	—

	Total 2016 non-equity incentive plan awards			72,321	103,317	194,477

	2016 equity incentive plan awards
	12/15/2015	12/15/2015	2016 performance-based RSUs (Adjusted EBITDA)	—	—	—	—	3,688	—	—	—	25,005
	12/15/2015	12/15/2015	2016 performance-based RSUs (Consolidated revenues)	—	—	—	—	1,844	—	—	—	12,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Direct channel revenues)	—	—	—	—	369	—	—	—	2,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Net subscriber additions)	—	—	—	—	369	—	—	—	2,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Obtain certain customer product targets)	—	—	—	—	369	—	—	—	2,502
	12/15/2015	12/15/2015	2016 performance-based RSUs (Discretionary new projects)	—	—	—	—	736	—	—	—	4,990
	12/12/2013	12/12/2013	Time-based RSUs	—	—	—	—	—	—	7,374	—	49,996
	12/12/2013	12/12/2013	MPUs	—	—	—	(7)	—	(7)	—	—	49,000

	Total 2016 equity incentive plan awards						(7)	7,375	(7)	7,374	—	148,998

(1)	The date the Compensation Committee approved the issuance of the award.

(2)	The amounts shown represent annual incentive payments payable for fiscal year 2016 to Messrs. Eisenberg, Costantini, Stolte and Le Brun pursuant to employment agreements with the Company. For Mr. Malone the amounts shown represent annual incentive payable to him for fiscal year 2016 pursuant to an offer letter. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for a summary of the employment arrangements. The actual annual incentive payment amount paid to each of these Named Executive Officers for fiscal year 2015 operational and financial performance targets are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For 2015, the incentive payments for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone are calculated based on a percentage of the executive’s 2015 base salary, determined based on the achievement of specified financial and operational performance targets of the Company for fiscal year 2015. Please see “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Bonus” for a further discussion regarding the allocation of annual incentive payments with respect to the specified performance targets.

(3)	On December 15, 2015, our Compensation Committee established 2016 operational and financial performance targets and granted performance-based RSU awards to each of Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone. The performance-based RSUs vest upon achievement of various 2016 operational and financial performance targets and continued employment through the date that our Compensation Committee has determined the performance targets have been achieved. Mr. Eisenberg was granted 36,873 performance-based RSU awards, Mr. Costantini was granted 11,061 performance-based RSU awards, each of Messrs. Stolte and Le Brun was granted 9,218 performance-based RSU awards and Mr. Malone was granted 7,374 performance-based RSU awards. Further on December 15, 2015, our Compensation Committee granted 2016-2018 MPUs to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone based on the Company’s stock price performance over a three-year performance period. One-third of the MPUs vest at the end of each year in the performance period only if the Company satisfies stock price targets and continued employment through the date that our Compensation Committee has determined that the stock price targets have been achieved. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding performance-based RSU and MPU awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU and MPU awards.

(4)	The amounts shown in the “Target” column represents the value of annual incentive payments payable if the Fiscal 2016 Adjusted EBITDA and Consolidated Revenue performance targets are achieved at the 100% level. The amounts shown in the “Threshold Target” column represent the lower value of annual incentive payments payable if the performance targets are achieved at the 90% level for Fiscal 2016 Adjusted EBITDA and 93% level for Consolidated Revenues, and the value of annual incentive payments payable if all other performance targets (excluding discretionary portion) are achieved at the 100% level. The amounts shown in the “Maximum Target” column represent the maximum value of annual incentive payments payable if the performance targets are achieved at the 110% level for Fiscal 2016 Adjusted EBITDA and 108% level for Consolidated Revenue, and the maximum amount of the discretionary portion of the annual incentive payments payable upon determination by the Compensation Committee. Please see “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Bonus” for a further discussion regarding the allocation of annual incentive payments with respect to the specified performance targets.

(5)	On December 15, 2015, Mr. Eisenberg was granted 36,873 time-based RSU awards, Mr. Costantini was granted 11,061 time-based RSU awards, each of Messrs. Stolte and Le Brun was granted 9,218 time-based RSU awards and Mr. Malone was granted 7,374 time-based RSU awards. These time-based RSU awards will vest on January 1, 2017. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding time-based RSU awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these time-based RSU awards.

(6)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions used to calculate the grant date fair value of the performance- and time-based RSUs and MPUs, see Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(7)	Although the MPUs are equity incentive plan awards, the payouts are based on a percentage of salary rather than shares or units. In lieu of reporting the estimated probable payments in the table above, the following table reflects the Threshold and Maximum payments in dollars of the MPUs to the Named Executive Officers set forth in the table, assuming the Company’s stock price performance during the applicable performance cycle satisfied the Threshold or Maximum levels.

Name	Threshold ($)	Maximum ($)
Marc Eisenberg	$101,250	$202,500
Robert G. Costantini	69,750	139,500
John J. Stolte Jr.	58,050	116,100
Christian G. Le Brun	55,125	110,250
Craig Malone	50,625	101,250

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or units of stock that have not vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Units or Other That have not Vested ($)(1)
Marc Eisenberg	15,167	(2)	—		—	11.00	10/5/2016	—	—	—		—
	20,844	(2)	—		—	11.00	10/5/2016	—	—	—		—
	10,129	(2)	—		—	11.00	10/5/2016	—	—	—		—
	21,667	(2)	—		—	11.00	10/5/2016	—	—	—		—
	15,167	(2)	—		—	11.00	2/27/2017	—	—	—		—
	125,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	300,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	11,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	4,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	2,500	(2)	—		—	2.46	3/3/2020	—	—	—		—
	2,500	(2)	—		—	2.46	3/3/2020	—	—	—		—
	2,750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	10,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	150,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	100,000	(2)	—		—	2.74	10/26/2021	—	—	—		—
	12,500	(2)	—		—	3.65	3/2/2021	—	—	—		—
	6,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	2,500	(2)	—		—	3.65	3/2/2021	—	—	—		—
	2,500	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	7,500	(2)	—		—	3.65	3/2/2021	—	—	—		—
	34,687	(2)	—		—	3.42	3/7/2022	—	—	—		—
	80,000	(2)	—		—	3.53	10/24/2022	—	—	—		—
	60,000	(2)	—		—	5.92	12/12/2023	—	—	—		—
	—		75,000	(2)(3)	—	6.60	12/17/2024	—	—	—		—
	—		—		—	—	—	—	—	19,000	(4)	137,560	(4)
										9,500	(5)	68,780	(5)
	—		—		—	—	—	—	—	1,425	(6)	10,317	(6)
	—		—		—	—	—	—	—	1,425	(7)	10,317	(7)
	—		—		—	—	—	—	—	2,850	(8)	20,634	(8)
	—		—		—	—	—	—	—	3,800	(9)	27,512	(9)
										36,873	(10)	266,961	(10)
	—		—		—	—	—	—	—	36,873	(12)	266,961	(12)
										(11)		(11)

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or units of stock that have not vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Units or Other That have not Vested ($)(1)
Robert Costantini	44,444	(2)	—		—	11.00	10/5/2016	—	—	—		—
	22,222	(2)	—		—	11.00	10/5/2016	—	—	—		—
	22,223	(2)	—		—	11.00	10/5/2016	—	—	—		—
	11,111	(2)	—		—	11.00	10/5/2016	—	—	—		—
	5,195	(2)	—		—	11.00	10/5/2016	—	—	—		—
	14,444	(2)	—		—	11.00	10/5/2016	—	—	—		—
	50,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	200,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	6,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,938	(2)	—		—	2.46	3/3/2020	—	—	—		—
	875	(2)	—		—	2.46	3/3/2020	—	—	—		—
	875	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	5,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	75,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	50,000	(2)	—		—	2.74	10/26/2021	—	—	—		—
	7,500	(2)	—		—	3.65	3/2/2021	—	—	—		—
	3,125	(2)	—		—	3.65	3/2/2021	—	—	—		—
	625	(2)	—		—	3.65	3/2/2021	—	—	—		—
	625	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	3,750	(2)	—		—	3.65	3/2/2021	—	—	—		—
	16,875	(2)	—		—	3.42	3/7/2022	—	—	—		—
	50,000	(2)	—		—	3.53	10/24/2012
	27,000	(2)			—	5.92	12/12/2023	—	—	—		—
	—		27,000	(2)(3)	—	6.60	12/17/2024	—	—	—		—
	—		—		—	—	—	—	—	4,500	(4)	32,580	(4)
	—		—		—	—	—	—	—	2,250	(5)	16,290	(5)
										338	(6)	2,447	(6)
	—		—		—	—	—	—	—	338	(7)	2,447	(7)
	—		—		—	—	—	—	—	674	(8)	4,880	(8)
	—		—		—	—	—	—	—	900	(9)	6,516	(9)
	—		—		—	—	—	—	—	11,061	(10)	80,082	(10)
	—		—		—	—	—	—	—	11,062	(12)	80,089	(12)
	—		—		—	—	—	—	—	(11)		(11)

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or units of stock that have not vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Units or Other That have not Vested ($)(1)
John J. Stolte, Jr.	30,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	120,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	3,750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	3,325	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	3,750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	75,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	50,000	(2)	—		—	2.74	10/26/2021	—	—	—		—
	3,750	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	2,500	(2)	—		—	3.65	3/2/2021	—	—	—		—
	3,750	(2)	—		—	3.65	3/2/2021	—	—	—		—
	17,345	(2)	—		—	3.42	3/7/2022	—	—	—		—
	40,000	(2)	—		—	3.53	10/24/2022
	23,000	(2)	—		—	5.92	12/12/2023	—	—	—		—
	—		23,000	(2)(3)	—	6.60	12/17/2024	—	—	—		—
	—		—		—	—	—	—	—	3,500	(4)	25,340	(4)
										1,750	(5)	12,670	(5)
	—		—		—	—	—	—	—	1,050	(8)	7,602	(8)
	—		—		—	—	—	—	—	700	(9)	5,068	(9)
	—		—		—	—	—	—	—	9,218	(10)	66,738	(10)
	—		—		—	—	—	—	—	9,218	(12)	66,738	(12)
	—		—		—	—	—	—	—	(11)		(11)

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or units of stock that have not vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Units or Other That have not Vested ($)(1)
Christian G. Le Brun	30,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	120,000	(2)	—		—	4.96	3/31/2018	—	—	—		—
	3,750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	750	(2)	—		—	2.46	3/3/2020	—	—	—		—
	2,500	(2)	—		—	2.46	3/3/2020	—	—	—		—
	2,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	1,250	(2)	—		—	2.46	3/3/2020	—	—	—		—
	4,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	75,000	(2)	—		—	2.46	3/3/2020	—	—	—		—
	50,000	(2)	—		—	2.74	10/26/2021	—	—	—		—
	3,750	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	3,750	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	1,250	(2)	—		—	3.65	3/2/2021	—	—	—		—
	3,750	(2)	—		—	3.65	3/2/2021	—	—	—		—
	16,406	(2)	—		—	3.42	3/7/2022	—	—	—		—
	40,000	(2)	—		—	3.53	10/24/2022	—	—	—		—
	23,000	(2)	—		—	5.92	12/12/2023	—	—	—		—
	—		23,000	(2)(5)	—	6.60	12/17/2024	—	—	—		—
	—		—		—	—	—	—	—	3,500	(4)	25,340	(4)
										1,750	(5)	12,670	(5)
										1,050	(8)	7,602	(8)
	—		—		—	—	—	—	—	700	(9)	5,068	(9)
	—		—		—	—	—	—	—	9,218	(10)	66,738	(10)
	—		—		—	—	—	—	—	9,218	(12)	66,738	(12)
	—		—		—	—	—	—	—	(11)		(11)

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or units of stock that have not vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Units or Other That have not Vested ($)(1)
Craig Malone	12,000	(2)	—		—	2.73	10/11/2021	—	—	—		—
	5,000	(2)	—		—	3.51	2/9/2022	—	—	—		—
	1,200	(2)	—		—	3.15	5/15/2022	—	—	—		—
	1,800	(2)	—		—	3.15	5/15/2022	—	—	—		—
	1,200	(2)	—		—	3.15	5/15/2022	—	—	—		—
	1,200	(2)	—		—	3.15	5/15/2022	—	—	—		—
	600	(2)	—		—	3.15	5/15/2022	—	—	—		—
	10,000	(2)	—		—	3.53	10/24/2022	—	—	—		—
	900	(2)	—		—	4.20	6/10/2023	—	—	—		—
	600	(2)	—		—	4.20	6/10/2023	—	—	—		—
	1,200	(2)	—		—	4.20	6/10/2023	—	—	—		—
	1,200	(2)	—		—	4.20	6/10/2023	—	—	—		—
	18,000	(2)	—		—	5.92	12/12/2023	—	—	—		—
	—		18,000	(2)(3)	—	6.60	12/17/2024	—	—	—		—
	—		—		—	—	—	—	—	—		—
	—		—		—	—	—	—	—	3,000	(4)	21,720	(4)
										1,500	(5)	10,860	(5)
	—		—		—	—	—	—	—	300	(6)	2,172	(6)
	—		—		—	—	—	—	—	300	(7)	2,172	(7)
	—		—		—	—	—	—	—	300	(8)	2,172	(8)
	—		—		—	—	—	—	—	600	(9)	4,344	(9)
	—		—		—	—	—	—	—	7,375	(10)	53,395	(10)
	—		—		—	—	—	—	—	7,374	(12)	53,388	(12)
	—		—		—	—	—	—	—	(11)		(11)

(1)	Based on the $7.24 per share closing price of our common stock on December 31, 2015.

(2)	SAR awards granted under our 2006 LTIP, which have a base price equal to the price of our common stock on the grant date.

(3)	Time-based SAR awards that vested on January 1, 2016.

(4)	Performance-based RSU awards that vested in February 2016 based on exceeding the fiscal 2015 target for Fiscal 2015 Adjusted EBITDA during fiscal 2015 as determined by the Compensation Committee.

(5)	Performance-based RSU awards that lapsed unvested in February 2016 exceeded the fiscal 2015 threshold target, but not the target, for Consolidated Revenues during fiscal 2015 as determined by the Compensation Committee.

(6)	Performance-based RSU awards that vested in February 2016 based on achieving the fiscal 2015 threshold target for Direct channel revenues during fiscal 2015 as determined by the Compensation Committee.

(7)	Performance-based RSU awards that vested in February 2016 based on achieving the fiscal 2015 threshold target for Net subscriber additions during fiscal 2015 as determined by the Compensation Committee.

(8)	Performance-based RSU awards which relate to the achievement of six operational targets during fiscal 2015. The operational targets relate to the individual Named Executive Officer’s role and responsibilities. Not all objectives were applicable to each Named Executive Officer. A portion of the performance-based RSU awards vested in February 2016 based on achieving six of the eight objectives during fiscal 2015, while a portion of the performance-based RSUs lapsed unvested in February 2016 based on not achieving two of the eight objectives during fiscal 2015. The number of performance-based RSU awards that vested were 2,850 for Mr. Eisenberg, 675 for Mr. Costantini, 1,050 for Mr. Stolte, 525 for Mr. Le Brun and 300 for Mr. Malone.

(9)	Performance-based RSU awards that vested in February 2016 based on the Compensation Committee’s discretionary determination that certain key projects for each of the Named Executive Officers had been completed.

(10)	Performance-based RSU awards which vest in 2017 based on achieving fiscal 2016 performance targets during fiscal 2016 as determined by the Compensation Committee.

(11)	MPU award payouts are based on a percentage of salary rather than shares or units. For a discussion of the estimated payout amounts for these unvested MPUs, see footnote (3) to the Grants of Plan-Based Awards Table.

(12)	Time-based RSU awards which vest on January 1, 2017.

Option Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Securities Acquired on Vesting (#) (2)	Value Realized on Vesting ($)
Marc Eisenberg	—	—	19,250	109,725
Robert G. Costantini	—	—	8,663	49,379
John J. Stolte, Jr.	—	—	6,457	36,805
Christian G. Le Brun	50,000	80,258	6,475	36,908
Craig Malone	—	—	5,325	30,353

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise

(2)	Shares acquired on vesting of performance-based RSU awards on March 9, 2015

(3)	Based on the closing price of our common stock on the vesting date of $5.70 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2015, about shares of our common stock that may be issued upon the exercise or vesting of options, RSUs and SARs granted to employees and directors under all of our existing equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise or vesting of outstanding options, RSUs and SARs		Weighted- average exercise price of outstanding options and SARs		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	5,753,331	(2)	$5.09	(3)	1,949,400	(4)
Equity compensation plans not approved by stockholders	—		—		—
Total	5,753,331				1,949,400

(1)	Consists of the following equity compensation plans: the 2004 Stock Option Plan and the 2006 LTIP

(2)	Consists of 4,887,958 shares underlying outstanding time- and performance-based SARs and 865,373 shares underlying outstanding time- and performance-based RSUs granted under the 2006 LTIP.

(3)	Excludes 865,373 shares underlying outstanding time- and performance-based RSUs which do not have an exercise price.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

ORBCOMM Europe

We have entered into a service license agreement covering 43 jurisdictions in Europe and a gateway services agreement with ORBCOMM Europe LLC, a company in which we indirectly own a 49.95% interest. The service license agreement and the gateway services agreement with ORBCOMM Europe contain terms and conditions substantially similar to the service license agreements and the gateway services agreements we have and expect to enter into with other licensees, except for certain more favorable pricing terms. ORBCOMM Europe is owned 50% by Satcom International Group plc and 50% by OHB AG (“OHB”). We hold a 99.9% ownership interest in Satcom.

OHB is a substantial stockholder and a direct investor of ours and its Chief Executive Officer, Marco Fuchs, is on our board of directors. In addition, Satcom has been appointed by ORBCOMM Europe as a country representative for the United Kingdom, Ireland and Switzerland. ORBCOMM Deutschland, an affiliate of OHB, has been appointed by ORBCOMM Europe as country representative for Germany and holds the relevant regulatory authority and authorization in Germany. OHB-France, a subsidiary of OHB, holds the regulatory authority and authorization in France. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason.

In connection with the organization of ORBCOMM Europe and the reorganization of our business in Europe, we agreed to grant ORBCOMM Europe approximately $3.7 million in air time credits. The amount of the grant was equal to the amount owed by ORBCOMM Global L.P. to the European Company for Mobile Communications Services N.V. (“MCS”), the former licensee for Europe of ORBCOMM Global L.P. ORBCOMM Europe, in turn, agreed to issue credits in the aggregate amount of the credits received from us to MCS and its country representatives who were stockholders of MCS. Satcom, as a country representative for the United Kingdom, Ireland and Switzerland, received airtime credits in the amount of $580,200. ORBCOMM Deutschland, as country representative for Germany, received airtime credits of $449,800. Because approximately $2.8 million of the airtime credits were granted to stockholders of MCS who are not related to us and who continue to be country representatives in Europe, we believe that granting of the airtime credits was essential to permit ORBCOMM Europe to reorganize the ORBCOMM business in Europe. The airtime credits have no expiration date. As of December 31, 2015, approximately $2.0 million of the airtime credits granted by us to ORBCOMM Europe remained unused.

Satcom International Group plc

Satcom is our 99.9%-owned consolidated subsidiary that (i) owns 50% of ORBCOMM Europe, (ii) has entered into country representative agreements with ORBCOMM Europe, covering the United Kingdom, Ireland and Switzerland, and (iii) has entered into a service license agreement with us, covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia, and a gateway services agreement with us. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason. We believe that the service license agreement and the gateway services agreement between us and Satcom contain terms and conditions substantially similar to those which we have and expect to enter into with other unaffiliated licensees. As of December 31, 2015, Satcom owed us unpaid fees of approximately $154,000.

As of December 31, 2015, ORBCOMM Europe had a note payable to Satcom in the amount of €1,466,920 ($1,589,642.80). This note has the same payment terms as the note payable from ORBCOMM Europe to OHB described below under “— OHB AG” and carries a zero interest rate. For accounting purposes, this note has been eliminated in the consolidation of ORBCOMM Europe and Satcom with ORBCOMM Inc. We own 99.9% of Satcom, which in turn owns 50% of ORBCOMM Europe.

We have provided Satcom with a $1,500,000 line of credit for working capital purposes. The revolving loan bears interest at 8% per annum and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. As of December 31, 2015, Satcom had $1,646,643 outstanding under this line of credit.

OHB AG

We have entered into several agreements with OHB AG and its affiliates for satellite-related products and services. Marco Fuchs, a director of ours, is Chief Executive Officer and Chairman of the Managing Board of OHB.

On May 21, 2002, we entered into an IVAR agreement with OHB under which OHB has been granted non-exclusive rights to resell our services for applications developed by OHB for the monitoring and tracking of mobile tanks and containers. As of December 31, 2015, OHB had no unpaid fees to us under the IVAR agreement.

In connection with the acquisition of an interest in Satcom (see “— Satcom International Group plc” above), we recorded an indebtedness to OHB arising from a note payable from ORBCOMM Europe to OHB. As of December 31, 2015, the principal balance of the note payable is €1,138,400 and it has a carrying value of $1,240,856. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe.

On September 28, 2010, we and OHB-System AG (an affiliate of OHB) entered into an AIS Satellite Deployment and License Agreement (the “AIS Agreement”) pursuant to which OHB-System AG, through its affiliate Luxspace Sarl (“LXS”), would (1) design, construct, launch and in-orbit test two Automatic Identification System (“AIS”) microsatellites and (2) design and construct the required ground support equipment. Under the AIS Agreement, we obtained exclusive licenses for all data (with certain exceptions) collected or transmitted by the AIS microsatellites (including all AIS data) during the term of the AIS Agreement. In 2015, we paid LXS a total of $126,345 in lease payments for data collected or transmitted by the AIS microsatellites.

Employment Arrangements

Marc Eisenberg.    On November 8, 2010, we entered into an employment agreement (the “Eisenberg Agreement”) with Marc Eisenberg, our Chief Executive Officer, effective as of December 31, 2010. Upon its effectiveness, the Eisenberg Agreement supersedes and replaces any prior employment agreements with Mr. Eisenberg (except for any existing equity award agreements and any of his obligations applicable to the period prior to December 31, 2010) and continued through December 31, 2012. Upon the expiration of the initial term or any extension thereof, the term of the Eisenberg Agreement will be automatically extended by twelve additional calendar months through the next December 31st, unless either party notifies the other party in writing at least 90 days in advance of such expiration that he or it does not want such extension to occur, in which case the term of the Eisenberg Agreement will not be further extended and Mr. Eisenberg’s employment will terminate upon such expiration. Notwithstanding the foregoing, Mr. Eisenberg’s employment with us may be terminated prior to the expiration of the term of the Eisenberg Agreement pursuant to the provisions described below.

The Eisenberg Agreement provides for an annual base salary, currently of $450,000. In addition to his salary, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance (with a death benefit no less than three times his annual base salary), paid holiday and vacation time and other employee benefits paid by us. Under the Eisenberg Agreement, Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary dependent upon achieving certain performance targets (both financial and qualitative) established each year by the board of directors. Mr. Eisenberg is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity incentive plan established by us in which our senior executives are generally permitted to participate. In the event we elect to relocate Mr. Eisenberg’s position to Dulles, Virginia, Mr. Eisenberg will receive reimbursement from us for any reasonable moving expenses incurred, as reasonably approved by us, up to 50% of his annual base salary.

If Mr. Eisenberg’s employment is terminated (1) by us without “cause” (as defined in the Eisenberg Agreement), (2) as a result of a notice of non-extension of the Eisenberg Agreement provided by us or (3) by him due to a material change in his status, title, position or scope of authority or responsibility during the term of the Eisenberg Agreement, he will be entitled to continue to receive his base salary for a period of one year, payable beginning on the 60th day following his termination of employment (subject to any delay that may be required by Section 409A of the Internal Revenue Code (“Section 409A”)), and continued health insurance coverage for one year following such termination. Mr. Eisenberg’s post-termination payments and insurance coverage are conditioned on his executing a release in favor of us. In addition, the Eisenberg Agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of employment following a “change of control” (as defined in the Eisenberg Agreement and described below under “Potential Service Payments Upon Termination or Change of Control — Change of Control Triggers”), Mr. Eisenberg will be entitled to the same post-employment payments and health insurance coverage as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the Eisenberg Agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Eisenberg receives continued base salary and coverage under our health insurance plan will be eighteen months. If we elect to relocate Mr. Eisenberg’s position to Dulles, Virginia and he elects not to relocate with the position, upon his voluntary resignation for such reason, Mr. Eisenberg will be entitled to the same post-employment payments and health insurance coverage as if his employment were terminated by us without “cause” (as described above), except that the length of the severance period during which he receives continued base salary and coverage under our health insurance plan will be three months.

Robert G. Costantini.    On November 8, 2010, we entered into an employment agreement (the “Costantini Agreement”) with Robert G. Costantini, our Executive Vice President and Chief Financial Officer, effective as of December 31, 2010. Upon its effectiveness, the Costantini Agreement supersedes and replaces any prior employment agreements with Mr. Costantini (except for any existing equity award agreements and any of his obligations applicable to the period prior to December 31, 2010) and continued through December 31, 2012. Upon the expiration of the initial term or any extension thereof, the term of the Costantini Agreement will be automatically extended by twelve additional calendar months through the next December 31st, unless either party notifies the other party in writing at least 90 days in advance of such expiration that he or it does not want such extension to occur, in which case the term of the Costantini Agreement will not be further extended and Mr. Costantini’s employment will terminate upon such expiration. Notwithstanding the foregoing, Mr. Costantini’s employment with us may be terminated prior to the expiration of the term of the Costantini Agreement pursuant to the provisions described below.

The Costantini Agreement provides for an annual base salary, currently $310,000. In addition to his salary, Mr. Costantini is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Under the Costantini Agreement, Mr. Costantini is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary dependent upon achieving certain performance targets (both financial and qualitative) established each year by the board of directors. Mr. Costantini is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity incentive plan established by us in which our senior executives are generally permitted to participate. In the event we elect to relocate Mr. Costantini’s position to Dulles, Virginia, Mr. Costantini will receive reimbursement from us for any reasonable moving expenses incurred, as reasonably approved by us, up to 50% of his annual base salary.

If Mr. Costantini’s employment is terminated (1) by us without “cause” (as defined in the Costantini Agreement), (2) as a result of a notice of non-extension of the Costantini Agreement provided by us or (3) by him due to a material change in his status, title, position or scope of authority or responsibility during the term of the Costantini Agreement, he will be entitled to continue to receive his base salary for a period of one year, payable beginning on the 60th day following his termination of employment (subject to any delay that may be required by Section 409A), and continued health insurance coverage for one year following such termination. Mr. Costantini’s post-termination payments and insurance coverage are conditioned on his executing a release in favor of us. In addition, the Costantini Agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of employment following a “change of control” (as defined in the Costantini Agreement and described below under “Potential Service Payments Upon

Termination or Change of Control — Change of Control Triggers”), Mr. Costantini will be entitled to the same post-employment payments and health insurance coverage as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the Costantini Agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Costantini receives continued base salary and coverage under our health insurance plan will be eighteen months. If we elect to relocate Mr. Costantini’s position to Dulles, Virginia and he elects not to relocate with the position, upon his voluntary resignation for such reason, Mr. Costantini will be entitled to the same post-employment payments and health insurance coverage as if his employment were terminated by us without “cause” (as described above), except that the length of the severance period during which he receives continued base salary and coverage under our health insurance plan will be three months.

John J. Stolte, Jr.    On November 8, 2010, we entered into an employment agreement (the “Stolte Agreement”) with John Stolte, our Executive Vice President — Technology and Operations, effective as of December 31, 2010. Upon its effectiveness, the Stolte Agreement supersedes and replaces any previous employment agreements with Mr. Stolte (except for any existing equity award agreements and any of his obligations applicable to the period prior to December 31, 2010) and continued through December 31, 2012. Upon the expiration of the initial term or any extension thereof, the term of the Stolte Agreement will be automatically extended by twelve additional calendar months through the next December 31st, unless either party notifies the other party in writing at least 90 days in advance of such expiration that he or it does not want such extension to occur, in which case the term of the Stolte Agreement will not be further extended and Mr. Stolte’s employment will terminate upon such expiration. Notwithstanding the foregoing, Mr. Stolte’s employment with us may be terminated prior to the expiration of the term of the Stolte Agreement pursuant to the provisions described below.

The Stolte Agreement provides for an annual base salary, currently $258,000. In addition to his salary, Mr. Stolte is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by the Company. Under the Stolte Agreement, Mr. Stolte is eligible to receive a bonus based on a percentage of his base salary dependent upon achieving certain performance targets (both financial and qualitative) established each year by the board of directors. Mr. Stolte is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity incentive plan established by us in which our senior executives are generally permitted to participate.

If Mr. Stolte’s employment is terminated (1) by reason of his death or disability, (2) by us without “cause” (as defined in the Stolte Agreement) or (3) as a result of a notice of non-extension of the Stolte Agreement provided by us he or his estate will be entitled to continue to receive his base salary for a period of one year, payable beginning on the 60th day following his termination of employment (subject to any delay that may be required by Section 409A). Mr. Stolte’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the Stolte Agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in the Stolte Agreement and described below under “Potential Service Payments Upon Termination or Change of Control — Change of Control Triggers”), Mr. Stolte will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the Stolte Agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Stolte receives continued base salary will be eighteen months.

Christian G. Le Brun.    On November 8, 2010, we entered into an employment agreement (the “Le Brun Agreement”) with Christian Le Brun, our Executive Vice President and General Counsel, effective as of December 31, 2010. Upon its effectiveness, the Le Brun Agreement supersedes and replaces any previous employment agreements with Mr. Le Brun (except for any existing equity award agreements and any of his obligations applicable to the period prior to December 31, 2010) and continued through December 31, 2012. Upon the expiration of the initial term or any extension thereof, the term of the Le Brun Agreement will be automatically extended by twelve additional calendar months through the next December 31st, unless either party notifies the other party in writing at least 90 days in advance of such expiration that he or it does not want such extension to occur, in which case the term of the Le Brun Agreement will not be further extended and Mr. Le Brun’s employment will terminate upon such expiration. Notwithstanding the foregoing, Mr. Le Brun’s employment with us may be terminated prior to the expiration of the term of the Le Brun Agreement pursuant to the provisions described below.

The Le Brun Agreement provides for an annual base salary, currently $245,000. In addition to his salary, Mr. Le Brun is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Under the Le Brun Agreement, Mr. Le Brun is eligible to receive a bonus based on a percentage of his base salary dependent upon achieving certain performance targets (both financial and qualitative) established each year by the board of directors. Mr. Le Brun is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity incentive plan established by us in which our executives are generally permitted to participate. In the event we elect to relocate Mr. Le Brun’s position to Dulles, Virginia, Mr. Le Brun will receive reimbursement from us for any reasonable moving expenses incurred, as reasonably approved by us, up to 50% of his annual base salary.

If Mr. Le Brun’s employment is terminated (1) by us without “cause” (as defined in the Le Brun Agreement) or (2) as a result of a notice of non-extension of the Le Brun Agreement provided by us, he will be entitled to continue to receive his base salary for a period of one year, payable beginning on the 60th day following his termination of employment (subject to any delay that may be required by Section 409A). Mr. Le Brun’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the Le Brun Agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of employment following a “change of control” (as defined in the Le Brun Agreement and described below under “Potential Service Payments Upon Termination or Change of Control — Change of Control Triggers”), Mr. Le Brun will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the Le Brun Agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Le Brun receives continued base salary will be eighteen months. If we elect to relocate Mr. Le Brun’s position to Dulles, Virginia and he elects not to relocate with the position, upon his voluntary resignation for such reason, Mr. Le Brun will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” as described above, except that length of the severance period during which he receives continued base salary will be three months.

Craig E. Malone.    Mr. Malone is employed on an “at-will” basis pursuant to his offer letter (the “Malone Offer Letter”) dated September 23, 2011, currently serving as our Executive Vice President — Product Development.

The Malone Offer Letter provides for an annual base salary originally of $210,000 which has been subsequently increased to $225,000 in connection with Mr. Malone’s promotion to an Executive Vice President in July 2013. In addition to his salary, Mr. Malone is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Malone is eligible to receive a bonus based on a percentage of his base salary dependent upon achieving certain performance targets (both financial and qualitative) established each year by the board of directors.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors. In addition, we have entered into indemnification agreements with certain of our executive officers in their capacity as our executive officers and as directors of certain of our subsidiaries. Each indemnification agreement provides that we will, subject to certain exceptions, indemnify the indemnified person in respect of any and all expenses incurred as a result of any threatened, pending or completed action, suit or proceedings involving the indemnified person and relating to the indemnified person’s service as an executive officer or director of ours. We will also indemnify the indemnified person to the fullest extent as may be provided under the provisions of our By-Laws and Delaware law. The indemnification period lasts for as long as the indemnified person is an executive officer or director of ours and continues if the indemnified person is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitration, administrative or investigative, by reason of fact that the indemnified person was serving in such capacity. Upon request, we must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified under any provision of the indemnification agreement, our By-Laws, Delaware law or otherwise.

Policies and Procedures for Related Person Transactions

Pursuant to the Audit Committee’s charter and applicable NASDAQ rules, the Audit Committee is responsible for reviewing and approving all related party transactions (as defined by the NASDAQ rules).

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables below reflect the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment arrangements, RSU award agreements, SAR award agreements and MPU award agreements. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, non-extension of employment agreement, termination related to relocation, change of control, disability or death is shown below for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Malone. All severance payments to the Named Executive Officers are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to the Named Executive Officer’s employment with the Company. The tables assume an effective date of a change of control and termination of employment on December 31, 2015 and the amount of compensation payable to each Named Executive Officer is based upon the employment arrangement for such Named Executive Officer as in effect as of that date. See “Certain Relationships and Transactions with Related Persons — Employment Arrangements” for descriptions of the employment arrangements currently in effect for our Named Executive Officers.

Change of Control Triggers

For the purposes of the severance payments under the Named Executive Officer employment arrangements, “change of control” means:

•	the Company’s merger or consolidation with another corporation or entity;

•	the Company’s transfer of all or substantially all of its assets to another person, corporation, or other entity; or

•

a sale of the Company’s stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company’s stock or pursuant to any stock-based compensation plan of the Company).

For purposes of the RSU awards and SAR awards, awards will vest upon the effective date of a “change in control” having a value in excess of $6.045 per share where “change in control” means an event that would be considered a change in control under Section 409A of the Code and the regulations issued thereunder, which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the total fair market value or total voting power of the outstanding stock of the Company;

•

the acquisition by a person or group, within a 12-month period, of beneficial ownership of 30% or more of the total voting power of the outstanding stock of the Company; a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or the acquisition by a person or group of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) shareholder(s) owning 50% or more of the total value or voting power of the outstanding stock of the Company, (iii) an entity at least 50% owned by shareholder(s) described in clause (ii), or (iv) shareholder(s) receiving the assets in exchange for or with respect to the Company’s stock.

For purposes of the MPU awards, awards will vest upon the effective date of a “change of control” where “change in control” has the meaning under Section 409A described above.

Post-Termination Covenants

The RSU awards and SAR awards are subject to a non-competition provision restricting the Named Executive Officer’s employment with a competitor for six months following termination. The RSU awards and SAR awards are also subject to a non-solicitation provision restricting the Named Executive Officer from soliciting certain business or recruiting certain of the Company’s employees for one year following termination. If the Company determines that the Named Executive Officer violated these provisions of the RSU award or SAR award, the Named Executive Officer will forfeit all rights to any RSUs or SARs under the awards and will have to return to the Company the value of any RSUs or SARs awarded to the Named Executive Officer by the Company. The Named Executive Officers are also subject to post-termination non-competition, non-solicitation and confidentiality provisions in their employment agreements. See “Certain Relationships and Transactions with Related Persons — Employment Agreements”.

Marc Eisenberg

Executive Payments Upon Termination	Termination Without Cause/ Non-Extension Notice(1)	Voluntary Termination With Good Reason(1)	Relocation Termination(1)	For Cause Termination(1)	Change in Control(1)
Severance payments(2)	$476,516	$476,516	$119,129	$—	$714,774
Time-based SARs (unvested and accelerated)(3)	—	—	—	—	48,000
Time-based RSUs (unvested and accelerated)(4)	—	—	—	—	266,961
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	—	542,081
MPUs (unvested and accelerated)(6)	—	—	—	—	318,690

(1)	Assumes an effective date of a change of control or termination on December 31, 2015 and that the change of control transaction occurred at $7.24 per share, the closing price of the shares at the effective date.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by the Company or his employment is terminated as a result of a notice of non-extension of his employment agreement provided to him by the Company or he voluntarily terminates his employment due to a material change in his status, title, position or scope of authority or responsibilities, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $26,516 at December 31, 2015. If the Company elects to relocate Mr. Eisenberg’s position to Dulles, Virginia and he elects not to relocate with the position, upon his voluntary resignation for such reason, Mr. Eisenberg will be entitled to continued base salary and health insurance coverage as if his employment were terminated by the Company without “cause” except that the length of the severance period during which he receives the continued base salary and continued health insurance coverage will be three months instead of one year. In the event Mr. Eisenberg’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to continued base salary and health insurance coverage for eighteen months.

(3)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2015, he had 75,000 unvested time-based SARs with a value of $48,000 based on the difference between the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015 and the SAR base price of $6.60 per share.

(4)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2015, he had 36,873 unvested time-based RSU awards with a value of $266,961 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested performance-based RSU awards. As of December 31, 2015, he had 74,873 unvested performance-based RSU awards with a value of $542,081 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(6)	Market Performance Units: Under the applicable award agreement, in the event of a change of control Mr. Eisenberg would be entitled to immediate vesting of all outstanding MPU awards where the per share value of the change of control transaction represents the stock price used to determine the pay-out amounts. Mr. Eisenberg’s outstanding MPU awards had an aggregate pay-out value of $318,690, equivalent to the sum of 10% of his base salary for 2014, 23% of his base salary for 2015 and 38% of his base salary for 2016, or 44,018 shares of the Company’s common stock based on the closing price of $7.24 per share as of December 31, 2015.

Robert Costantini

Executive Payments Upon Termination	Termination Without Cause/ Non-Extension Notice(1)	Voluntary Termination With Good Reason(1)	Relocation Termination(1)	For Cause Termination(1)	Change in Control(1)
Severance payments(2)	$331,334	$331,334	$82,834	$—	$497,001
Time-based SARs (unvested and accelerated)(3)	—	—	—	—	17,280
Time-based RSUs (unvested and accelerated)(4)	—	—	—	—	80,082
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	—	145,242
MPUs (unvested and accelerated)(6)	—	—	—	—	219,742

(1)	Assumes an effective date of a change of control or termination on December 31, 2015 and that the change of control transaction occurred at $7.24 per share, the closing price of the shares at the effective date.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Costantini’s employment is involuntarily terminated without cause by the Company or his employment is terminated as a result of a notice of non-extension of his employment agreement provided to him by the Company or he voluntarily terminates his employment due to a material change in his status, title, position or scope of authority or responsibilities, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $21,334 at December 31, 2015. If the Company elects to relocate Mr. Costantini’s position to Dulles, Virginia and he elects not to relocate with the position, upon his voluntary resignation for such reason, Mr. Costantini will be entitled to continued base salary and health insurance coverage as if his employment were terminated by the Company without “cause” except that the length of the severance period during which he receives the continued base salary and continued health insurance coverage will be three months instead of one year. In the event Mr. Costantini’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to continued base salary and health insurance coverage for eighteen months.

(3)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2015, he had 27,000 unvested time-based SARs with a value of $17,280 based on the difference between the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015 and the SAR base price of $6.60 per share.

(4)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2015, he had 11,061 unvested time-based RSU awards with a value of $80,082 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested performance-based RSU awards. As of December 31, 2015, he had 20,061 unvested performance-based RSU awards with a value of $145,242 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(6)	Market Performance Units: Under the applicable award agreement, in the event of a change of control Mr. Costantini would be entitled to immediate vesting of all outstanding MPU awards where the per share value of the change of control transaction represents the stock price used to determine the pay-out amounts. Mr. Costantini’s outstanding MPU awards had an aggregate pay-out value of $219,742, equivalent to the sum of 10% of his base salary for 2014, 23% of his base salary for 2015 and 38% of his base salary for 2016, or 30,351 shares of the Company’s common stock based on the closing price of $7.24 per share as of December 31, 2015.

John J. Stolte, Jr.

Executive Payments Upon Termination	Termination Without Cause/ Non-Extension Notice(1)	Voluntary Termination/ For Cause Termination(1)	Change in Control(1)	Death(1)	Disability(1)
Severance payments(2)	$258,000	$—	$387,000	$258,000	$258,000
Time-based SARs (unvested and accelerated)(3)	—	—	14,720	—	—
Time-based RSUs (unvested and accelerated)(4)	—	—	66,738	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	117,418	—	—
MPUs (unvested and accelerated)(6)	—	—	182,913	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2015 and that the change of control transaction occurred at $7.24 per share, the closing price of the shares at the effective date.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Stolte’s employment is (a) involuntarily terminated without cause by the Company, (b) his employment is terminated as a result of a notice of non-extension of his employment agreement provided to him by the Company or (c) terminated due to death or disability, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. In the event Mr. Stolte’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to continued base salary for eighteen months.

(3)

Time-Based SARs:    Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2015, he had 23,000 unvested time-based SARs with a value of

$14,720 based on the difference between the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015 and the SAR base price of $6.60 per share.

(4)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2015, he had 9,218 unvested time-based RSU awards with a value of $66,738 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested performance-based RSU awards. As of December 31, 2015, he had 16,218 unvested performance-based RSU awards with a value of $117,418 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(6)	Market Performance Units: Under the applicable award agreement, in the event of a change of control Mr. Stolte would be entitled to immediate vesting of all outstanding MPU awards where the per share value of the change of control transaction represents the stock price used to determine the pay-out amounts. Mr. Stolte’s outstanding MPU awards had an aggregate pay-out value of $182,913, equivalent to the sum of 10% of his base salary for 2014, 23% of his base salary for 2015 and 38% of his base salary for 2016, or 25,264 shares of the Company’s common stock based on the closing price of $7.24 per share as of December 31, 2015.

Christian G. Le Brun

Executive Payments Upon Termination	Termination Without Cause/ Non-Extension Notice(1)	Voluntary Termination/ For Cause Termination(1)	Relocation Termination(1)	Change in Control(1)
Severance payments(2)	$245,000	$—	$61,250	$367,500
Time-based SARs (unvested and accelerated)(3)	—	—	—	14,720
Time-based RSUs (unvested and accelerated)(4)	—	—	—	66,738
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	117,418
MPUs (unvested and accelerated)(6)	—	—	—	171,367

(1)	Assumes an effective date of a change of control or termination on December 31, 2015 and that the change of control transaction occurred at $7.24 per share, the closing price of the shares at the effective date.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Le Brun’s employment is involuntarily terminated without cause by the Company or his employment is terminated as a result of a notice of non-extension of his employment agreement provided to him by the Company, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. If the Company elects to relocate Mr. Le Brun’s position to Dulles, Virginia and he elects not to relocate with the position, upon his voluntary resignation for such reason, Mr. Le Brun will be entitled to continued base salary as if his employment were terminated by the Company without “cause” except that the length of the severance period during which he receives the continued base salary will be three months instead of one year. In the event Mr. Le Brun’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to continued base salary coverage for eighteen months.

(3)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2015, he had 23,000 unvested time-based SARs with a value of $14,720 based on the difference between the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015 and the SAR base price of $6.60 per share.

(4)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2015, he had 9,218 unvested time-based RSU awards with a value of $66,738 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested performance-based RSU awards. As of December 31, 2015, he had 16,218 unvested performance-based RSU awards with a value of $117,418 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(6)	Market Performance Units: Under the applicable award agreement, in the event of a change of control Mr. Le Brun would be entitled to immediate vesting of all outstanding MPU awards where the per share value of the change of control transaction represents the stock price used to determine the pay-out amounts. Mr. Le Brun’s outstanding MPU awards had an aggregate pay-out value of $171,367, equivalent to the sum of 10% of his base salary for 2014, 23% of his base salary for 2015 and 38% of his base salary for 2016, or 23,669 shares of the Company’s common stock based on the closing price of $7.24 per share as of December 31, 2015.

Craig E. Malone

Executive Payments Upon Termination	Change in Control(1)
Severance payments(2)	$—
Time-based SARs (unvested and accelerated)(3)	11,520
Time-based RSUs (unvested and accelerated)(4)	53,388
Performance-based RSUs (unvested and accelerated)(5)	96,835
MPUs (unvested and accelerated)(6)	160,560

(1)	Assumes an effective date of a change of control or termination on December 31, 2015 and that the change of control transaction occurred at $7.24 per share, the closing price of the shares at the effective date.

(2)	Severance Payments: Under the terms of his offer letter, Mr. Malone is not entitled to severance payments.

(3)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Malone would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2015, he had 18,000 unvested time-based SARs with a value of $11,520 based on the difference between the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015 and the SAR base price of $6.60 per share.

(4)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Malone would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2015, he had 7,374 unvested time-based RSU awards with a value of $53,388 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Malone would be entitled to immediate vesting of all unvested performance-based RSU awards. As of December 31, 2015, he had 13,375 unvested performance-based RSU awards with a value of $96,835 based on the closing price of the Company’s common stock of $7.24 per share as of December 31, 2015.

(6)	Market Performance Units: Under the applicable award agreement, in the event of a change of control Mr. Malone would be entitled to immediate vesting of all outstanding MPU awards where the per share value of the change of control transaction represents the stock price used to determine the pay-out amounts. Mr. Malone’s outstanding MPU awards had an aggregate pay-out value of $160,560, equivalent to the sum of 10% of his base salary for 2014, 23% of his base salary for 2015 and 38% of his base salary for 2016, or 22,177 shares of the Company’s common stock based on the closing price of $7.24 per share as of December 31, 2015.

PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Change of Independent Registered Public Accounting Firm

Effective June 10, 2015, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm and approved the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015. In connection with our change in accountants, there were no disagreements or reportable events required to be disclosed pursuant to Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v).

The audit reports of KPMG on the consolidated financial statements of the Company for years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, and the audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2014 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent periods through June 2015, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its reports on the consolidated financial statements for such periods.

During the Company’s fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent periods through June 2015, there were no reportable events (as defined in Item 304(a) (1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, we provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K filed on June 15, 2015 (the “Form 8-K”) prior to its filing with the SEC. We requested KPMG to furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made therein. Such letter was filed as Exhibit 16.1 to the Form 8-K.

During the Company’s fiscal years ended December 31, 2014 and December 31, 2013, and prior to engaging Grant Thornton, the Company did not consult Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee has appointed the firm of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016, subject to the ratification of the shareholders.

Before the Audit Committee appointed Grant Thornton it carefully considered the independence and qualifications of that firm, including their performance in the prior year and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees

The following table sets forth the aggregate fees for professional services provided by Grant Thornton and KPMG for the fiscal years ended December 31, 2015 and 2014, all of which were approved by the Audit Committee:

	Year Ended December 31, Grant Thornton		Year Ended December 31, KPMG
	2015	2014	2015	2014
Audit Fees	$1,015,335	—	$503,800	$2,078,500
Audit-Related Fees	—	—	—	240,000
All Other Fees	—	—	—	2,250

Audit Fees.    Consisted of audit fees related to the audits of our annual consolidated financial statements and internal control over financial reporting and the reviews of our quarterly financial statements for fiscal year 2015 and 2014 and (i) the review of our shelf registration statement and comfort letter for equity offerings in 2015 ($55,000) and 2014 ($232,500) by KPMG and (ii) fees associated with change of auditors in 2015 ($23,800) by KPMG.

Audit-Related Fees.    During fiscal year 2014, KPMG provided non-audit services related to financial review of potential acquisition targets and an accounting research subscription.

All Other Fees.    Represents fees for subscription services to professional literature databases.

There were no tax fees in 2014 or 2015.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit (including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the annual audit to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Chief Financial Officer reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The board of directors recommends that you vote “FOR” the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm, which is presented as Proposal 2.

PROPOSAL TO APPROVE THE ADOPTION OF THE 2016 LONG-TERM INCENTIVES PLAN (PROPOSAL 3)

Our shareholders are being asked to act on a proposal to approve our 2016 Long-Term Incentives Plan (the “2016 LTIP”). The 2016 LTIP was adopted by our board of directors on February 17, 2016 subject to approval by our shareholders at the Annual Meeting. The complete text of the 2016 LTIP, including the definition of certain terms used in the following summary information, is set forth in Appendix A to this proxy statement. Shareholders are urged to review the text of the 2016 LTIP together with the following information, which is qualified in its entirety by reference to Appendix A.

The 2016 LTIP is intended to replace our existing 2006 Long-Term Incentives Plan, as amended (the “2006 LTIP”), which is due to expire in September 2016 and is our only plan under which equity-based compensation is granted to our executives, employees and non-employee directors. The 2016 LTIP also allows equity awards to members of our board of directors, as currently provided under the 2006 LTIP. Approval of the 2016 LTIP will allow us to continue to provide a competitive compensation program that seeks to attract and retain exceptional employees and motivate those key employees responsible for the growth and success of our company.

If the 2016 LTIP is approved by shareholders, no further awards will be issued under the 2006 LTIP. If the 2016 LTIP is not approved by shareholders, we may continue to grant awards under the 2006 LTIP, but only until its expiration date in September 2016. Thereafter, we will not have an equity compensation plan for further grants of stock options, stock appreciation rights, restricted shares, restricted share units, or performance shares to our employees or directors going forward. Without the ability to grant equity awards, we will be unable to offer competitive compensation terms to attract and retain key personnel, unless additional cash compensation is paid in lieu thereof.

We believe that shareholders should consider the following in determining whether to approve the 2016 LTIP:

•

We believe that a significant portion of an executive’s compensation should be directly linked to our performance and the creation of shareholder value. Consistent with this philosophy, a substantial portion of the total direct compensation for executives is in the form of equity based incentives consisting of a mix of restricted stock units (“RSUs”), stock appreciation rights (“SARs”) and market performance units (“MPUs”). This combination of equity-based incentives is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. We believe that SARs, RSUs and MPUs provide effective vehicles for promoting a long-term share ownership perspective for our senior management and employees and closely align the interests of senior management and employees with our achievement of longer-term financial objectives that enhance shareholder value, while at the same time limiting the dilutive effects of granting stock options. We believe these awards appropriately motivate long-term performance and reward for both absolute gains in share price, and relative performance on total shareholder return. The 2016 LTIP will allow us to maintain our focus on providing performance-based pay for our employees and continue the strong alignment of our compensation program with long-term shareholder value.

•	In addition, as in the past, we anticipate granting time-based RSUs to each of our non-employee directors under the 2016 LTIP as part of their annual retainer.

•

We are also requesting shareholder approval of the material terms of the 2016 LTIP in order to allow us to potentially deduct performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Code Section 162(m), a publicly-held corporation may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its CEO and its three other most highly compensated named executive officers (other than its CFO) who are employed on the last day of its taxable year unless the compensation is performance-based. Shareholder approval of the material terms of the 2016 LTIP is required in order for us to claim a tax deduction for these awards if and when they are paid. The material terms include (1) the individuals eligible to receive compensation, (2) a description of the business criteria on which the performance goals are based and (3) the maximum amount of compensation that can be paid to an individual under the performance goals.

Equity Award Use

Although equity incentive awards are a key element of our executive compensation program, we are mindful of our responsibility to our shareholders when making equity incentive awards.

Dilution

Upon the approval of the 2016 LTIP, the overall dilution of our equity awards would be approximately 18%. This calculation is based on our outstanding shares and equity awards measured as of March 4, 2016. Dilution is calculated by taking the sum of the outstanding equity awards and number of the additional shares authorized for issuance under the 2016 LTIP and dividing this by the total shares outstanding.

Burn Rate

The following table shows our share use or “burn rate” for fiscal years 2013-2015:

Awards Granted	FY15	FY14	FY13	Average
SARs	491,000	480,700	837,650	603,117
RSUs	1,140,119	572,658	410,318	707,698
Performance Units (MPUs)	54,801	33,594	—	29,465

Total Awards Granted	1,685,920	1,086,952	1,247,968	1,340,280

Basic Weighted Average Common Shares Outstanding	70,583,652	56,683,860	47,420,531	58,229,348
Burn Rate	2.39%	1.92%	2.63%	2.30%

The “burn rate” is determined by dividing total awards granted by the weighted average common shares outstanding.

Significant Features of the 2016 LTIP

Like the 2006 LTIP it will replace, the proposed 2016 LTIP is an “omnibus” plan that provides for several different kinds of awards. The 2016 LTIP authorizes the grant of stock options, stock appreciation rights, stock awards (including restricted shares and restricted share units), other stock-based awards and cash awards. Its adoption will enable the Company to continue its practice of linking the compensation of executives, directors and other key personnel to increases in the price of the Company’s common stock and the achievement of other performance objectives. Significant features of the 2016 LTIP include the following:

•

A maximum of 6,949,400 shares are proposed to be available for equity and equity-based award grants, which includes 1,949,400 shares remaining available under the 2006 LTIP as of February 17, 2016. The 2016 LTIP does not have an “evergreen” feature, and any increase in the number of authorized shares would require shareholder approval.

•

Of the maximum shares available, only 500,000 shares in the aggregate may be granted as incentive stock options. While it is not expected that options will be awarded as a regular feature of the Company’s compensation strategy, maintaining the flexibility to do so is desirable.

•	Limits, pursuant to Code Section 162(m), on awards per participant are 1,000,000 shares (100,000 shares for non-employee directors) in a single fiscal year.

•	Stock option and stock appreciation right re-pricing is prohibited without shareholder approval.

•	Discounted stock options and stock appreciation rights (except in the limited case of conversion awards in merger transactions) are prohibited.

•

Except for up to 5% of the shares of common stock authorized for issuance under the 2016 LTIP or as the Committee may otherwise specify in the case of death, disability, retirement, a change of control, a divesture or a termination that is not performance-related, equity and equity-based awards to employees under the 2016 LTIP that are subject to restrictions and vesting conditions will be subject to a minimum vesting period of one year from the date of grant.

•

Shares retained by or delivered to us (or withheld upon settlement) in payment of the award purchase price or tax withholding obligation, as well as shares subject to cancelled, forfeited or expired awards under both the 2006 LTIP and the 2016 LTIP will be added back to the reserved shares available under the 2016 LTIP.

Summary of the 2016 LTIP

The following statements include summaries of certain provisions of the 2016 LTIP. These statements do not purport to be complete and are qualified by reference to the provisions of the 2016 LTIP, the full text of which is set forth in Appendix A to this proxy statement.

The purpose of the 2016 LTIP is to promote the interests of our company and our shareholders by providing incentive compensation opportunities to assist in:

•	attracting, motivating and retaining employees and non-employee directors; and

•	aligning the interests of our employees and non-employee directors who participate in the 2016 LTIP with the interests of our shareholders.

The 2016 LTIP authorizes the delivery of a maximum of 6,949,400 shares of our common stock (subject to adjustment and the other restrictions described below under “— Shares Available”). The 2016 LTIP permits the Compensation Committee of our board of directors (the “Committee”) to grant awards from time to time as RSUs, SARs (which may be in conjunction with or separate and apart from a grant of stock options), stock options (which may be incentive stock options eligible for special tax treatment or non-qualified stock options), stock, restricted stock, performance units and performance shares. Any of these types of awards (except stock options or SARs, which are deemed to be performance-based) may be granted as performance compensation awards intended to qualify as performance-based compensation for purposes of Code Section 162(m). Awards under the 2016 LTIP may be granted to any of our or our subsidiaries’ employees or to any of our non-employee directors designated by the Committee to receive an award.

The 2016 LTIP will remain in effect until all awards under the 2016 LTIP have been exercised or terminated under the terms of the 2016 LTIP and applicable award agreements, provided that awards under the 2016 LTIP may be granted only within ten years from the 2016 LTIP’s effective date.

Shares Available

Subject to adjustment in the event of any change in or affecting shares of our common stock, including but not limited to stock dividends, stock splits and reorganizations, the number of shares of our common stock which may be delivered upon exercise of options or upon grant or in payment of other awards under the 2016 LTIP will not exceed 6,949,400, which number includes 1,949,400 shares of our common stock remaining available for grants of awards under the 2006 LTIP as of February 17, 2016 and will automatically increase by the number of shares previously subject to award under the 2006 LTIP that are cancelled or forfeited, or lapse unexercised since that date.

Subject to the adjustment provisions discussed below under “— Adjustment Provisions”, no single 2016 LTIP participant will receive annual awards of more than 1,000,000 (100,000 for non-employee directors) stock options (measured by the number of shares of common stock underlying such stock options), SARs (measured by the number of shares of common stock underlying such SARs), shares of restricted stock, RSUs, performance shares or any combination thereof under the 2016 LTIP.

Types of Awards

Restricted Stock Units.    A restricted stock unit, or RSU, is an award of a contractual right to receive at a specified future date an amount based on the fair market value of one share of our common stock, subject to such terms and conditions as the Committee may establish, including but not limited to the achievement of one or more specific goals with respect to our performance, the performance of a subsidiary, division or business unit (or any component thereof) or the performance of the participant over a specified period of time as the Committee may determine. In addition, RSUs will be subject to the following provisions:

•

RSUs that become payable in accordance with their terms and conditions will be settled in shares of common stock, cash based on the fair market value of the common stock underlying the RSU or partly in cash and partly in our common stock, as the Committee may determine;

•

The Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Committee may determine; and

•

No participant who holds RSUs will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of our common stock.

For purposes of the 2016 LTIP, fair market value means the closing sale price of our common stock as reported by the NASDAQ Stock Market on the date of a determination.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is the right to receive a payment measured by the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the SAR as determined by the Committee. In addition, SARs will be subject to the following provisions:

•	The grant price of a SAR will not be less than the fair market value of our common stock on the date the SAR is granted;

•	No SAR may be exercisable more than ten years after the date the SAR is granted; and

•

The payment to which a participant is entitled on exercise of a SAR may be in cash, in shares of our common stock valued at fair market value on the date of exercise or partly in cash and partly in our common stock, as the Committee may determine.

Under the 2016 LTIP, SARs may be (1) freestanding SARs or (2) tandem SARs granted in conjunction with an option, either at the time of grant of the option or at a later date, and exercisable at the participant’s election instead of all or any part of the related option.

Stock Options.    A stock option is an option to purchase a specific number of shares of our common stock, exercisable at such time or times, and subject to such terms and conditions, as the Committee may determine, including the following:

•	The exercise price of an option will not be less than the fair market value of our common stock on the date the option is granted;

•	No option may be exercisable more than ten years after the date the option is granted; and

•

The exercise price of an option will be paid in cash or, at the discretion of the Committee, in shares of our common stock, by withholding shares of common stock for which the option is exercisable or any combination of these methods.

Incentive stock options, which are options that comply with the requirements of Code Section 422, are subject to the following additional provisions:

•

The aggregate fair market value (determined at the time of grant) of the shares of our common stock subject to incentive stock options that are exercisable by one person for the first time during a particular calendar year may not exceed the maximum amount permitted under the Code (currently $100,000); provided, however, that if the limitation is exceeded, the incentive stock options in excess of such limitation will be treated as non-qualified stock options;

•	No incentive stock option may be granted under the 2016 LTIP more than ten years after the effective date of the 2016 LTIP; and

•	No incentive stock option may be granted to any participant who on the date of grant is not an employee of ours or one of our subsidiaries within the meaning of Code Section 424(f).

Stock.    Shares of common stock may be issued to participants without any restrictions on transfer or other vesting requirements.

Restricted Stock.    Shares of restricted stock are shares of our common stock that are issued to a participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, which restrictions will lapse at such time or times, or upon the occurrence of such event or events, including but not limited to the achievement of one or more specific goals with respect to our performance, the performance of a subsidiary, division or business unit (or any component thereof) or the performance of the participant over a specified period of time as the Committee may determine. Subject to the specified restrictions, the participant as owner of the shares of restricted stock will have the rights of the holder thereof, except that the Committee may provide at the time of the award that any dividends or other distributions paid with respect to the shares of restricted stock while subject to the restrictions will be accumulated, with or without interest, or reinvested in our common stock and held subject to the same restrictions as the restricted stock and such other terms and conditions as the Committee may determine.

Performance Units.    A performance unit is an award denominated in cash, the amount of which may be based on the achievement, over a specified period of time, of one or more specific goals with respect to our performance, the performance of a subsidiary, division or business unit (or component thereof) or the performance of a participant to whom the performance units are granted. The annual amount that may be paid to any one participant with respect to performance units will not exceed $15 million per year. The payout of performance units may be in cash, shares of our common stock valued at the fair market value on the payout date, or partly in cash and partly in shares of our common stock, as the Committee may determine.

Performance Shares.    A performance share is an award denominated in shares of our common stock, which represents the right to receive at a specified future date an amount based on the fair market value of a specified number of shares of our common stock, subject to such terms and conditions as the Committee may establish, including but not limited to the achievement, over a specified period of time, of one or more specific goals with respect to our performance, the performance of a subsidiary, division or business unit (or component thereof) or the performance of a participant to whom the performance shares are granted. The payout of performance shares may be in cash based on the fair market value of our common stock on the payout date, shares of our common stock, or a combination of cash and shares of our common stock, as the Committee may determine.

Performance Compensation Awards.    The Committee may designate any award (other than an option or SAR) at the time of its grant as a performance compensation award so that the award will constitute qualified performance-based compensation under Code Section 162(m). With respect to each performance compensation award, the Committee will establish, in writing, a performance period, performance measure(s), performance goal(s) and performance formula(s) within 90 days after the beginning of the performance period. Once established for a performance period or such other period as may be required by Code Section 162(m), such items may not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the award to fail to constitute qualified performance-based compensation under Code Section 162(m).

Under the 2016 LTIP, a performance measure is based upon one or more of the following objective business criteria established by the Committee with respect to our company, a subsidiary, a division or business unit (which may but need not be a subsidiary) of our company and/or any component thereof for a specified performance period: basic or diluted earnings per share; revenue; sales; operating income; net income (whether before or after tax, and including variations of net income, such as net income from continuing operations); earnings before or after interest, taxes, depreciation or amortization; price to earnings ratio; return on capital; return on invested capital; return on equity; return on assets; return on net assets; return on sales; cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); working capital; economic profit; cost targets or reductions, savings, productivity or efficiencies; expense targets; product, service or system developments or releases, including satellite launches, system deployments and network upgrades; maintenance or improvement of operating margin or profit margin; debt leverage (debt to capital); strategic business criteria, consisting of one or more objectives based on achieving specified market penetration, geographic business and regulatory expansion, and goals relating to acquisitions, divestitures, joint ventures and similar transactions; new business wins or renewals; increase in customer base, including net subscriber growth and subscriber churn; settlement of litigation; stock price; market capitalization; total shareholder return and operational measures that measure system performance, for example, satellite and/or gateway earth station availability or network performance.

Each performance measure, to the extent applicable, will be determined in accordance with generally accepted accounting principles as consistently applied by us and each such measure will be adjusted, if so specified by the Committee, to omit the effects of: items considered to be of an unusual nature or of a type that indicates infrequency of occurrence or both; mergers, acquisitions and dispositions, including acquisition-related and integration costs; restructuring costs; currency fluctuations or devaluations; gain or loss on the disposal of a business segment; cumulative effects of changes in accounting principles and tax laws; stock-based compensation expense; noncontrolling interests; impairment loss; non-capitalized satellite launch and in-orbit insurance; insurance recovery; and other unusual or infrequently occurring events and transactions. With respect to a performance compensation award, the Committee must specify any adjustments described in the immediately preceding sentence applicable to such performance compensation award within 90 days after the beginning of the applicable performance period. Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative.

Awards to Non-Employee Directors.    Each of our non-employee directors may be granted an award with terms and conditions including restrictions as determined from time to time by our board of directors or by the Committee. At such times as it may determine, our board of directors may change (1) the form of any award to our non-employee directors provided for in the 2016 LTIP to any other type of award set forth in the 2016 LTIP and (2) the size and the vesting period of any such award. The Committee may, in its sole discretion, grant an award of RSUs to any non-employee director in connection with such director’s election to defer his or her annual retainer fees under our non-employee director deferred compensation plan.

Other Code Section 409A Provisions.    The award agreement for each award will set forth such terms and conditions as are necessary to (1) satisfy the requirements for exemption under Code Section 409A or (2) satisfy the requirements of Code Section 409A.

Minimum Vesting

Except for up to 5% of the shares of common stock authorized for issuance under the 2016 LTIP or as the Committee may otherwise specify in the case of death, disability, retirement, a change of control, a divesture or a termination that is not performance-related, equity and equity-based awards to employees under the 2016 LTIP that are subject to restrictions and vesting conditions will be subject to a minimum vesting period of one year from the date of grant.

Administration

The 2016 LTIP and all awards under the 2016 LTIP are administered by the Committee. Any member of the Committee who, at the time of any proposed grant of one or more awards, is not both an “outside director” as defined for purposes of Code Section 162(m) and a non-employee director as defined in Rule 16b-3(b)(3)(i) under the Exchange Act (or any successor provision) will abstain from and take no part in the Committee’s action on the proposed grant.

It is our intent that the 2016 LTIP and awards under the 2016 LTIP satisfy, and be interpreted in a manner that satisfy:

•

in the case of participants who are or may be our executive officers or non-employee directors, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will not be subjected to avoidable liability under Section 16(b) of the Exchange Act;

•	in the case of performance compensation awards to covered employees, as defined in the Code, the applicable requirements of Code Section 162(m); and

•	either the requirements for exemption under Code Section 409A or the requirements for compliance with Code Section 409A.

The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the 2016 LTIP to our Chief Executive Officer, except that the Committee may not delegate any discretionary authority with respect to awards granted to our Chief Executive Officer or non-employee directors or substantive decisions or functions regarding the 2016 LTIP or awards to the extent they are inconsistent with the intent expressed in the previous paragraph or to the extent prohibited by applicable law.

Award Agreements

Each award under the 2016 LTIP will be evidenced by an award agreement between us and the participant setting forth the terms and conditions applicable to the award, including but not limited to:

•	provisions for the time at which the award becomes exercisable or otherwise vests (not to be less than one year);

•	provisions for the treatment of the award in the event of the termination of a participant’s status as an employee;

•	any special provisions applicable in the event of an occurrence of a change of control of our company, as determined by the Committee consistent with the provisions of the 2016 LTIP; and

•	in the Committee’s sole discretion, such additional provisions as are required to make the award exempt from or comply with Code Section 409A.

Adjustment Provisions

In the event of any change in or affecting the outstanding shares of our common stock by reason of a stock dividend or split, merger or consolidation (whether or not we are the surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, our board of directors will make such amendments to the 2016 LTIP and outstanding awards and award agreements and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. These amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of our common stock then remaining subject to the 2016 LTIP, and the maximum number of shares that may be granted or delivered to any single participant pursuant to the 2016 LTIP, including those that are then covered by outstanding awards, or accelerating the vesting of outstanding awards, or accelerating the vesting of outstanding awards. In addition, to the extent that any outstanding awards under the 2006 LTIP as of February 17, 2016 are cancelled, forfeited or otherwise lapse unexercised pursuant to the terms of that plan, the shares underlying those awards will be available for awards under the 2016 LTIP.

Amendment and Termination

Our board of directors may at any time amend, suspend or terminate the 2016 LTIP, in whole or in part, except that, without the approval of our shareholders, no such action will (i) increase the number of shares of our common stock available for awards (except as described above under “— Adjustment Provisions”) or (ii) materially increase the benefits accruing to participants under the 2016 LTIP or otherwise make any material revision to the 2016 LTIP, or otherwise be effective to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the 2016 LTIP, including applicable requirements of The Nasdaq Stock Market, and, except as described above under “— Adjustment Provisions”, no such action may impair the rights of any holder of an award without the holder’s consent.

The Committee may at any time alter or amend any or all award agreements to the extent permitted by the 2016 LTIP and applicable law, provided that except as described above under “— Adjustment Provisions”, no such alteration or amendment may impair the rights of any holder of an award without the holder’s consent.

Neither our board of directors nor the Committee may, except as described above under “— Adjustment Provisions”, amend the 2016 LTIP or any award agreement to reprice any option or SAR whose exercise price is above the then fair market value of our common stock subject to the award, whether by decreasing the exercise price, canceling the award and granting a substitute award, or otherwise.

Governing Law

The 2016 LTIP, the award agreements and all actions taken under the 2016 LTIP and under the award agreements will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles of the State of Delaware.

Change of Control

In the event of a change of control, the 2016 LTIP provides that except as otherwise provided in the award agreement, unvested awards that are assumed or otherwise replaced in the change of control transaction with an award that is substantially comparable in terms of type, intrinsic value and other terms and conditions to become fully vested and payable upon a “double” trigger (i.e., upon certain terminations of employment without cause or for good reason) within two years after a change of control. Awards subject to the achievement of performance goals will be fully vested and payable as if the performance goals had been achieved at target, pro rated to reflect the portion of the performance period elapsed as of the termination event.

“Change of control” is defined as an event that would be considered a change in control under Code Section 409A and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the fair market value or voting power of our outstanding stock;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of our outstanding stock;

•

a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; or

•

a sale of a substantial portion of our assets (40% or more of the total gross fair market value) within a 12-month period, unless the transfer of the assets is to (1) an entity that is controlled by our shareholders immediately after the transfer, (2) shareholders of ours (immediately before the transfer) in exchange for our common stock, (3) a subsidiary of ours in which we own 50% or more of the total value or voting power, (4) shareholders of ours owning 50% or more of the total value or voting power of our company or (5) an entity of which at least 50% of the total value or voting power is owned by shareholders described in clause (4).

In addition, the 2016 LTIP provides that except as otherwise provided in the award agreement, unvested awards that are not assumed or otherwise replaced in the change in control become fully vested and payable upon a change of control. Awards subject to the achievement of performance goals will be fully vested and paid as if the performance goals had been achieved at target, pro rated to reflect the portion of the performance period elapsed as of the change of control event.

Tax Matters

The following is a general summary of certain United States federal income tax consequences of awards made under the 2016 LTIP, based upon the laws presently in effect, and is intended for the information of our shareholders considering how to vote with respect to the proposal. It is not intended as tax guidance to participants in the 2016 LTIP. The discussion does not take into account a number of considerations that may apply in light of the circumstances of a particular participant. The income tax consequences under foreign, state and local tax laws may differ.

Incentive Stock Options.    The grant of an incentive stock option will not result in any immediate tax consequences to us or the optionee. An optionee will not recognize taxable income, and we will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares acquired over the option exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares acquired for at least one year (and two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize ordinary taxable income in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the option exercise price; or (2) if the disposition is a taxable sale or exchange, the amount of any gain recognized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the optionee recognizes ordinary taxable income.

Nonqualified Stock Options.    The grant of a nonqualified stock option will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary taxable income, and we will be entitled to a deduction, equal to the difference between the option exercise price and the fair market value of the shares acquired at the time of exercise.

Stock Appreciation Rights.    The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to us or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute ordinary taxable income to the grantee. We will be entitled to a deduction in the same amount and at the same time.

Restricted Stock.    An employee normally will not recognize taxable income upon an award of restricted stock, and we will not be entitled to a deduction, until the restrictions terminate. When the restrictions terminate, the employee will recognize ordinary taxable income equal to the fair market value of the shares at that time, plus the amount of any dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to recognize ordinary taxable income in the year the restricted stock is awarded equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the employee recognizes income, subject to the limitations of Code Section 162(m).

Restricted Stock Units.    The grant of an RSU will not result in any immediate tax consequences to us or the grantee. Upon payment of an RSU, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares or cash received at that time. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Code Section 162(m).

Performance Units.    Any cash and the fair market value of any shares received in connection with the grant of a performance unit under the 2016 LTIP will constitute ordinary taxable income to the employee in the year in which paid, and we will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Code Section 162(m).

Performance Shares.    The grant of a performance share will not result in any immediate tax consequences to us or the grantee. Upon payment of a performance share, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares or cash received. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Code Section 162(m).

Payouts of Performance Compensation Awards.    The designation of an award of restricted stock or the grant of an RSU, performance unit or performance share as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant. Such a designation will, however, enable an award or grant to qualify as performance-based compensation not subject to the $1 million limitation on deductible compensation under Code Section 162(m).

We withhold applicable taxes from amounts paid in satisfaction of an award. The amount of the withholding will generally be determined with reference to the closing price of the shares as reported by the Nasdaq Stock Market on the date of determination. Under the 2016 LTIP, the amount of withholding in respect of options exercised through the cashless method in which shares are immediately sold may be determined by reference to the price at which the shares are sold.

New Plan Benefits

Because it is within the discretion of the Committee to determine which employees will receive grants under the 2016 LTIP and the type and amount thereof, these matters cannot be specified at present. Therefore, the benefits and amounts that will be received or allocated under the 2016 LTIP are not otherwise determinable by us at this time, and we have not included a table reflecting such benefits or awards. While the awards that will be received by the Named Executive Officers under the 2016 LTIP are not determinable at this time, the 2015 grants under the 2006 LTIP described under “Compensation of Executive Officers” above may be generally indicative of future annual grants under the 2016 LTIP. Similarly, the information about awards under the 2006 LTIP to our non-employee directors under “Director Compensation” above may be generally indicative of future annual grants to our non-employee directors under the 2016 LTIP.

The board of directors recommends that you vote “FOR” the proposal to approve adoption of the 2016 Long-Term Incentives Plan, which is presented as Proposal 3.

PROPOSAL TO APPROVE THE ADOPTION OF THE

2016 EMPLOYEE STOCK PURCHASE PLAN (PROPOSAL 4)

Our shareholders are being asked to act on a proposal to approve our 2016 Employee Stock Purchase Plan (the “ESPP”). The ESPP was adopted by our board of directors on February 17, 2016 subject to approval by our shareholders at the Annual Meeting. The complete text of the ESPP, including the definition of certain terms used in the following summary information, is set forth in Appendix B to this proxy statement. Shareholders are urged to review the text of the ESPP together with the following information, which is qualified in its entirety by reference to Appendix B.

The purpose of the ESPP is to provide eligible employees with an opportunity to acquire shares of our common stock. Eligible employees may participate in the ESPP by authorizing payroll deductions that will be applied to the purchase of shares of our common stock at a discount of up to 15% of the lesser of the fair market value on the first day of an offering under the ESPP or the applicable purchase date within that offering. No matching company contributions will be made under the ESPP. The proceeds received from the sale of common stock under the ESPP will be used for general corporate purposes.

We believe that ownership of our common stock by our employees is desirable as an incentive to improve performance, provide an opportunity to share in our growth and success and align employees’ interests with the long-term interests of our shareholders. We seek to use the ESPP to retain and compensate current employees, to attract, retain and compensate new employees and to provide incentives for such employees to exert maximum efforts for the success of our company or any of our related corporations. The ESPP is intended to satisfy the requirements of Code Section 423.

Summary of the ESPP

The following statements include summaries of certain provisions of the ESPP. These statements do not purport to be complete and are qualified by reference to the provisions of the ESPP, the full text of which is set forth in Appendix B to this proxy statement.

Shares Subject to the ESPP

The maximum number of shares of our common stock that are available for sale under the ESPP is 5,000,000 shares, subject to adjustment upon changes in our capitalization or in the event of a Corporate Transaction (as defined below). To the extent that any option to purchase shares of our common stock granted pursuant to the ESPP (a “Purchase Right”) for any reason terminates without having been exercised, the shares not purchased under such Purchase Right will again become available for issuance under the ESPP, but all shares sold under the ESPP, regardless of source, will be counted against the maximum number of shares available for sale.

Offerings

The ESPP will be implemented through a series of offerings established by the board of directors. The provisions of separate offerings need not be identical, but each offering will specify the period during which the offering will be effective and may not exceed 27 months in duration. The board of directors will establish one or more purchase dates during each offering on which a participating employee will purchase shares with his or her accumulated payroll deductions, which do not accrue interest. Eligible employees may elect to participate in the ESPP by authorizing payroll deductions of up to 15% of their compensation. The price at which shares may be purchased during any offering will be between 85% and 100% of the lesser of the fair market value of the shares on the first day of an offering or the applicable purchase date. In connection with each offering, the board may specify a maximum number of shares of our common stock that may be purchased by any participant on any purchase date during the offering and by all participants pursuant to the offering. If the number of shares of common stock remaining available under the ESPP is insufficient, the number of shares that each participating employee is permitted to purchase will be proportionately reduced. To the extent provided in an offering, a participating employee may reduce (including to zero) or increase payroll deductions during an offering. A participating employee may also withdraw from an offering and, upon withdrawal, we will return to the participating employee, without interest, any accumulated payroll deductions not already used to purchase shares of common stock during the offering.

Eligibility

Except as otherwise described below, Purchase Rights may be granted to employees of our company or, if designated by the board, to employees of a related corporation. Except as otherwise described below, an employee will not be eligible to be granted a Purchase Right unless, on the date selected by the board for an offering to commence (an “Offering Date”), the employee has been continuously employed by our company or a related corporation, as the case may be, for a period preceding such Offering Date as the board may require, but in no event will the required period of continuous employment be greater than two years. In addition, the board may provide that no employee will be eligible to be granted a Purchase Right unless, on the Offering Date, the employee’s customary employment with our company or a related corporation is more than 20 hours per week and more than five months per calendar year.

No employee will be eligible to participate in the ESPP if, immediately after the grant of a Purchase Right, he or she would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or of any related corporation (including any stock which the employee may purchase under all outstanding Purchase Rights and rights to purchase our common stock under our other stock-based plans). In addition, pursuant to applicable provisions of the Code, no employee may be granted a Purchase Right that permits the employee to accrue the right to purchase more than $25,000 worth of our common stock (determined at the fair market value of the stock at the time the rights to purchase our common stock are granted) under all employee stock purchase plans of our company and our affiliates for each calendar year in which the Purchase Right is outstanding at any time.

The board may provide in a specific offering that employees who are “highly compensated employees” (within the meaning of Code Section 414(q)) of our company or a related corporation with compensation above a certain specified level or who are subject to Section 16(a) under the Exchange Act will not be eligible to participate in that particular offering, provided that the exclusion is applied in an identical manner to all “highly compensated employees”.

All of the approximately 470 of our employees and employees of our subsidiaries are eligible to participate under the terms of the ESPP.

Administration

The board, or a committee appointed by the board, will administer the ESPP and will have the power (1) to determine when and how Purchase Rights will be granted and the provisions of each offering, (2) to designate which of our related corporations will be eligible to participate in the ESPP, (3) to construe and interpret the ESPP and to establish rules for the administration of the ESPP, (4) to amend the ESPP in accordance with its terms and (5) to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of our company and our related corporations and to carry out the intent that the ESPP be treated as an “employee stock purchase plan” within the meaning of Code Section 423(b). Whether or not the board has delegated administration of the ESPP, the board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.

Corporate Transactions; Adjustments

In the event of a Corporate Transaction, then: (1) any surviving or acquiring corporation may continue or assume outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (2) if any surviving or acquiring corporation does not continue or assume outstanding Purchase Rights or does not substitute similar rights for outstanding Purchase Rights, then the participants’ accumulated contributions will be used to purchase shares of common stock within five business days prior to the Corporate Transaction under the ongoing offering, and the participants’ Purchase Rights under the ongoing offering will terminate immediately after such purchase.

For purposes of the ESPP, a “Corporate Transaction” is defined as the occurrence, in a single transaction or in a series of related transactions, of:

a sale, lease, license or other disposition of all or substantially all of our consolidated assets;

a sale or other disposition of at least 90% of our outstanding securities;

a merger, consolidation or similar transaction following which we are not the surviving corporation; or

a merger, consolidation or similar transaction where we are the surviving corporation but the shares of our common stock outstanding immediately before the transaction are converted or exchanged in the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

If any change is made in the shares of our common stock subject to the ESPP, or subject to any Purchase Right, without the receipt of consideration by us, the ESPP will be appropriately adjusted in the types, classes and maximum number of shares of common stock subject to the ESPP, and the outstanding Purchase Rights shall be appropriately adjusted in the types, classes, number of shares and purchase limits of such outstanding Purchase Rights. Our board of directors will make these adjustments, and its determination shall be final, binding and conclusive.

Amendment and Termination

The board may amend the ESPP at any time. However, except for adjustments for changes in our securities or for a Corporate Transaction, and except for amendments solely to benefit the administration of the ESPP, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for participants or our company or a related corporation, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary for the ESPP to satisfy the requirements of Code Section 423 or other applicable laws or regulations.

Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the board (or a committee of the board) will be entitled to change the Offering Dates and purchase dates, limit the frequency and/or number of changes in the amount withheld during an offering, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s earnings, and establish other limitations or procedures the board (or a committee of the board) determines in its sole discretion advisable that are consistent with the ESPP.

The board may suspend or terminate the ESPP at any time. Unless terminated earlier, the ESPP will terminate when all of the shares of our common stock reserved for issuance under the ESPP, as increased and/or adjusted from time to time, have been issued.

Term

The ESPP will continue in effect for a term of 20 years unless sooner terminated in accordance with its terms.

Governing Law

The provisions of the ESPP will be governed by the laws of the State of Delaware without regard to the conflict of law principles of the State of Delaware.

Miscellaneous

An employee’s rights under the ESPP are not transferrable, other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in the ESPP. An employee shall have no rights as a shareholder under the ESPP with respect to an offering until the date the employee purchases shares under such offering. Nothing in the ESPP confers upon any employee the right to continue in their employment.

Tax Matters

The following is a general summary of certain United States federal income tax consequences of grants of Purchase Rights and purchases and sales of our common stock made under the ESPP, based upon the laws presently in effect, and is intended for the information of our shareholders considering how to vote with respect to the proposal. It is not intended as tax guidance to participants in the ESPP. The discussion does not take into account a number of considerations that may apply in light of the circumstances of a particular participant. The income tax consequences under foreign, state and local tax laws may differ.

The ESPP is intended to qualify as an “employee stock purchase plan,” as defined in Code Section 423. Under such a plan, an employee does not recognize taxable income at the time of entry into an offering under the plan or upon the purchase of shares of common stock. Employees who participate in the ESPP and receive a Purchase Right are deemed to be granted an “option” on the first day of each offering to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering. On the purchase date, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

The required holding period for favorable U.S. Federal income tax treatment upon disposition of common stock acquired under the ESPP is the later of (1) two years after the deemed “option” is granted and (2) one year after the deemed “option” is exercised and the common stock is purchased. When the common stock is disposed of after this period (a “qualifying disposition”), the employee recognizes ordinary taxable income equal to the lesser of (x) the excess of the fair market value of the common stock on the first day of the offering over the purchase price and (y) the excess of the fair market value of the common stock at the time of such qualifying disposition over the purchase price. Any further taxable gain realized on a qualifying disposition will be long-term capital gain. If the sale price is less than the purchase price, there is no ordinary taxable income and any loss recognized generally will be a long-term capital loss.

When an employee sells common stock before the expiration of the required holding period (a “disqualifying disposition”), the employee recognizes ordinary taxable income to the extent of the difference between the price actually paid for the common stock by the employee and the fair market value of the common stock on the purchase date, regardless of the price at which the common stock is sold. Any additional taxable gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the employee held the shares for more than twelve months. If the sale price is less than the fair market value of the common stock on the purchase date, then the employee will have a capital loss equal to such difference.

Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary taxable income, we may not take a tax deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary taxable income qualifies as a tax deduction for us for the year of such disposition.

This summary is not a complete description of the U.S. Federal income tax aspects of the ESPP. In addition, the summary relates only to Federal income taxes; there may also be the imposition of FICA and Federal unemployment taxes on the exercise of an “option” issued under the ESPP, Federal estate and gift tax consequences, as well as foreign, state and local tax consequences.

New Plan Benefits

The benefits and amounts that will be received by or allocated to, under the ESPP, our current executive officers and all eligible employees are not determinable by us at this time because we have not previously had an employee stock purchase plan like the ESPP and because the benefits and amounts will depend on the individual executive officer’s or employee’s level of participation in the ESPP. As a result, we have not included a table reflecting such benefits or amounts.

The board of directors recommends that you vote “FOR” the proposal to approve adoption of the 2016 Employee Stock Purchase Plan, which is presented as Proposal 4.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 5)

We are providing our shareholders with the opportunity to cast an advisory vote to approve executive compensation as described below.

Our executive compensation philosophy is to create a system that rewards executives for performance and focuses our management team on the critical short-term and long-term objectives. The primary objectives of our executive compensation programs are to attract, motivate and retain talented and dedicated executives, to link annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with shareholder value creation. To achieve these objectives, the Compensation Committee has implemented compensation programs that make a substantial portion of the executives’ overall compensation contingent upon achieving key short-term business and long-term strategic goals established by our board of directors or the Compensation Committee based on key drivers in areas such as profitability, growth and system expansion. We use base salaries and time-based equity awards to provide current income and retention incentives and a combination of cash and stock-based compensation that reward performance measured against various corporate and individual performance goals based on key business drivers. Our performance targets are based on our annual business plan and we believe that they are established at levels that are achievable if we execute our business plan. By providing for significant incentives for exceeding certain targets, we motivate our Named Executive Officers to achieve strategic business objectives that result in the creation of value to us and our shareholders over the long-term. For example, a large percentage of the Named Executive Officers’ annual cash bonus opportunity and performance-based equity awards are based on metrics for profitability and revenue growth, which we believe are important measures of the performance of our business and share price, which measures the value provided to our shareholders. We believe the design of our compensation programs, which we have used over the past several years and continue to use for 2015, provides the appropriate balance for motivating and retaining our Named Executive Officers while providing appropriate rewards for demonstrated performance. The Compensation Committee’s goal is to set executive compensation at levels the committee believes are competitive against compensation offered by other rapidly growing companies of similar size and stage of development against whom we compete for executive talent in the communications industry, while taking into account our performance and our own strategic goals. The Compensation Discussion and Analysis contained in this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee in fiscal 2015 in more detail.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers

The board of directors recommends that you vote “FOR” the proposal regarding an advisory vote to approve executive compensation presented, which is presented as Proposal 5.

OTHER MATTERS

The board of directors is not aware of any other matters to be presented for action by the shareholders at the Annual Meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2016 Annual Meeting of Shareholders properly come before the meeting, proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NASDAQ.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements under Section 16(a) during fiscal year 2015.

ANNUAL REPORT

Our 2015 Annual Report to Shareholders, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended December 31, 2015, was sent or made available to shareholders with this proxy statement. A copy of our 2015 Annual Report to Shareholders is also available on the internet at www.edocumentview.com/orbc

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2017

To be eligible for inclusion in our proxy statement and the proxy card pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals for the 2017 Annual Meeting of Shareholders must be received on or before November 18, 2016 by the Office of the Secretary at our headquarters, 395 West Passaic Street, Third Floor, Rochelle Park, New Jersey 07662. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Office of the Secretary at the above address by January 20, 2017. If the proposal is not “timely” within the meaning of Rule 14a-4(c), the proxies solicited by us for the 2017 Annual Meeting of Shareholders may confer discretionary authority to us on such proposal. In addition, our By-Laws require a shareholder desiring to propose any matter for consideration of the shareholders at the 2017 Annual Meeting of Shareholders or to nominate an individual to our board of directors to notify the Office of the Secretary in writing at the address above on or after December 21, 2016 and on or before January 20, 2017. If the number of directors to be elected to the board at the 2017 Annual Meeting of Shareholders is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the board on or before January 10, 2017, a shareholder proposal with respect to nominees for any new position created by such increase will be considered timely if received at the Office of the Secretary not later than the tenth day following our public announcement of the increase.

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

APPENDIX A

ORBCOMM INC.

2016 LONG-TERM INCENTIVES PLAN

Section 1: Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by providing incentive compensation opportunities to assist in (i) attracting, motivating and retaining Employees and Non-Employee Directors and (ii) aligning the interests of Employees and Non-Employee Directors participating in the Plan with the interests of the Company’s stockholders.

Section 2: Definitions

As used in the Plan, the following terms shall have the respective meanings specified below.

a.	“Award” means an award granted pursuant to Section 4.

b.	“Award Agreement” means any written or electronic agreement, contract, other instrument or document described in Section 6 setting forth the terms and conditions applicable to an Award granted to a Participant.

c.	“Board of Directors” means the Board of Directors of the Company, as it may be comprised from time to time.

d.	“Change of Control” means the occurrence of any of the following events:

(i)	A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of Stock that, together with Stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the outstanding Stock; provided, however, that if any one Person is considered to own more than 50% of the total fair market value or total voting power of the outstanding Stock, the acquisition of additional Stock by the same Person will not constitute a Change of Control under this clause (i) or clause (ii) of this definition. An increase in the percentage of Stock owned by any one Person as a result of a transaction in which Company acquires Stock in exchange for property will be treated as an acquisition of Stock by such Person for purposes of this clause (i);

(ii)	A change in effective control of the Company which occurs on the date any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of Stock having 30% percent or more of the total voting power of the outstanding Stock. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control;

(iii)	A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (iii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iv)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) by means of consummation of a reorganization, merger, consolidation or sale or disposition of assets, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iv), the following will not constitute a Change of Control: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to Stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding Stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (iv)(B)(3). For purposes of this clause (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Change of Control definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s Stock immediately before such transaction.

It is the intention of the Company that the definition of “Change of Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A. If the definition of “Change of Control” would otherwise frustrate or conflict with the intent expressed above, this definition will, to the extent possible, be interpreted and deemed amended so as to avoid such conflict.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.	“Committee” means the Compensation Committee of the Board of Directors, as it may be comprised from time to time.

g.	“Company” means ORBCOMM Inc. and any successor thereto.

h.	“Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

i.	“Dividend Equivalent” means an amount equal to the amount of cash dividends payable with respect to a share of Stock after the date specified in an Award Agreement with respect to an Award settled in Stock, an Award of Restricted Stock or an Award of Restricted Stock Units.

j.	“Employee” means an individual who is an employee of the Company or a Subsidiary.

k.	“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

l.	“Executive Officer” means an Employee who is an executive officer of the Company as defined in Rule 3b-7 under the Exchange Act as it may be amended from time to time.

m.	“Fair Market Value” means the closing sale price of the Stock as reported by the Nasdaq Stock Market (or if the Stock is not then traded on the Nasdaq Stock Market, the closing sale price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on the relevant date) on the date of a determination (or on the next preceding day the Stock was traded if it was not traded on the date of a determination).

n.	“Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Company or a Subsidiary) intended to comply with Code Section 422.

o.	“Non-Employee Director” means a member of the Board of Directors who is not an Employee.

p.	“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

q.	“Option” means an option to purchase Stock granted pursuant to Section 4(a).

r.	“Participant” means any Employee or Non-Employee Director who has been granted an Award.

s.	“Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained with respect to one or more Performance Goals. Performance Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

t.	“Performance Goal” means the level of performance, whether absolute or relative to a peer group or index, established by the Committee as the performance goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

u.	“Performance Measure” means a performance measure that is based upon one or more of the following objective business criteria established by the Committee with respect to the Company, a Subsidiary, a division or business unit (which may but need not be a Subsidiary) of the Company and/or any component thereof for a Performance Period: basic or diluted earnings per share; revenue; sales; operating income; net income (whether before or after tax, and including variations of net income, such as net income from continuing operations); earnings before or after interest, taxes, depreciation or amortization; price to earnings ratio; return on capital; return on invested capital; return on equity; return on assets; return on net assets; return on sales; cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); working capital; economic profit; cost targets or reductions, savings, productivity or efficiencies; expense targets; product, service or system developments or releases, including satellite launches, system deployments and network upgrades; maintenance or improvement of operating margin or profit margin; debt leverage (debt to capital); strategic business criteria, consisting of one or more objectives based on achieving specified market penetration, geographic business and regulatory expansion, and goals relating to acquisitions, divestitures, joint ventures and similar transactions; new business wins or renewals; increase in customer base, including net subscriber growth and subscriber churn; settlement of litigation; stock price; market capitalization; total shareholder return and operational measures that measure system performance, for example, satellite and/or gateway earth station availability or network performance. Each such measure, to the extent applicable, shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company and each such measure shall be adjusted, if so specified by the Committee, to omit the effects of items considered to be of an unusual nature or of a type that indicates infrequency of occurrence or both; mergers, acquisitions and dispositions, including acquisition-related and integration costs; restructuring costs; currency fluctuations or devaluations; gain or loss on the disposal of a business segment; cumulative effects of changes in accounting principles and tax laws; stock-based compensation expense; noncontrolling interests; impairment loss; non-capitalized satellite launch and in-orbit insurance; insurance recovery; and other unusual or infrequently occurring events and transactions. To the extent that an Award is designated as a Performance Compensation Award, the Committee shall specify any adjustments described in the immediately preceding sentence applicable to such Performance Compensation Award on or before the 90th day of the applicable Performance Period. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

v.	“Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of an Award.

w.	“Performance Share” means an Award denominated in shares of Stock based on the achievement of performance goals granted pursuant to Section 4(g).

x.	“Performance Unit” means an Award denominated in cash based on the achievement of performance goals granted pursuant to Section 4(f).

y.	“Plan” means this 2016 Long-Term Incentives Plan as adopted by the Company and in effect from time to time.

z.	“Restricted Stock” means Stock granted pursuant to Section 4(d) which may not be traded or sold until the date that the restrictions on transferability imposed by the Committee or the Board of Directors, as the case may be, with respect to such Stock lapse.

aa.	“Restricted Stock Unit” means the right to receive in cash, Stock or a combination of cash and Stock, the Fair Market Value of one share of Stock granted pursuant to Section 4(e).

bb.	“SAR” means a stock appreciation right granted pursuant to Section 4(b).

cc.	“Section 409A” means Code Section 409A, including any regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

dd.	“Stock” means shares of Common Stock, par value $.001 per share, of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Section 4(c).

ee.	“Subsidiary” means (i) any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii) any corporation or other entity in which the Company has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan.

ff.	“Substitute Awards” means Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted (other than a Replacement Award as defined in Section 10(c)), or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

Section 3: Eligibility

The Committee or, with respect to Awards under Section 4(i), the Committee or the Board of Directors, may grant one or more Awards to any Employee or Non-Employee Director designated by it to receive an Award. Non-Employee Directors are eligible to receive Awards only to the extent provided in Section 4(i).

Section 4: Awards

The Committee or, with respect to Awards under Section 4(i), the Committee or the Board of Directors, may grant any one or more of the following types of Awards, and any such Award may be granted by itself, together with another Award that is linked and alternative to the Award with which it is granted or together with another Award that is independent of the Award with which it is granted:

a.	Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine consistent with the provisions of the Plan, including the following:

(i)	The exercise price of an Option (other than an Option issued as a Substitute Award) shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, and no Option may be exercisable more than 10 years after the date the Option is granted.

(ii)	The exercise price of an Option shall be paid in cash or, at the discretion of the Committee, in Stock valued at the Fair Market Value on the date of exercise, by withholding shares of Stock for which the Option is exercisable or through any combination of the foregoing.

(iii)	No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv)	Incentive Stock Options shall be subject to the following additional provisions:

A.	No grant of Incentive Stock Options to any one Employee shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of the Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options that have been previously granted under the Plan or any other plan of the Company or any Subsidiary and that are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided however, that, if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.

B.	No Incentive Stock Option may be granted under the Plan after 10 years after the effective date of the Plan.

C.	No Incentive Stock Option may be granted to an Employee who on the date of grant is not an employee of the Company or a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

b.	Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the excess of the Fair Market Value of a specified number of shares of Stock on the date on which the Participant exercises the SAR over the grant price of the SAR as determined by the Committee, which shall be exercisable at such time or times and subject to such terms and conditions as the Committee may determine, consistent with the provisions of the Plan, including the following:

(i)	The grant price of a SAR (other than a SAR issued as a Substitute Award) shall not be less than the Fair Market Value of the Stock on the date the SAR is granted, and no SAR may be exercisable more than 10 years after the date the SAR is granted.

(ii)	SARs may be (A) freestanding SARs or (B) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option;

(iii)	The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at the Fair Market Value on the date of exercise or partly in cash and partly in Stock (as so valued), as the Committee may determine.

c.	Stock. Stock may be issued to Participants without restrictions or transfer or other vesting requirements.

d.

Restricted Stock. Restricted Stock is Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, which restrictions shall lapse at such time or times, or upon the occurrence of such event or events, including but not limited to the achievement of one or more specific goals with respect to performance of the Company, a Subsidiary, a division or business unit (which may but need not be a Subsidiary) of the Company and/or any component thereof, or the Participant to whom the Restricted Stock is issued, over a specified period of time as the Committee may determine. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Company’s sole discretion, shall be held in book entry form subject to the Company’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Company until the restrictions on those shares of Restricted Stock lapse.

e.	Restricted Stock Unit. A Restricted Stock Unit is an Award of a contractual right to receive at a specified future date an amount based on the Fair Market Value of one share of Stock, subject to such terms and conditions as the Committee may establish, including but not limited to the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Company, a Subsidiary, a division or business unit (which may but need not be a Subsidiary) of the Company and/or any component thereof, or the Participant to whom the Restricted Stock Units are granted. Restricted Stock Units that become payable in accordance with their terms and conditions shall be paid out in Stock, in cash based on the Fair Market Value of the Stock underlying the Restricted Stock Units or partly in cash and partly in Stock, as the Committee may determine. The Committee may provide for the accumulation of Dividend Equivalents in cash, with or without interest, or the reinvestment of Dividend Equivalents in Stock held subject to the same conditions as the Restricted Stock Unit and such terms and conditions as the Committee shall determine. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Stock to which such Restricted Stock Units relate until and unless payment with respect to such Restricted Stock Units is actually made in shares of Stock.

f.	Performance Units. A Performance Unit is an Award denominated in cash, the amount of which may be based on the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Company, a Subsidiary, a division or business unit (which may but need not be a Subsidiary) of the Company and/or any component thereof, or the Participant to whom the Performance Units are granted. The amount that may be paid to any one Participant with respect to Performance Units shall not exceed $15 million during any one year period. Performance Units that become payable in accordance with their terms and conditions shall be paid out in cash, in Stock valued at the Fair Market Value on the payout date (or at the sole discretion of the Committee, the day immediately preceding that date), or partly in cash and partly in Stock, as the Committee may determine.

g.	Performance Shares. A Performance Share is an Award denominated in Stock which represents the right to receive at a specified future date an amount based on the Fair Market Value of a specified number of shares of Stock, subject to such terms and conditions as the Committee may establish, including but not limited to the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Company, a Subsidiary, a division or business unit (which may but need not be a Subsidiary) of the Company and/or any component thereof, or the Participant to whom the Performance Shares are granted. Performance Shares that become payable in accordance with their terms and conditions shall be paid out in Stock, in cash based on the Fair Market Value of the Stock underlying the Performance Shares or partly in cash and partly in Stock, as the Committee may determine. Any person who holds Performance Shares shall have no ownership interest in any shares of Stock to which such Performance Shares relate until and unless payment with respect to such Performance Shares is actually made in shares of Stock.

h.	Performance Compensation Awards.

(i)	The Committee may at the time of grant of an Award (other than an Option or SAR) designate such Award as a Performance Compensation Award in order that such Award constitute qualified performance-based compensation under Code Section 162(m). With respect to each such Performance Compensation Award, the Committee shall (on or before the 90th day of the applicable Performance Period or such other period as may be required by Code Section 162 (m)) establish, in writing, a Performance Period, Performance Measure(s), Performance Goal(s) and Performance Formula(s). Once established for a Performance Period, such items shall not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

(ii)	A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goal(s) for that Award are achieved and the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and determine whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved and, if so, determine the amount of the Performance Compensation Award earned by the Participant for such Performance Period based upon such Participant’s Performance Formula. The Committee shall then determine the actual amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may in its sole discretion decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be determined in accordance with Sections 4(f) and 5(f), as applicable.

i.	Awards to Non-Employee Directors.

(i)	Awards. Subject to the provisions of Section 4(i)(ii), each Non-Employee Director may be granted an Award, with terms and conditions including restrictions as determined from time to time by the Board of Directors or the Committee.

(ii)	Changes to Award Grants. At such times as it may determine, the Board of Directors may change (A) the form of any Award provided for in Section 4(i)(i) to any other type of Award set forth in this Section 4 and (B) the size and the vesting period of any such Award.

(iii)	The restrictions on any Award granted to a Non-Employee Director pursuant to this Section 4(i)(iii) shall lapse and it is intended that such Award shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.

(iv)	The Committee may, in its sole discretion, grant an Award of Restricted Stock Units to any Non-Employee Director in connection with such Non-Employee Director’s election to defer all or any part of the retainer fees payable to such Non-Employee Director under the Company’s non-employee director deferred compensation plan.

(v)	For grants of Awards to Non-Employee Directors, all references to the Committee in this Section 4 and in Sections 8(a), 8(c), 8(d) and 8(g) shall be deemed to refer to the Committee or the Board of Directors.

j.	Minimum Vesting. Except (i) with respect to 5% of the shares of Stock that may be made subject to Awards under the Plan or (ii) as the Committee may otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture or upon an involuntary termination that is not a performance-related termination, no Award shall become exercisable or otherwise provide for the lapse of restrictions or the payouts of amounts before the first anniversary of the grant date of such Award.

k.	Deferrals. The Committee may require or permit Participants to defer the issuance or vesting of shares of Stock or the settlement of Awards under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment of, or crediting of interest on, the deferral amounts, or the payment or crediting of Dividend Equivalents on deferred settlements in shares of Stock. Notwithstanding the foregoing, no deferral will be permitted if it will result in the Plan becoming an “employee pension benefit plan” under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is not otherwise exempt under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding the foregoing, it is the intent of the Company that any deferral made under this Section 4(k) shall (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A.

l.	Other Section 409A Provisions. In addition to the provisions related to the deferral of Awards under the Plan set forth in Section 4(l) and notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to Awards:

(i)	To the extent not otherwise set forth in the Plan, it is the intent of the Company that the Award Agreement for each Award shall set forth (or shall incorporate by reference to the Company’s Deferred Compensation Plan) such terms and conditions as are necessary to (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A;

(ii)	Without limiting the generality of the foregoing, it is the intent of the Company that the payment of dividends on Restricted Stock or the payment of Dividend Equivalents on Restricted Stock Units or Performance Shares shall (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A, including without limitation, to the extent necessary, the establishment of a separate written arrangement providing for the payment of such dividends or Dividend Equivalents;

(iii)	Notwithstanding any other provision of this Plan to the contrary, the Company makes no representation that the Plan or any Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Award;

(iv)	Notwithstanding any other provision of the Plan to the contrary, in the case of any Award that is subject to and not exempt from Section 409A to the extent that payment is made on account of a “Change of Control”, “retirement”, “termination of employment” or “disability”, (A) all references to “retirement” shall instead refer to “retirement that constitutes a Separation from Service”, (B) all references to a Participant’s employment being terminated shall instead be to the Participant’s Separation from Service, and (C) all references to “disability” shall instead refer to a “disability” that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4)(i); and

(v)	Notwithstanding any other provision of the Plan to the contrary, in the case of any Award that is subject to and not exempt from Section 409A, if any payment with respect to such Award is payable to a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) and such payment is subject to the six month delay in payment pursuant to Section 409A(a)(2)(B)(i), such payment shall be delayed until six months after the Participant’s Separation from Service (or earlier death) in accordance with the requirements of Section 409A.

Section 5: Stock Available under Plan

a.	Subject to the adjustment provisions of Section 9 and this Section 5, 6,949,400 shares of Stock are hereby reserved for grant and issuance for the purpose of making Awards under the Plan; provided, however, that no more than 500,000 shares of Stock in the aggregate may be granted as Incentive Stock Options.

b.	For purposes of applying the limitations provided in Section 5(a), all shares of Stock with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited Award shall be available for further Awards.

c.	Notwithstanding the foregoing, shares of Stock that are (i) withheld or tendered as payment of an Award or (ii) delivered or withheld by the Company to pay taxes in connection with an Award may not be reused, reissued or otherwise treated as being available for additional Awards or issuance under the Plan.

d.	In order to avoid double counting for SARs and other appreciation rights, only the specified number of shares of Stock underlying the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the SAR or other appreciation right is forfeited, terminated, or cancelled without the delivery of cash or Stock.

e.	To the extent that any outstanding awards under the 2006 long-term incentives plan as of February 17, 2016 are cancelled, forfeited or otherwise lapse unexercised pursuant to the terms of that plan, the shares underlying those awards shall be available for Awards under the Plan.

f.

Subject to the adjustment provisions of Section 9, no single Participant shall receive Awards, during any one fiscal year period, of more than 1,000,000 (100,000, in the case of a Non-Employee Director)

Options (measured by the number of shares of Stock underlying such Options), SARs (measured by the number of shares of Stock underlying such SARs), shares of Restricted Stock, Restricted Stock Units, Performance Shares or any combination thereof under the Plan.

g.	The Stock that may be delivered on grant, exercise or settlement of an Award under the Plan may be reacquired shares held in treasury or authorized but unissued shares. At all times the Company will reserve and keep available a sufficient number of shares of Stock to satisfy the requirements of all outstanding Awards made under the Plan.

h.	For purposes of this Section 5, any Substitute Awards shall not be counted against the shares of Stock available under the Plan.

Section 6: Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, including but not limited to: (i) provisions for the time at which the Award becomes exercisable or otherwise vests, such vesting period to be no less than one (1) year; (ii) provisions for the treatment of the Award in the event of the termination of a Participant’s status as an Employee; (iii) any special provisions applicable in the event of an occurrence of a Change of Control, as determined by the Committee consistent with the provisions of the Plan; and (iv) in the Committee’s sole discretion, additional provisions as are required to (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A.

Section 7: Amendment and Termination

The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part; provided however, that, without the approval of the stockholders of the Company, no such action shall (i) increase the number of shares of Stock available for Awards as set forth in Section 5 (other than adjustments pursuant to Section 9), (ii) amend Section 4(j) to reduce the minimum one-year period for vesting of Awards or (iii) materially increase the benefits accruing to Participants under the Plan or otherwise make any material revision to the Plan, or otherwise be effective to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, including applicable requirements of the Nasdaq Stock Exchange; and provided further, that, subject to Section 9, no such action shall impair the rights of any holder of an Award without the holder’s consent. The Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law; provided however, that, subject to Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder’s consent. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9) amend the Plan or any Award Agreement to reprice any Option or SAR whose exercise price is above the then Fair Market Value of the Stock subject to the Award, whether by decreasing the exercise price, canceling the Award and granting a replacement Award, repurchasing the Award for cash, or otherwise, without stockholder approval.

Section 8: Administration

a.	The Plan and all Awards shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors.

b.	Any member of the Committee who, at the time of any proposed grant of one or more Awards, is not both an “outside director” as defined for purposes of Code Section 162(m) and a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act (or any successor provision), shall abstain from and take no part in the Committee’s action on the proposed grant.

c.

The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees and Non-Employee Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

d.	The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

e.	The Company shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

f.	It is the intent of the Company that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy: (i) in the case of Participants who are or may be Executive Officers or Non-Employee Directors, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act; (ii) in the case of Performance Compensation Awards to Covered Employees, the applicable requirements of Code Section 162(m); and (iii) either the requirements for exemption under Section 409A or the requirements of Section 409A. If any provision of the Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 8(f), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, and to the extent legally permitted, such provision shall be deemed void as to Executive Officers, Non-Employee Directors or Covered Employees, as applicable.

g.	The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

h.	The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the Plan to the Chief Executive Officer of the Company, except that the Committee may not delegate any discretionary authority with respect to Awards granted to the Chief Executive Officer or Non-Employee Directors or substantive decisions or functions regarding the Plan or Awards to the extent inconsistent with the intent expressed in Section 8(f) or to the extent prohibited by applicable law.

Section 9: Adjustment Provisions

a.	In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Company is a surviving company), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan and outstanding Awards and Award Agreements and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock then remaining subject to the Plan, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.

b.	The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10: Change of Control

a.	Except as otherwise provided for in an Award Agreement, if (i) a Change of Control occurs and (ii) all outstanding Awards are replaced with Replacement Awards and (iii) within two years after such Change of Control a Participant’s employment or service with the Company is terminated due to (x) death or disability, (y) a good reason (as defined in the Award Agreement) or (z) any other reason other than cause (as defined in the Award Agreement), all Replacement Awards in the form of (i) options and stock appreciation rights will be fully vested and exercisable, (ii) service-based Replacement Awards (other than stock options or stock appreciation rights) as to which vesting depends solely on the passage of time will be fully vested and be paid in cash, shares or stock or a combination thereof on the payment date with respect to such termination following a Change of Control set forth in the terms thereof and (iii) performance-based Replacement Awards as to which vesting depends solely upon the achievement of one or more specific performance goals will immediately vest and all performance goals will be deemed to be satisfied at the target performance levels, pro rated to reflect the portion of the applicable performance period that has elapsed as of the date of such termination of employment or service, and paid in cash, shares of stock or a combination thereof on the payment date with respect to such termination following a Change of Control set forth in the terms thereof.

b.	Except as otherwise provided for in an Award Agreement, if (i) a Change of Control occurs and (ii) all outstanding Awards are not replaced with Replacement Awards, then to the extent that any then-outstanding Awards are not vested: (x) all Options and SARs will be fully vested and exercisable, (y) all service-based Awards (other than Options and SARs) as to which vesting depends solely on the passage of time will be fully vested and be paid in cash, shares of Stock or a combination thereof, as determined by the Committee, promptly upon or within 30 days after such Change of Control and (z) all performance-based Awards as to which vesting depends solely upon the achievement of one or more specific performance goals will immediately vest and all performance goals will be deemed to be satisfied at the target performance levels established by the Committee, pro rated to reflect the portion of the applicable performance period that has elapsed as of the date of such Change of Control, and paid in cash, shares of Stock or a combination thereof, as determined by the Committee, promptly upon or within 30 days after such Change of Control. With respect to Options, the Committee may in the alternative elect to cancel such outstanding Options and pay an amount in cash equal to the positive spread, if any, between the consideration received by the holder of a share of Stock in the Change of Control (or if no consideration is received in the Change of Control, the Fair Market Value of a share of Stock on the day immediately prior to the Change of Control) and the exercise price of the Option, multiplied by the number of shares of Stock subject to such Option. No payment will be made for any Option where such spread is negative.

c.	Notwithstanding the foregoing, to the extent an Award is subject to Section 409A, the settlement, payment or delivery of an Award or Replacement Award will be made in a manner as to satisfy the requirements for exemption under Section 409A or to comply with Section 409A.

d.

A “Replacement Award” means (i) an outstanding Award that is assumed and continued by the successor corporation in the Change of Control or another entity that is the parent corporation of the Company or such successor corporation following the Change of Control or (ii) a replacement award issued by the successor corporation in the Change of Control or another entity that is the parent corporation of the Company or such successor corporation following the Change of Control that (A) is of the same type as the Award being replaced (the “Replaced Award”) (provided, however, that the Replacement Award may be of a different type as the Replaced Award if such Replacement Award has been approved by the Committee, as constituted immediately prior to the Change of Control); (B) has an intrinsic value at least equal to the value of the Replaced Award; (C) relates to publicly traded equity securities of the Company or the successor corporation in the Change of Control or another entity that is the parent corporation of the Company or such successor corporation following the Change of Control; and (D) has terms and conditions that are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). The determination of whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

Section 11: Miscellaneous

a.	Nonassignability. Except as otherwise provided by the Committee, no Award shall be assignable or transferable except by will or by the laws of descent and distribution.

b.	Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

c.	Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any payment is to be provided under the Plan, then payments shall be made accordingly; provided however, that to the extent that such payments would cause an Award to fail to satisfy the requirements for exemption under Section 409A or the requirements of Section 409A, the Committee may determine in its sole discretion not to make such payments in such manner. Any such payment shall be a complete discharge of the liability hereunder.

d.	Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Agreement shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under generally applicable law.

e.	Limits of Liability. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

f.	Rights of Employees and Non-Employee Directors. Except as provided in Section 4(i), status as an eligible Employee or Non-Employee Director shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or Non-Employee Director or to eligible Employees and Non-Employee Directors generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Employee or Non-Employee Director Participant any right to continue in the employ or other service of the Company or a Subsidiary, and shall not constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause. A transfer of an Employee from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized by the Company, shall not be deemed a termination of employment or other service; provided however, that, to the extent that Section 409A is applicable to an Award, Section 409A’s definition of “separation of service”, to the extent contradictory, shall apply to determine when a Participant becomes entitled to a distribution upon termination of employment.

g.	Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

h.	Withholding. Applicable taxes, to the extent required by law, shall be withheld in respect of all Awards. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Company or deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares of Stock to be paid or deducted in satisfaction of the withholding requirement shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made; provided however, that the amount of withholding to be paid in respect of Options exercised through the cashless method in which shares of Stock for which the Options are exercised are immediately sold may be determined by reference to the price at which said shares are sold. The Company shall have no obligation to deliver any Stock pursuant to the grant or settlement of any Award until it has been reimbursed for all required withholding taxes.

i.	Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

j.	Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise. Any reference to a statutory provision or a rule under a statute shall be deemed a reference to that provision or any successor provision unless the context clearly indicates otherwise.

k.	Invalidity. If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

l.	Applicable Law. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

m.	Compliance with Laws. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Company shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

n.	Supplementary Plans. The Committee may authorize supplementary plans applicable to Employees subject to the tax laws of one or more countries other than the United States and providing for the grant of Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares to such Employees on terms and conditions, consistent with the Plan, determined by the Committee, which may differ from the terms and conditions of other Awards pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax laws. Notwithstanding any other provision hereof, Options granted under any supplementary plan shall include provisions that conform with Sections 4(a)(i), (ii) and (iii); SARs granted under any supplementary plan shall include provisions that conform with Section 4(b); Restricted Stock granted under any supplementary plan shall include provisions that conform with Section 4(d); Restricted Stock Units granted under any supplementary plan shall include provisions that conform with Section 4(e); and Performance Shares granted under any supplementary plan shall include provisions that conform with Section 4(g).

o.	Effective Date and Term. The Plan was adopted by the Board of Directors on February 17, 2016 and will become effective if it is approved by the Company’s stockholders at the Company’s 2016 Annual Meeting of Shareholders. If the Plan becomes effective, it shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements; provided, however, that Awards under the Plan may be granted only within ten (10) years from the effective date of the Plan.

APPENDIX B

ORBCOMM INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS FEBRUARY 17, 2016

APPROVED BY STOCKHOLDERS APRIL 20, 2016

1. PURPOSE.

(a) The purpose of this Plan is to provide Employees of the Company and certain Related Corporations with an opportunity to purchase shares of the Common Stock of the Company.

(b) The Company seeks to use the plan to retain and compensate such Employees, to attract, retain and compensate new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(c) The Company intends that the Purchase Rights be considered options issued under an Employee Stock Purchase Plan.

2. DEFINITIONS.

(a) “Agent” means the brokerage firm, bank or other financial institution, entity or person(s) engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to this Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee appointed by the Board in accordance with Section 3(c) of this Plan.

(e) “Common Stock” means common stock, par value $.0001 per share, of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

(f) “Company” means ORBCOMM Inc., a Delaware corporation.

(g) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee will not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h) “Contributions” means the payroll deductions, and other additional payments specifically provided for in the Offering Document, if any, that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering Document, and only if the Participant has not already had the maximum permitted amount withheld through payroll deductions during the Offering.

(i) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(j) “Director” means a member of the Board.

(k) “Eligible Employee” means an Employee who meets the eligibility requirements for participation in an Offering set forth in the related Offering Document; provided, however, that such Employee also meets the eligibility requirements for participation set forth in this Plan; provided, further, that .

(l) “Employee” means any person who is employed for purposes of Section 423(b)(4) of the Code by the Company or any Related Corporation. Neither service as a Director nor payment of a director’s fee will be sufficient to make an individual an Employee of the Company or a Related Corporation. Notwithstanding any other provision of this Plan, a person who is retained and classified by the Company or any Related Corporation as an independent contractor will not be deemed to be an Employee for purposes of this Plan.

(m) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan”, as that term is defined in Section 423(b) of the Code.

(n) “ESPP Administration System” means the administration system maintained for this Plan and provided by the Agent, through which Participants may elect to participate, amend their participation or withdraw from participation in this Plan, pursuant to the terms and conditions of this Plan and the applicable Offering.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means the value of the Common Stock, as determined by the Board in its discretion, based on the closing price of the Common Stock on the Nasdaq Global Market (or if the Common Stock is not then traded on the Nasdaq Global Market, the closing price of the Common Stock on the stock exchange or over-the-counter market on which the Common Stock is principally trading on the relevant date) on such date of determination (or, in the event that the Common Stock is not traded on such date of determination, on the immediately preceding Trading Day), as reported in The Wall Street Journal.

(q) “Grant Date” means the date on which a Purchase Right is granted, which will be the first Trading Day of an Offering with respect to which the Purchase Right was granted.

(r) “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under this Plan to Eligible Employees.

(s) “Offering Date” means a date selected by the Board for an Offering to commence.

(t) “Offering Document” means the document approved by the Committee setting forth the terms and conditions of a specific Offering under this Plan.

(u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to this Plan.

(w) “Plan” means this ORBCOMM Inc. 2016 Employee Stock Purchase Plan.

(x) “Purchase Date” means one or more dates during an Offering, established by the Board in its discretion, on which Purchase Rights will be exercised and as of which purchases of shares of Common Stock will be carried out in accordance with the related Offering Document and this Plan.

(y) “Purchase Period” means a period of time specified within an Offering Document beginning on the Offering Date or on the next day following a Purchase Date within the related Offering and ending on a Purchase Date within such Offering. An Offering may consist of one or more Purchase Periods.

(z) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to this Plan.

(aa) “Related Corporation” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f), respectively, of the Code.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Trading Day” means a day on which the National Stock Exchanges (including the Nasdaq Stock Market) are open for trading.

3. ADMINISTRATION.

(a) The Board will administer this Plan unless and until the Board delegates Plan administration to a Committee, as provided in Section 3(c). Whether or not the Board has delegated Plan administration, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of this Plan.

(b) The Board (or the Committee) will have the power, subject to and within the limitations of, the express provisions of this Plan:

(i) To determine when and how Purchase Rights to purchase shares of Common Stock will be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Related Corporations of the Company will be eligible to participate in this Plan.

(iii) To construe and interpret this Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of this Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective.

(iv) To amend this Plan as provided in Section 15.

(v) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that this Plan be treated as an Employee Stock Purchase Plan.

(c) The Board may delegate Plan administration to a Committee of the Board composed of one (1) or more members of the Board. If Plan administration is delegated to a Committee, the Committee will have, in connection with the administration of this Plan, the powers previously possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the power to administer this Plan. If Plan administration is delegated to a Committee, references to the Board in this Plan and in the Offering Document will thereafter be deemed to be to the Board or the Committee, as the case may be.

4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 14 relating to adjustments upon changes in securities, the shares of Common Stock that may be sold pursuant to Purchase Rights will not exceed in the aggregate 5,000,000 shares of Common Stock. If any Purchase Right granted under this Plan for any reason terminates without having been exercised, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under this Plan, but all shares sold under this Plan, regardless of source, will be counted against the limitation set forth above.

5. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under this Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, which will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into this Plan and treated as part of this Plan. The provisions of separate Offerings need not be identical, but each Offering Document will include (through incorporation of the provisions of this Plan by reference in the Offering

Document or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months from the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under this Plan, unless he or she otherwise indicates in agreements or notices delivered under this Plan: (i) each agreement or notice delivered by that Participant will be deemed to apply to all of his or her Purchase Rights under this Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

6. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 3(b), to Employees of a Related Corporation. Except as provided in Section 6(b), an Employee will not be eligible to be granted Purchase Rights under this Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require in its discretion, but in no event will the required period of continuous employment be greater than two (2) years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under this Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee, will, on a date or dates specified in the Offering Document which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under this Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 6(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) No Eligible Employee will be granted a Purchase Right under this Plan which permits the right to purchase shares of Common Stock under this Plan, together with other rights to purchase shares of Common Stock or other stock of the Company or any Related Corporation under all other Employee Stock Purchase Plans of the Company and any Related Corporation subject to Section 423 of the Code, to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such shares of Common Stock or other stock (determined at the time the Purchase Right or other right is granted) for each calendar year in which the Purchase Right is outstanding at any time. For purpose of the limitation imposed by this Section 6(d), (i) the right to purchase shares of Common Stock or other stock under an Purchase Right or other right accrues when the Purchase Right or other right (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase shares of Common Stock or other stock under a Purchase Right or other right accrues at the rate provided in the Purchase Right or other right, but in no case may such rate exceed twenty five thousand dollars ($25,000) of Fair Market Value of such Stock or other stock (determined at the time such Purchase Right or other right is granted) for any one calendar year, and (iii) a right to purchase Common Stock or other stock which has accrued under an Purchase Right or other right may not be carried over to any Purchase Right or other right. This limitation will be applied in accordance with Section 423(b)(8) of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans.

(e) No Employee in jurisdictions outside of the United States will be eligible for the grant of any Purchase Rights under this Plan if (i) the grant of such Purchase Rights would not be in compliance with the applicable laws of any jurisdiction in which the Employee resides or is employed or (ii) complying with the laws of such jurisdiction would cause the Offering or the Plan to violate the requirements of Section 423 of the Code

(f) Officers of the Company and any designated Related Corporation who are otherwise Eligible Employees will be eligible to participate in Offerings under this Plan. Notwithstanding the foregoing, the Board may provide in an Offering Document that Employees (i) who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) of the Company or the Related Corporation with compensation above a certain level specified in the Offering Document or (ii) who are subject to Section 16(a) under the Exchange Act will not be eligible to participate in such Offering; provided that the foregoing exclusions are applied in an identical manner to all “highly compensated employees” of the Company or the Related Corporation.

7. PURCHASE RIGHTS; PURCHASE PRICE.

(a) Pursuant to an Offering made under this Plan, on each Offering Date each Eligible Employee will be granted a Purchase Right to purchase up to the number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount of such Employee’s Earnings (as defined in each Offering Document), as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s Earnings (as defined in each Offering Document) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering Document, which date will be no later than the end of the Offering.

(b) The Board will establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering will be exercised and purchases of shares of Common Stock will be carried out in accordance with the terms and conditions of such Offering as provided in the applicable Offering Document and this Plan.

(c) In connection with each Offering made under this Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under this Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any given Purchase Date during the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action, a pro rata allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

provided, however, that the purchase price per share of Common Stock will not be less than the par value per share of the Common Stock.

8. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under this Plan by enrolling through the ESPP Administration System (or other form of subscription agreement) within the time specified in the Offering Document. Each such enrollment will authorize an amount of Contributions expressed as a percentage of the submitting Participant’s Earnings (as defined in each Offering Document) during the Offering (not to exceed the maximum percentage specified by the Board). Each Participant’s Contributions will be credited to a bookkeeping account for such Participant and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering Document, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering Document, a Participant may thereafter reduce (including to zero) or increase his or her payroll deductions by submitting a new enrollment election through the ESPP Administration System (or other form of subscription agreement).

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time before the end of the Offering, except as provided otherwise in the Offering. Upon such Participant’s withdrawal from the Offering, the Company will distribute to such Participant as soon as administratively practicable all of his or her Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the Participant) accumulated during the Offering, and such Participant’s Purchase Right in that Offering will thereupon terminate. A Participant’s withdrawal from an Offering will have no effect upon such Participant’s eligibility to participate in any other Offerings under this Plan, but such Participant will be required to deliver a new enrollment form pursuant to the procedure set forth in Section 8(a) in order to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under this Plan will terminate immediately upon termination of a Participant’s Continuous Status as an Employee for any reason or for no reason or other lack of eligibility. The Company will distribute to such terminated or otherwise ineligible Employee all of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) accumulated during the Offering. If the Fair Market Value of a share of Common Stock is less than its par value on a Purchase Date during an Offering, then the Company will not exercise the Participants’ Purchase Rights and will distribute to each Participant his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the Participant on a prior Purchase Date) accumulated under the Offering.

(d) Neither Contributions credited to a Participant’s account nor any Purchase Rights or rights to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in Section 13. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with this Section 8. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering Document, the Company will have no obligation to pay interest on Contributions.

9. EXERCISE.

(a) On each Purchase Date during an Offering, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of this Plan and the applicable Offering Document, at the purchase price specified in such Offering Document. No fractional shares will be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering Document.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on any Purchase Date pursuant to Section 9(a) above, then such remaining amount will be returned, without interest, to the Participant as promptly as administratively practicable.

(c) If the stockholders of the Company do not approve this Plan within twelve (12) months after the Company’s Board adopts this Plan, then the Company will satisfy any federal, state, or local tax withholding obligations relating to a Participant’s purchase of Common Stock by withholding the entire minimum required withholding amount from such Participant’s paycheck(s) as soon as administratively practicable following such purchase until paid in full.

(d) No Purchase Rights may be exercised unless the shares of Common Stock to be issued upon such exercise under this Plan are covered by an effective registration statement pursuant to the Securities Act and this Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to this Plan. If on a Purchase Date during any Offering the shares of Common Stock are not so registered or this Plan is not in such compliance, no Purchase Rights under any Offering will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and this Plan is in such compliance, except that the Purchase Date will not be delayed more than twelve (12) months and the Purchase Date will in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date under any Offering under this Plan, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and this Plan is not in such compliance, no Purchase Rights under any Offering will be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock) will be distributed to the Participants.

(e) As a condition to the exercise of a Purchase Right, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares of Common Stock to be issued are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any applicable provisions of law.

(f) As promptly as practicable after each Purchase Date, the Company will arrange for the deposit into each Participant’s account of the number of shares purchased upon exercise of his or her Purchase Right.

10. COVENANTS OF THE COMPANY. The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over this Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of shares of Common Stock under this Plan, the Company will be relieved from any liability for failure to issue and sell shares of Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

11. USE OF PROCEEDS FROM SHARES OF COMMON STOCK. Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

12. RIGHTS AS A STOCKHOLDER. A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or the Agent).

13. DESIGNATION OF BENEFICIARY.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of an Offering but before delivery to the Participant of such shares of Common Stock or cash. Additionally, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death during an Offering.

(b) The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company will deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if to the knowledge of the

Company no such executor or administrator has been appointed, the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14. ADJUSTMENTS UPON CHANGES IN SECURITIES; CORPORATE TRANSACTIONS.

(a) If any change is made in the shares of Common Stock subject to this Plan or subject to any Purchase Right without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Plan will be appropriately adjusted in the type(s), class(es) and maximum number of shares of Common Stock subject to this Plan pursuant to Section 4, and the outstanding Purchase Rights will be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such outstanding Purchase Rights. The Board will make such adjustments, and its determination will be final, binding and conclusive. For the avoidance of doubt, the conversion of any convertible securities of the Company will not be treated as a “transaction not involving the receipt of consideration by the Company”.

(b) In the event of a Corporate Transaction: (i) any surviving or acquiring corporation may continue or assume Purchase Rights outstanding under this Plan or may substitute similar rights (including a right to acquire the same consideration paid to stockholders in the Corporate Transaction) for those Purchase Rights outstanding under this Plan, or (ii) if any surviving or acquiring corporation does not continue or assume such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under this Plan, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock at least five (5) business days before the Corporate Transaction during the Offering then-ongoing, and the Participants’ Purchase Rights under such ongoing Offering will terminate immediately after such purchase.

15. AMENDMENT OF THE PLAN.

(a) The Board at any time, and from time to time, may amend this Plan. Except as provided in Section 14 and this Section 15, and except as to amendments solely to facilitate Plan administration, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants, the Company or any Related Corporation, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for this Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board (or its Committee) will be entitled to change the Offering Dates and Purchase Dates, limit the frequency and/or number of changes in the amount withheld during an Offering, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Earnings, and establish such other limitations or procedures, as the Board (or its Committee) determines advisable in its sole discretion, that are consistent with this Plan.

(c) It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring this Plan and/or Purchase Rights into compliance therewith.

(d) The rights and obligations under any Purchase Rights granted before amendment of this Plan will not be impaired by any amendment of this Plan except: (i) with the consent of the person to whom such Purchase Rights were granted, or (ii) as necessary to comply with any laws or governmental regulations (including, without limitation, the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans).

16. TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board in its discretion may suspend or terminate this Plan at any time. Unless sooner terminated, this Plan will terminate when all of the shares of Common Stock reserved for issuance under this Plan, as increased and/or adjusted from time to time, have been issued. No Purchase Rights may be granted under this Plan while it is suspended or after it is terminated.

(b) While this Plan is in effect, any benefits, privileges, entitlements and obligations under any Purchase Rights will not be impaired by suspension or termination of this Plan except (i) as expressly provided in this Plan or with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, regulations, or listing requirements, or (iii) as desired, in the sole discretion of the Board, to ensure that this Plan and/or Purchase Rights comply with the requirements of Section 423 of the Code (or any successor rule or provision or any applicable law or regulation).

17. REPORTS. Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to Participants promptly following each Purchase Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18. TERM AND EFFECTIVE DATE OF PLAN. This Plan will become effective on the date determined by the Board. Notwithstanding that the Company intends that the Purchase Rights be considered options issued under an Employee Stock Purchase Plan, Purchase Rights may be exercised even if this Plan has not been approved by the stockholders of the Company within twelve (12) months of, whether before or after, the date this Plan is adopted by the Board. This Plan will continue in effect until the earlier of (i) twenty (20) years from its original date of adoption by the Board, provided that Purchase Rights then outstanding may continue to be exercised in accordance with their terms, or (ii) the date this Plan is terminated under Section 16(a).

19. ADDITIONAL RESTRICTIONS OF RULE 16B-3. The terms and conditions of options granted under this Plan to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act will comply with the applicable provisions of Rule 16b-3. This Plan will be deemed to contain, and such options will contain, and the shares issued upon exercise thereof will be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

20. MISCELLANEOUS PROVISIONS.

(a) This Plan and any Offering Document do not constitute an employment contract. Nothing in this Plan or in any Offering Document will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(b) The provisions of this Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(c) All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

* * * * * * *

ADMISSION TO THE 2016 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareholders on April 20, 2016. Admission tickets are printed on the outside back cover of this proxy statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the March 4, 2016 record date.

Notice: If you plan on attending the 2016 Annual Meeting,

please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Shareholders

April 20, 2016, 8:00 a.m. (local time)

ORBCOMM Inc. 395 W. Passaic Street, Third Floor Rochelle Park, NJ 07662 1-800-ORBCOMM

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

ORBCOMM Inc.	ORBCOMM Inc.

2016 Annual Meeting of Shareholders	2016 Annual Meeting of Shareholders

ORBCOMM Inc.	ORBCOMM Inc.
395 W. Passaic Street, Third Floor	395 W. Passaic Street, Third Floor
Rochelle Park, NJ 07662	Rochelle Park, NJ 07662
1-800-ORBCOMM	1-800-ORBCOMM

April 20, 2016	April 20, 2016
8:00 a.m. (local time)	8:00 a.m. (local time)
Admit ONE	Admit ONE

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on April 19, 2016.

Vote by Internet • Go to www.envisionreports.com/ORBC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR Items 1, 2, 3, 4 and 5.
1.	Election of Directors	For	Withhold		For	Withhold			+
	Nominees: 01 - Didier Delepine	☐	☐	02 - Gary H. Ritondaro	☐	☐

				For Against Abstain			For	Against	Abstain

2.	RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM			☐ ☐ ☐	3.	VOTE TO ADOPT 2016 LONG-TERM INCENTIVES PLAN	☐	☐	☐
				For Against Abstain			For	Against	Abstain

4.	VOTE TO ADOPT 2016 EMPLOYEE STOCK PURCHASE PLAN			☐ ☐ ☐	5.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02AOAB

ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 20, 2016

8:00 AM EDT

ORBCOMM INC. HEADQUARTERS

395 WEST PASSAIC STREET, THIRD FLOOR

ROCHELLE PARK, NEW JERSEY, 07662

YOUR VOTE IS IMPORTANT!

YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL, SEE THE

INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.edocumentview.com/ORBC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ORBCOMM INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marc J. Eisenberg and Christian G. Le Brun, jointly and severally, proxies, with full power of substitution, to vote shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 20, 2016 or any postponement or adjournment thereof. Such proxies are directed to vote as specified or, if no specification is made, “FOR” the election of the two nominees proposed for election as directors with terms expiring at the Annual Meeting in 2019, and “FOR” Proposal 2 and “FOR” Proposal 3 and “FOR” Proposal 4 and “FOR” Proposal 5 and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

TO VOTE IN ACCORDANCE WITH THE COMPANY’S RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.

(Continued and to be marked, dated and signed, on the other side)